Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NUVASIVE, INC.,

CATAMARAN ACQUISITION CORPORATION,

IMPULSE MONITORING, INC.

AND

TULLIS-DICKERSON & CO., INC., AS STOCKHOLDERS’ AGENT

SEPTEMBER 28, 2011

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TABLE OF CONTENTS

(continued)

- ii -

TABLE OF CONTENTS

(continued)

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LIST OF EXHIBITS

Exhibit A	Form of Escrow Agreement

Exhibit B	List of Target Related Businesses

Exhibit C	Form of Certificate of Merger

Exhibit D	Option Acknowledgement Form

Exhibit E	Form of Letter of Transmittal

Exhibit F	Form of FIRPTA Documentation

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of September 28, 2011 (sometimes referred to in this Agreement as the “Agreement Date”) by and among NUVASIVE, INC., a Delaware corporation (“Acquiror”), CATAMARAN ACQUISITION CORPORATION, a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of Acquiror, IMPULSE MONITORING, INC., a Delaware corporation (“Target”), and TULLIS-DICKERSON & CO., INC., a Delaware corporation, in its capacity as the stockholders’ agent (“Stockholders’ Agent”).

RECITALS

A. The Board of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies for Target and Merger Sub to combine into a single company through the statutory merger of Merger Sub with and into Target (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and, in furtherance thereof, the Board of Directors of each of Target and Merger Sub unanimously has (i) determined that in its opinion the Merger is fair to and in the best interests of the stockholders of Target and Merger Sub, as applicable, (ii) adopted a resolution approving this Agreement and declaring it advisable and (iii) resolved to recommend that the stockholders of Target and Merger Sub, as applicable, adopt this Agreement;

B. In connection with the Merger, all of the issued outstanding shares of Target’s (i) common stock, par value $0.01 per share (the “Common Stock”); (ii) Series A Preferred Stock (the “Series A Preferred Stock”); and (iii) Series B Preferred Stock (the “Series B Preferred Stock,” and collectively, with the Series A Preferred Stock, the “Target Preferred Stock” and collectively with the Common Stock and Series A Preferred Stock, the “Target Capital Stock”) at the Effective Time will be converted into the right to receive the Merger Consideration upon the terms and subject to the conditions of this Agreement;

C. Target, Acquiror and Merger Sub desire to make certain representations and warranties and to enter into certain agreements in connection with the Merger;

D. As a condition and inducement for the Acquiror’s willingness to have entered into this Agreement, certain Persons have executed and delivered the Non-Competition and Non-Solicitation Agreements and the Non-Solicitation Agreements;

E. As a condition for Acquiror’s willingness to have entered into this Agreement, holders of Target Preferred Stock have agreed to accept Acquiror Common Stock and cash as part of the Merger Consideration they are entitled to receive hereunder; and

F. The Acquiror Common Stock required to be delivered to holders of Target Preferred Stock in connection with the transactions contemplated hereby is to be sold on behalf of such holders by Robert W. Baird & Co. Incorporated after the Closing Date pursuant to and otherwise in accordance with the terms of the Stock Sale Plan Agreement.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“2003 Plan” means the Impulse Monitoring, Inc. 2003 Stock Incentive Plan, as amended and restated as of October 29, 2007.

“Acquiror” has the meaning set forth in the introductory paragraph.

“Acquiror Common Stock” has the meaning set forth in Section 2.7.

“Acquiror Common Stock Pro Rata Share”, with respect to a holder of Target Preferred Stock, shall equal the percentage obtained from a fraction, (a) the numerator of which is the sum of (i) the aggregate amount of the Series A Liquidation Preference Amount Per Share plus (ii) the aggregate amount of the Series B Liquidation Preference Amount Per Share plus (iii) the aggregate amount of Per Share Consideration, in each of the foregoing cases (i) through (iii) that such holder of Target Preferred Stock is entitled to receive pursuant to Section 2, and (b) the denominator of which is the (1) aggregate amount of the Series A Liquidation Preference Amount Per Share plus (2) the aggregate amount of the Series B Liquidation Preference Amount Per Share plus (3) the aggregate amount of Per Share Consideration, in each of the foregoing cases (1) through (3) that all holders of Target Preferred Stock are entitled to receive pursuant to Section 2.

“Acquiror Common Stock Recipient” and “Acquiror Common Stock Recipients” shall have the meanings set forth in Section 2.7.

“Acquiror Indemnified Person” and “Acquiror Indemnified Persons” have the meanings set forth in Section 9.2(b).

“Acquisition Proposal” has the meaning set forth in Section 5.2(a).

“Affiliate” with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise and provided further that the Target Related Businesses are not Affiliates of Target for purposes of this Agreement.

“Aggregate Option Exercise Amount” means the aggregate amount of the applicable Option Exercise Prices for each Target Option outstanding immediately prior to the Closing multiplied by the number of shares of Common Stock issuable upon exercise of all such Target Options.

“Agreement” has the meaning set forth in the introductory paragraph.

“Agreement Date” has the meaning set forth in the introductory paragraph.

“Bridge Bank” shall mean Bridge Bank, N.A.

“Bridge Bank Note” shall mean any amount payable to Bridge Bank based on the Amended and Restated Loan and Security Agreement, dated as of April 30, 2010, by and between Bridge Bank and Target, as amended or modified.

“Business Day” means any day other than a Saturday, Sunday or other day when commercial banks in Columbia, Maryland or San Diego, California are permitted or required by law to be closed for the conduct of regular banking business.

“Cancellation of Employment Letters” shall mean the letters entered into by and between Target, or a Target Related Business, as applicable, and each of the individuals listed in the applicable section of Section 1.1 of the Target Disclosure Schedule, providing for the cancellation of the Prior Employment Agreements in consideration for the payments or other consideration listed therein.

“Cap” has the meaning set forth in Section 9.2(e).

“Certificate of Incorporation” shall mean the Second Amended and Restated Certificate of Incorporation of Target, as filed with the Secretary of State of the State of Delaware on January 31, 2007, as amended by the Certificate of Amendment, as filed with the Secretary of State of the State of Delaware on October 29, 2007.

“Certificate of Merger” has the meaning set forth in Section 2.1.

“Closing” has the meaning set forth in Section 2.2.

“Closing Acquiror Common Stock Price” has the meaning set forth in Section 2.7.

“Closing Adjustment Amounts” has the meaning set forth in Section 2.15(b).

“Closing Certificate” has the meaning set forth in Section 2.15(c).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Payment Schedule” has the meaning set forth in Section 2.9.

“CMS” means the Centers for Medicare and Medicaid Services of DHHS.

“COBRA” has the meaning set forth in Section 3.20(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Recital B.

“Confidentiality Agreement” has the meaning set forth in Section 6.4.

“Contract” means any written contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, commitment or other similar and legally binding arrangement or agreement.

“Damages” has the meaning set forth in Section 9.2(b).

“Delaware Law” shall mean the Delaware General Corporation Law.

“Designated Escrow Agreement” shall have the meaning set forth in Section 2.10(c).

“DHHS” means the United States Department of Health and Human Services.

“Disputed Items” has the meaning set forth in Section 2.15(d).

“Dissenting Shares” has the meaning set forth in Section 2.8.

“Dissenting Shareholder” has the meaning set forth in Section 2.8.

“Effective Time” has the meaning set forth in Section 2.2.

“Employment Agreements” means the employment offer letter or other service agreements, and proprietary rights and inventions agreements, entered into between Acquiror or a Target Related Business, as applicable, and the individuals listed in the applicable section of Section 1.1 of the Target Disclosure Schedule, on or prior to the date hereof and in the case of the employment offer letters, which are conditioned, and become effective, upon the Closing.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, charge, or adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Laws” has the meaning set forth in Section 3.18(a)(i).

“ERISA” has the meaning set forth in Section 3.20.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is treated as a single employer with Target within the meaning of Section 414(b),(c),(m) or (o) of the Code.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means the Escrow Agreement, dated on or prior to the date hereof, among Acquiror, Stockholders’ Agent and the Escrow Agent, which is conditioned, and becomes effective, upon the Closing. A copy of the Escrow Agreement is contained in Exhibit A.

“Escrow Pro Rata Share” shall equal the percentage obtained from a fraction, the numerator of which is the number of shares of the Fully-Diluted Share Capital attributable to a Security Holder and the denominator of which is the Fully-Diluted Share Capital.

“Estimated Net Debt” has the meaning set forth in Section 2.15(a).

“Estimated Working Capital” has the meaning set forth in Section 2.15(a).

“FDA” shall mean the U.S. Food and Drug Administration.

“Final Escrow Release Date” shall mean a date no later than three (3) days after the expiration of the Final Escrow Termination Date.

“Final Escrow Termination Date” means the date which is eighteen (18) months following the Closing Date.

“Final Net Debt” has the meaning in Section 2.15(d).

“Final Working Capital” has the meaning in Section 2.15(d).

“Fully Diluted Share Capital” shall mean the sum of (i) the total number of shares of Common Stock issued and outstanding immediately prior to the Closing (other than Target Restricted Stock), plus (ii) the total number of Series A Common Stock Equivalents represented by all shares of Series A Preferred Stock issued and outstanding immediately prior to the Closing, plus (iii) the total number of Series B Common Stock Equivalents represented by all shares of Series B Preferred Stock issued and outstanding immediately prior to the Closing, plus (iv) the total number of shares of Common Stock issuable upon exercise of Target Options outstanding immediately prior to the Closing, plus (v) the total number of shares of Target Restricted Stock issued and outstanding immediately prior to the Closing.

“Fundamental Reps” shall have the meaning set forth in Section 9.2(a).

“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be employed by a significant segment of the accounting profession of the United States.

“Governmental Entity” has the meaning set forth in Section 3.2.

“Hazardous Materials” has the meaning set forth in Section 3.18(a)(ii).

“Healthcare Laws” means all federal, state, and local laws, regulations and policies applicable to Target or any Target Related Business, including HIPAA and the federal laws, regulations and policies under the jurisdiction of CMS, FDA, OCR or OIG and state and local laws, regulations and policies regarding patient privacy, insurance fraud and abuse, false claims, prohibitions against self-referrals, anti-kickbacks, and prohibitions against corporate practice of medicine and fee-splitting.

“Healthcare Licenses” means all federal, state, and local licenses, permits, certifications, consents, approvals, accreditations, waivers and authorizations, and any renewals, extensions, modifications and substitutions thereof, issued by, or on behalf of, any Governmental Entity, independent accreditation bureau, insurance company or other similar organization with respect to the operation of Target’s and the Target Related Businesses’ respective businesses, as the same may from time to time be amended, renewed, restated, reissued, restricted, supplemented or otherwise modified, together with all rights, privileges and entitlements thereunder.

“Healthcare Operating Agreements” means, with respect to Target’s or any Target Related Business’ respective businesses, all management agreements, multiple advance promissory notes, directed stock transfer agreements, consulting agreements, affiliate service agreements, business associate agreements, employee lease agreements, billing agent agreements, and physician, other clinician or other professional services provider contracts, as the same may from time to time be amended, restated, supplemented, renewed, or modified.

“Healthcare Participation Agreements” means all third-party payor participation agreements of Target or any Target Related Business relating to rights to payment or reimbursement from, and claims against, non-governmental private insurers, managed care plans, and other third-party payors, as the same may from time to time be amended, restated, extended, supplemented or modified, together with all rights, privileges and entitlements thereunder.

“HSR” has the meaning set forth in Section 3.2.

“Indebtedness” means (i) all indebtedness for borrowed money, including any pre-payment penalties or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, and (iii) all capital lease obligations, and “Indebted” means to be indebted with respect to any of the foregoing.

“Indemnification Escrow” shall mean US$10,000,000.

“Indemnified Person” shall mean the Acquiror Indemnified Persons, in the case of any indemnity pursuant to Section 9.2(b) of this Agreement, and the Seller Indemnified Persons, in the case of any indemnity pursuant to Section 9.2(c) of this Agreement.

“Indemnifying Person” shall mean the Security Holders (represented by the Stockholders’ Agent), in connection with any indemnity pursuant to Section 9.2(b) of this Agreement, and Acquiror, in connection with any indemnity pursuant to Section 9.2(c) of this Agreement.

“Independent Accounting Firm” means Grant Thornton LLP (or, if Grant Thorton cannot or will not act, another accounting firm of national reputation mutually acceptable to Acquiror and Stockholders’ Agent).

“*** Release Date” shall mean a date no later than three (3) days after ***.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

“*** Termination Date” means the date which is *** following the Closing Date.

“Intellectual Property” shall have the meaning set forth in Section 3.10(a)(i).

“Investors’ Rights Agreement” means the Amended and Restated Investors’ Rights Agreement, dated as of January 31, 2007, by and among Target and certain stockholders of Target as listed in the schedules to such agreement.

“Key Employees” means the individuals listed in Section 1.2 of the Target Disclosure Schedule.

“Knowledge” means, with respect to Target, the actual knowledge of Thomas Conley, Robert Snow, Mark D’Addato, Richard O’Brien, Gene Cattarina, Janine Gregory and Chris Brown, and with respect to Acquiror, the actual knowledge of Michael Lambert and Jason Hannon, and with respect to Merger Sub, the actual knowledge of Jason Hannon; it being understood that actual knowledge shall include knowledge that such person or a similarly situated person (including taking into account such person’s position, duties and title) would have obtained after reasonable inquiry.

“Lease” has the meaning set forth in Section 3.13.

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to a Person or to any of its assets, properties or businesses.

“Limitation” has the meaning set forth in Section 9.2(d).

“Material Adverse Effect” means any event, change or circumstance that is materially adverse to the financial condition, business, operations, and results of operations of Target and Target Related Businesses, taken as a whole; provided, however, that any event, change or circumstance attributable to any of the following shall not constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect: (i) the execution, delivery, announcement or pendency of this Agreement or the transactions contemplated by this Agreement, including the loss of any customers, suppliers or employees or any disruption in business relationships resulting therefrom, (ii) matters generally affecting the service sector or industry in each case in which Target, any Target Related Businesses or Acquiror, as applicable, participate, (iii) general economic or market conditions, including with respect to the economy as a whole or the capital markets in general; (iv) any failure of Acquiror, Target or any Target Related Businesses to meet internal forecasts, budgets or financial projections; (v) any action taken or statement made by Acquiror or its Affiliates or Representatives; (vi) compliance with the terms of, or the taking of or omitting to take any action at the direction of Acquiror, or otherwise required by, this Agreement and the transactions contemplated hereby; (vii) any change in accounting requirements or principles or any change in applicable Legal Requirements or the interpretation thereof by a Governmental Entity, including to the extent related to Healthcare Laws; (viii) actions required to be taken under applicable Legal Requirements; or

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

(ix) acts of God, natural disasters, calamities, terrorism, war (whether or not declared) or armed hostilities.

“Material Contract” has the meaning set forth in Section 3.12.

“Medicare Enrollment” means the CMS 855 enrollment forms that have been completed and filed by the Target Related Businesses under applicable Healthcare Laws.

“Merger” has the meaning set forth in Recital A.

“Merger Consideration” shall mean an amount equal to US$80,000,000 (payable in cash and/or Acquiror Common Stock in accordance with the terms hereof), as adjusted upward or downward, as the case may be, by any Closing Adjustment Amounts or other amounts payable pursuant to Section 2.15(e).

“Merger Sub” has the meaning set forth in the introductory paragraph.

“NASDAQ” has the meaning set forth in Section 2.7(a).

“Net Debt” means an amount equal to the sum of (a) all cash and cash equivalents of Target and Target Related Businesses plus (b) advance payments on Indebtedness of Target and Target Related Businesses minus (c) all Indebtedness of Target and Target Related Businesses, in each case on a consolidated basis and determined in accordance with GAAP applied on a basis consistent with Target’s past practices used in preparing the Target Financial Statements.

“Non-Competition and Non-Solicitation Agreements” means the non-competition and non-solicitation agreements, dated on or prior to the date hereof, entered into between Acquiror and the Persons listed in Section 1.3 of the Target Disclosure Schedule, in each case which are conditioned, and become effective, upon the Closing.

“Non-Solicitation Agreements” means the non-solicitation agreements dated on or prior to the date hereof entered into between Acquiror and the Persons listed in Section 1.4 of the Target Disclosure Schedule, in each case which are conditioned, and become effective, upon the Closing.

“OCR” means the Office of Civil Rights (as applicable to matters under the jurisdiction of DHHS).

“OIG” means the Office of Inspector General (as applicable to matters under the jurisdiction of DHHS).

“Officer’s Certificate” has the meaning set forth in Section 9.3.

“Option Acknowledgment Form” has the meaning set forth in Section 2.6(d).

“Option Exercise Price” shall mean, with respect to a Target Option, the exercise price per share of such Target Option.

“Paying Agent” means the Escrow Agent.

“Permitted Encumbrances” means: (A) statutory liens for taxes that are not yet due and payable or liens for taxes being contested in good faith by any appropriate proceedings and for which adequate reserves have been established; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (E) liens in favor of customs and revenue authorities arising as a matter of Legal Requirements to secure payments of customs duties in connection with the importation of goods; (F) such imperfections of title and non-monetary Encumbrances as do not and will not materially detract from or materially interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair the business operations involving such properties; (G) Encumbrances reflected on the Target Balance Sheet or Target Disclosure Schedule securing Indebtedness; and (H) Encumbrances resulting from the license of Target products to its customers and distributors in the ordinary course of its business.

“Per Share Consideration” shall mean a cash amount equal to the quotient of (i) the Merger Consideration plus the Aggregate Option Exercise Amount minus the sum of the Series A Aggregate Liquidation Preference Amount and the Series B Aggregate Liquidation Preference Amount divided by (ii) the Fully Diluted Share Capital.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated entity or Governmental Entity.

“Pre-Closing Tax Period” has the meaning set forth in Section 9.8(a).

“Prior Employment Agreements” means the employment agreements previously entered into by and between Target, or a Target Related Business, as applicable, and each of the individuals listed in the applicable section of Section 1.1 of the Target Disclosure Schedule, each of which such agreements are being cancelled by the Cancellation of Employment Letters.

“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Shares, as amended or supplemented and including all material incorporated by reference in such prospectus or prospectuses.

“Post-Closing Tax Period” shall mean any taxable period that begins after the Closing Date.

“Purchase Price Adjustment Escrow” shall mean $500,000.

“Registrable Shares” means (i) the shares of Acquiror Common Stock issued to or for the account of Acquiror Common Stock Recipients at the Closing and (ii) any securities issued by Acquiror after the Closing in respect of, in exchange for or in replacement of the shares referred to in clause (i) by way of a share dividend or share split or other distribution or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or business combination, but excluding all such shares and such other securities held by such recipients at a time when such shares and such other securities are eligible for resale by such recipients pursuant to Rule 144 under the Securities Act without limitation thereunder.

“Registration Statement” means any registration statement of Acquiror which covers the resale by the Acquiror Common Stock Recipients of any of the Registrable Shares, including the Prospectus, amendments and supplements to such Registration Statement, post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.

“Representatives” with respect to a Person shall mean such Person’s officers, directors, partners, trustees, executors, employees, agents, attorneys, accountants and advisors, as applicable.

“Representative Confirmation Letters” shall mean written confirmations, in substantially the form agreed to by Acquiror and Target, from the Transaction Service Providers.

“Required Contract Consents” means the consents identified in Section 6.10 of the Target Disclosure Schedule.

“Returns” has the meaning set forth in Section 3.19(b).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Holder” shall mean the holders of Target Capital Stock, Target Options and Target Restricted Stock.

“Seller Indemnified Person” and “Seller Indemnified Persons” has the meaning set forth in Section 9.2(c).

“Series A Aggregate Liquidation Preference Amount” means an amount equal to the Series A Liquidation Preference Amount Per Share multiplied by the aggregate number of Series A Preferred Stock outstanding immediately prior to the Closing.

“Series B Aggregate Liquidation Preference Amount” means an amount equal to the Series B Liquidation Preference Amount Per Share multiplied by the aggregate number of Series B Preferred Stock outstanding immediately prior to the Closing.

“Series A Common Stock Equivalents” means the total number of shares of Common Stock into which a share of Series A Preferred Stock is convertible immediately prior to the Closing.

“Series B Common Stock Equivalents” means the total number of shares of Common Stock into which a share of Series B Preferred Stock is convertible immediately prior to the Closing.

“Series A Liquidation Preference Amount Per Share” shall be equal to US$0.70.

“Series B Liquidation Preference Amount Per Share” shall be equal to US$1.15.

“Series A Preferred Stock” has the meaning set forth in Recital B.

“Series B Preferred Stock” has the meaning set forth in Recital B.

“Software” has the meaning set forth in Section 3.10(a)(ii).

“Stock Sale Plan Agreement” means the Stock Sale Plan Agreement, dated on or prior to the date hereof, by and among Robert W. Baird & Co. Incorporated, Acquiror and each holder of Target Preferred Stock pursuant to which, among other things, Robert W. Baird & Co. Incorporated *** of the Acquiror Common Stock received by holders of Target Preferred Stock in accordance with the terms hereof following the Closing Date in accordance with the terms thereof.

“Stockholders’ Agent” has the meaning set forth in the introductory paragraph.

“Stockholders’ Agent Expense Escrow” shall mean US$250,000.

“Stockholders’ Agreement” means the Second Amended and Restated Stockholders’ Agreement, dated January 31, 2007, as amended by Amendment No. 1 to Second Amended and Restated Stockholders’ Agreement, dated as of October 29, 2007, by and between Target and certain stockholders of Target as listed in the schedules to such agreement.

“Straddle Period” has the meaning set forth in Section 9.8(b).

“Subsidiary” means an entity of a party if such party directly or indirectly owns, beneficially or of record, at least 50% of the outstanding equity or financial interests of such entity.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target” has the meaning set forth in the introductory paragraph.

“Target Balance Sheet” has the meaning set forth in Section 3.4(a).

“Target Balance Sheet Date” has the meaning set forth in Section 3.4(a).

“Target Capital Stock” has the meaning set forth in Recital B.

“Target Disclosure Schedule” means a document of even date herewith, and delivered by Target to Acquiror on the date hereof, qualifying the representations and warranties contained in Section 3 of this Agreement, except as otherwise provided therein, and setting forth other information with respect to this Agreement.

“Target Employee Plans” has the meaning set forth in Section 3.20(a).

“Target Financial Statements” has the meaning set forth in Section 3.4(a).

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

“Target Options” has the meaning set forth in Section 2.6(d).

“Target Option Price” means the Per Share Consideration multiplied by the number of Target Option Shares underlying the applicable Target Option minus the Option Exercise Price for the applicable Target Option.

“Target Option Shares” means the shares of Common Stock issuable upon exercise of a Target Option.

“Target Organizational Documents” has the meaning set forth in Section 3.1.

“Target Preferred Stock” has the meaning set forth in Recital B.

“Target Related Business” means any professional limited liability company, professional corporation or other legal entity providing professional monitoring services to patients of hospitals and other facilities in conjunction with Target, all of which are identified on Exhibit B.

“Target Related Business Organizational Documents” has the meaning set forth in Section 3.1.

“Target Restricted Stock” has the meaning set forth in Section 2.6(e).

“Target Working Capital” means ***.

“Target’s Facilities” has the meaning set forth in Section 3.18(b).

“Tax” and “Taxes” have the meanings set forth in Section 3.19(a).

“Tax Matter” has the meaning set forth in Section 9.8(c).

“Termination Date” means the first date on which each Acquiror Common Stock Recipient no longer owns any Registrable Shares.

“Third Party Claim” has the meaning set forth in Section 9.6.

“Transaction Expenses” means all fees, costs and expenses incurred by Target or any Target Related Business in connection with this Agreement and the transactions contemplated hereby. Transaction Expenses shall also include the applicable portion of the fees, costs and expenses that are allocated to Target pursuant to items (i) - (iv) of Section 6.9 (Expenses). For purposes of clarity, Transaction Expenses shall exclude (a) all fees, costs and expenses, if any, incurred by Target and any Target Related Business pursuant to Section 6.21 (Physician Conversions) and (b) all fees, costs and expenses included in any general overhead and with respect to employee compensation or other employment related expenses incurred by Target or any Target Related Business in connection with this Agreement and the transactions contemplated hereby.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

“Transaction Service Providers” means the Persons identified in Section 1.5 of the Target Disclosure Schedule.

“WARN Act” has the meaning set forth in Section 3.20(l).

“Working Capital” means an amount equal to the sum of (a) all accounts receivable and prepaid expenses of Target and any Target Related Business minus (b) all current liabilities of Target and any Target Related Business, in each case on a consolidated basis and determined in accordance with GAAP applied on a basis consistent with Target’s past practices used in preparing the Target Financial Statements. Working Capital shall not include cash or cash equivalents, Transaction Expenses, Indebtedness, deferred revenue, advance payments or any costs, expenses or payments related to the matters described in Section 6.21 (Physician Conversions).

“Written Consent” shall mean a duly executed action by written consent in the form substantially agreed to by Acquiror and Target prior to the date hereof, reflecting, among other things, the adoption of this Agreement by the holders of not less than a majority of the outstanding shares of Target Capital Stock, with holders of Target Preferred Stock (voting on an as-converted basis) and holders of Common Stock voting together as a single class.

2. The Transaction.

2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit C (the “Certificate of Merger”) and the applicable provisions of the Delaware Law, Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation (the “Surviving Corporation”).

2.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable, but no later than five (5) Business Days, after the satisfaction or waiver of each of the conditions set forth in Section 7 hereof, or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of DLA Piper LLP (US), 4365 Executive Drive, Suite 1100, San Diego, California 92121, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Delaware Secretary of State, in accordance with the relevant provisions of Delaware Law (the time of such filing being the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with its terms and applicable Legal Requirements, and subject to Section 6.13(a).

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with its terms and applicable law, and subject to Section 6.13(a).

2.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.6 Effect on Target Capital Stock, Target Stock Options and Target Restricted Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:

(a) Series A Preferred Stock. Each share of Series A Preferred Stock issued and outstanding (excluding Dissenting Shares, if any) shall be converted, without any action on the part of the holder thereof, into the right to receive (without interest and subject to and in accordance with the terms of this Agreement): (A) the Series A Liquidation Preference Amount Per Share plus (B) the Per Share Consideration multiplied by the number of Series A Common Stock Equivalents represented by such share of Series A Preferred Stock;

(b) Series B Preferred Stock. Each share of Series B Preferred Stock issued and outstanding (excluding Dissenting Shares, if any) shall be converted, without any action on the part of the holder thereof, into the right to receive (without interest and subject to and in accordance with the terms of this Agreement): (A) the Series B Liquidation Preference Amount Per Share plus (B) the Per Share Consideration multiplied by the number of Series B Common Stock Equivalents represented by such share of Series B Preferred Stock;

(c) Common Stock. Except as otherwise provided in this Section 2.6, each share of Common Stock issued and outstanding (excluding Dissenting Shares, if any) shall be converted, without any action on the part of the holder thereof, into the right to receive (without interest, and subject to and in accordance with the terms of this Agreement), the Per Share Consideration, and each share of Common Stock issued and outstanding that is owned by Target, if any, shall be cancelled and retired and cease to exist and no consideration shall be delivered in exchange therefor.

(d) Target Options. Each option to purchase Common Stock (the “Target Options”) that is outstanding and unexercised under the 2003 Plan (whether or not then vested or exercisable and including Target Options receiving accelerated vesting as of the Effective Time) shall be cancelled, retired and terminated as of the Effective Time, and thereafter each such Target Option shall represent the right to receive, subject to and in accordance with the terms of this Agreement, the Target Option Price, less such amounts as are required to be withheld or deducted under any provision of federal, state, local or foreign Tax law with respect to making such payment. The holders of all outstanding Target Options shall execute and deliver to Acquiror waivers, in the form attached hereto as Exhibit D (the “Option Acknowledgement Form”). Acquiror shall cause the Target Option Price due and payable to each holder of Target Options pursuant to this Section 2.6(d) to be paid to such holders promptly (and in any event within 10 Business Days) after the Effective Time, subject to receipt of the Option Acknowledgment Form from such holder, and subject in each case to Section 2.10. Any liability with respect to any suit, proceeding, or claim arising directly out of or directly in connection with the requirement that the holder of the Target Option execute and deliver the Option Acknowledgement Form shall be solely the responsibility of Acquiror. In no way does Acquiror’s obligations in the immediately preceding sentence limit Acquiror’s right to indemnification or other recovery provided by this Agreement that is unrelated to its express obligations set forth in such sentence.

(e) Target Restricted Stock. Each share of Common Stock that is subject to vesting or other similar restrictions (other than shares of Common Stock represented by Target Options) pursuant to the 2003 Plan (collectively, “Target Restricted Stock”) and is outstanding shall vest and become free of such restrictions, and shall be converted, without any action on the part of the holder thereof, into the right to receive (without interest, and subject to and in accordance with the terms of this Agreement), the Per Share Consideration. At the Effective Time, all Target Restricted Stock shall no longer be outstanding and shall automatically cease to exist, and each holder of Target Restricted Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Consideration.

(f) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

2.7 Form of Consideration and Registration Rights.

(a) The Merger Consideration shall be paid in cash and common stock, par value $0.001 per share, of Acquiror (the “Acquiror Common Stock”) as follows:

(i) the Series A Liquidation Preference Amount Per Share shall be paid in Acquiror Common Stock;

(ii) the Series B Liquidation Preference Amount Per Share shall be paid in Acquiror Common Stock; and

(iii) the Per Share Consideration shall be paid in cash; provided, however, that if the aggregate value (determined by reference to the Closing Acquiror Common Stock Price) of all the Acquiror Common Stock paid in satisfaction of the Series A Liquidation Preference Amount and the Series B Liquidation Preference Amount is less than fifty percent (50%) of the Merger Consideration (determined as of the Closing and without regard to any post-

Closing adjustments to the Merger Consideration under Section 2.15(e)) then the cash Per Share Consideration that otherwise would have been payable to the holders of Target Preferred Stock (determined as of the Closing and without regard to any post-Closing adjustments to the Merger Consideration under Section 2.15(e)) shall be reduced and replaced with Acquiror Common Stock until the aggregate value (determined by reference to the Closing Acquiror Common Stock Price) of all Acquiror Common Stock paid by Acquiror to holders of Target Preferred Stock, including the amounts paid pursuant to Sections 2.7(a)(i) and (ii), is equal to fifty percent (50%) of the Merger Consideration (determined as of the Closing and without regard to any post-Closing adjustments to the Merger Consideration under Section 2.15(e)). The holders of Target Preferred Stock receiving Acquiror Common Stock shall individually be referred to as an “Acquiror Common Stock Recipient” or collectively as the “Acquiror Common Stock Recipients.” The amount of Acquiror Common Stock, if any, that is payable to holders of Target Preferred Stock as Per Share Consideration shall be allocated among such holders in accordance with their respective Acquiror Common Stock Pro Rata Share of such amount.

The Acquiror Common Stock shall be delivered in book entry form, unless otherwise agreed to by the Acquiror and the Acquiror Common Stock Recipient. The shares of Acquiror Common Stock payable to holders of Target Preferred Stock pursuant to the terms of this Section 2 shall be valued at the closing price per share of such Acquiror Common Stock on the last full trading day on the NASDAQ Global Select Market (“NASDAQ”) prior to the Closing (the “Closing Acquiror Common Stock Price”) as published by Bloomberg. Each Acquiror Common Stock Recipient has provided to Acquiror on or prior to the date hereof a completed “Accredited Investor Questionnaire” (in the form agreed to between Target and Acquiror prior to the date hereof) with respect to, among other things, the “accredited investor” status of each such Acquiror Common Stock Recipient. For purposes of exempting the issuance of such shares from the registration requirements of the Securities Act, Acquiror shall be relying on the representations and warranties provided by the Acquiror Common Stock Recipient.

(b) Resale Registration Statement. Provided that all holders of Registrable Shares have adequately and timely provided Acquiror with all selling shareholder information required to be included therein, Acquiror shall file with the SEC no later than the first full trading day after the Closing Date, and cause to become effective with the SEC as of such trading day, a shelf registration statement on Form S-3 (which Acquiror represents shall be an automatic shelf registration statement) with respect to the Registrable Shares, in order to register the resale by the Acquiror Common Stock Recipients of the Registrable Shares under the Securities Act.

(c) Effectiveness of Registration Statement. Acquiror shall maintain the effectiveness of the Registration Statement until the Termination Date. From and after the Agreement Date, until the earlier of (A) one year after the date the Registration Statement becomes effective with the SEC, and (B) the date on which each Acquiror Common Stock Recipient no longer owns any Registrable Shares, the Acquiror agrees to (I) continue to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and to file on a timely basis all reports and other documents requested to be filed by it under Section 13 or 15(d) of the Exchange Act (and to satisfy any future criteria under Rule 144(c)(1) of the Securities Act or its successor provisions) and (II) maintain the listing and trading of the Acquiror Common Stock on the NASDAQ.

(d) Additional Registration Requirements. Acquiror will cause all Acquiror Common Stock received by Acquiror Common Stock Recipients to be listed on the NASDAQ no later than the first full trading day on the NASDAQ after the Closing Date. The Acquiror will (i) keep the Acquiror Common Stock Recipients advised in writing as to the initiation of the registration and as to the completion thereof, (ii) give the Acquiror Common Stock Recipients and their counsel the reasonable opportunity to review and comment on the Registration Statements, each Prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto, and (iii) furnish to the Acquiror Common Stock Recipients a copy of all documents filed with and all correspondence from or to the SEC in connection with the Registration Statements (at the same time such documents are filed, delivered or received). Acquiror shall pay all fees and expenses in connection with compliance with its obligations under this Section 2.7, including all fees and expenses in connection with the filing of the Registration Statements, the registering of the Registrable Shares, fees and expenses of compliance with securities or “blue sky” laws, transfer agent fees, the maintenance of the effectiveness of the Registration Statements, and the listing of the Acquiror Common Stock on the NASDAQ, including, all registration, filing, qualification, printing, accounting and other fees and expenses. Acquiror will furnish the Acquiror Common Stock Recipients with such number of Prospectuses and other documents incident thereto, including supplements and amendments, as such recipients may reasonably request. In addition, in connection with the Registration Statement, the Acquiror shall:

(i) prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the applicable requirements of the Securities Act and take any other actions that are necessary to keep such Registration Statement effective for the relevant period required hereunder and to comply with the applicable requirements of the Securities Act with respect to the disposition of all the shares covered by such Registration Statement during such period in accordance with the intended methods of disposition set forth in such Registration Statement;

(ii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Shares for sale in any jurisdiction in the United States;

(iii) use its commercially reasonable efforts to register or qualify such Registrable Shares under such other securities or “blue sky” laws of such U.S. jurisdictions as the applicable Acquiror Common Stock Recipient reasonably requests and continue such registration or qualification in effect in such jurisdictions for as long as the applicable Registration Statement may be required to be kept effective under this Agreement (provided that the Acquiror will not be required to (I) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (iii), (II) subject itself to taxation in any such jurisdiction or (III) consent to general service of process in any such jurisdiction);

(iv) notify the Acquiror Common Stock Recipients of the occurrence of any event as a result of which the Prospectus included in such Registration

Statement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of any Acquiror Common Stock Recipient, the Acquiror shall use its reasonable best efforts to prepare, as soon as practical, a supplement or amendment to such Prospectus so that, as thereafter delivered to any prospective purchasers of such Registrable Shares, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(v) provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such Registration Statement;

(vi) promptly notify the Acquiror Common Stock Recipients:

a) when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or any post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

b) of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for any additional information regarding the Acquiror Common Stock Recipients;

c) of the notification to the Acquiror by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement; and

d) of the receipt by the Acquiror of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the applicable securities or “blue sky” laws of any jurisdiction.

(e) Acquiror Common Stock Legend. Until the resale by the Acquiror Common Stock Recipients of their Acquiror Common Stock has become registered (including pursuant to the Registration Statement) under the Securities Act, or otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, the Acquiror Common Stock issued to the Acquiror Common Stock Recipients hereunder shall be characterized as “restricted securities” under the Securities Act and, if certificated, shall bear the following legend:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SHARES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT.”

Acquiror agrees to cooperate in a timely manner with the Acquiror Common Stock Recipients to remove any restrictive legends or similar transfer instructions from the Registrable Shares prior to their sale (as contemplated by the Stock Sale Plan Agreement or otherwise) pursuant to the Registration Statement to permit their sale, commencing as of the first full trading day on the NASDAQ after the Closing Date and to deliver all certificates and to instruct its outside legal counsel to issue all legal opinions reasonably requested by an Acquiror Common Stock Recipient or the Acquiror’s transfer agent and registrar in order remove any restrictive legends from any certificates representing such Acquiror Common Stock or any other transfer restriction so that the Acquiror Common Stock Recipients can sell the Acquiror Common Stock held by them without restriction (other than as set forth in the Stock Sale Plan Agreement) pursuant to the Registration Statement or pursuant to Rule 144 of the Securities Act commencing as of the first full trading day on the NASDAQ after the Closing Date.

2.8 Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Target Capital Stock held by a holder who has demanded and perfected such holder’s right for appraisal of such shares in accordance with Delaware Law and who has not effectively withdrawn or lost such right to appraisal (“Dissenting Shares”), if any, shall not be converted into the right to receive the applicable portion of the Merger Consideration attributable to such shares but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Target shall give Acquiror prompt notice of any demands for appraisal received by Target, and Acquiror shall have the right to direct and participate in all negotiations and proceedings with respect to such demand. Target agrees that, except with the prior written consent of Acquiror, or as required under Delaware Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demands for appraisal. Each holder of Dissenting Shares (“Dissenting Shareholder”) who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of Target Capital Stock, shall receive payment therefore (but only after the fair value therefore shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by the holder of such shares of a certificate or certificates representing such shares, the portion of the Merger Consideration to which such stockholder would otherwise be entitled under this Section 2.

2.9 Closing Payment Schedule. At the Closing, Target shall deliver to Acquiror the Representative Confirmation Letters and a definitive closing payment schedule (the “Closing Payment Schedule”), certified by the Chief Financial Officer of Target, in the form set forth in Section 2.9 of the Target Disclosure Schedule and setting forth: (i) the name of each holder of Target Capital Stock immediately prior to the Effective Time, (ii) the number, class and series of shares of Target Capital Stock held by each such holder immediately prior to the Effective Time; (iii) the pro rata amount of the Series A Aggregate Liquidation Preference Amount which each holder of Series A Preferred Stock is eligible to receive; (iv) the pro rata amount of the Series B Aggregate Liquidation Preference Amount which each holder of Series B Preferred Stock is eligible to receive; (v) the name of each holder of Target Options and Target Restricted Stock immediately prior to the Effective Time; (vi) the calculation of the Merger Consideration taking into consideration any Closing Adjustment Amounts; (vii) the number of Target Options and Target Restricted Stock held by each holder of Target Options and Target

Restricted Stock immediately prior to the Effective Time; (vii) the aggregate Per Share Consideration each holder of Target Capital Stock, Target Options and Target Restricted Stock is eligible to receive; (viii) the Escrow Pro Rata Share for each Security Holder for purposes of any payments to be made pursuant to Section 2.15(e) and Section 9.2(b), (ix) the amount to be contributed to the Indemnification Escrow, the Purchase Price Adjustment Escrow and the Stockholders’ Agent Expense Escrow on behalf of each Security Holder pursuant to Section 2.9 and (x) for each holder of Target Preferred Stock, the aggregate amount of the Series A Aggregate Liquidation Preference Amount, Series B Aggregate Liquidation Preference Amount and Per Share Consideration to be paid in cash and Acquiror Common Stock.

2.10 Funding of Indemnification Escrow, Purchase Price Adjustment Escrow and Stockholders’ Agent Expense Escrow.

(a) The cash amount payable to each Security Holder as set forth in the Closing Payment Schedule shall be reduced by an amount equal to the product of (i) such Security Holder’s Escrow Pro Rata Share and (ii) the sum of the Indemnification Escrow plus the Purchase Price Adjustment Escrow plus the Stockholders’ Agent Expense Escrow.

(b) The Indemnification Escrow and the Purchase Price Adjustment Escrow shall be transferred by Acquiror to the Escrow Agent at Closing and shall thereafter be payable to the Security Holders, or Acquiror, as the case may be, subject to and in accordance with the terms of Section 2.15(e), Section 9 and the Escrow Agreement. The Indemnification Escrow and the Purchase Price Adjustment Escrow shall be funded solely with cash and not with Acquiror Common Stock.

(c) The Stockholders’ Agent Expense Escrow shall be transferred at Closing by Acquiror to the Escrow Agent for deposit in a separate escrow account pursuant to the terms of a separate escrow agreement (the “Designated Escrow Agreement”) to be entered into between the Stockholders’ Agent and the Escrow Agent prior to Closing (it being understood that the Security Holders shall be named therein as express third-party beneficiaries). The Designated Escrow Agreement shall be funded solely with cash and not with Acquiror Common Stock. The Stockholders’ Agent Expense Escrow shall be available solely to reimburse Stockholders’ Agent for any costs and expenses reasonably and actually incurred by Stockholders’ Agent in connection with the administration of its duties and the fulfillment of its obligations hereunder, and shall be released to Security Holders and Stockholders’ Agent, as the case may be, pursuant to the terms of this Section 2.10(c) and the Designated Escrow Agreement. The full amount of any portion of the Stockholders’ Agent Expense Escrow that remains in escrow and has not been released to Stockholders’ Agent as of the Final Escrow Release Date shall be released to Security Holders on such date; provided, that if, as of the Final Escrow Release Date, there are any pending but unresolved indemnification claims of any Acquiror Indemnified Persons, then all amounts shall remain in escrow and remain available for release to Stockholders’ Agent until all indemnification claims have been finally resolved and Stockholders’ Agent has been reimbursed in full for all costs and expenses reasonable and actually incurred in connection with the administration of its duties and fulfillment of its obligations hereunder. Any amount payable to a Security Holder pursuant to this Section 2.10(c) and the Designated Escrow Agreement shall be equal to such Security Holder’s Escrow Pro Rata Share of such amount. Any amounts released from the Stockholders’ Agent Expense Escrow shall be distributed to the Security Holders directly by the Escrow Agent or Paying Agent. Neither the Acquiror nor Target shall have any liability related to the use, distributions or release of any of the Stockholders’ Agent Expense Escrow. The Stockholders’ Agent or the Security Holders shall incur all costs and fees of, or associated with the use of, the Stockholders’ Agent Expense Escrow, shall be responsible for any actions taken or failed to be taken by the Stockholders’ Agent in connection with the Stockholders’ Agent Expense Escrow, and the use of the Stockholders’ Agent Expense Escrow shall in no way impact or increase any obligations or liability of the Acquiror or Target.

2.11 Surrender of Certificates.

(a) Paying Agent. The Escrow Agent shall act as payment agent (the “Paying Agent”) in the Merger.

(b) Acquiror to Provide Cash and Deliver Acquiror Common Stock. At the Effective Time, Acquiror shall (i) deliver to the Paying Agent by wire transfer cash in an amount sufficient to permit the payment of the cash portion of the Merger Consideration for the benefit from and after the Effective Time of the Persons who are Security Holders immediately prior to the Effective Time, less the sum of the Indemnification Escrow plus the Purchase Price Adjustment Escrow plus the Stockholders’ Agent Expense Escrow which shall be transferred to the Escrow Agent by Acquiror pursuant to Section 2.10 and (ii) issue to the each holder of Target Preferred Stock the number of shares of Acquiror Common Stock that each such holder is entitled to receive pursuant to Section 2 hereof (which issuance and transfer of ownership shall be evidenced by delivery of such shares to such holders by way of book entry transfers recorded in the stock register of Acquiror), subject to receipt from such holder of the letter of transmittal referred to below in Section 2.11(c) duly completed and validly executed in accordance with the instructions thereto.

(c) Exchange Procedures. Promptly after the Effective Time, Acquiror or Paying Agent, as applicable, shall mail or otherwise deliver to each holder of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Target Restricted Stock, whose shares were converted into the right to receive a portion of the Merger Consideration pursuant to Section 2.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing shares of all such stock (the “Certificates”) shall pass, only upon receipt of the applicable Certificates by the Paying Agent) in the form attached hereto as Exhibit E (which letter of transmittal shall be signed by each holder of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Target Restricted Stock, as applicable, and contains a release of Target, each of the Target Related Businesses, Acquiror and each of its Affiliates and certain other Persons; (ii) such other customary documents as may reasonably be required pursuant to the instructions set forth in the letter of transmittal; and (iii) instructions for use in effecting the surrender of the Certificates that immediately prior to the Effective Time represented outstanding shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Target Restricted Stock). Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, which may occur at the Closing, the holder of such Certificate shall be entitled to receive in exchange therefore, and the Acquiror shall, or shall cause the Paying Agent to, promptly pay or issue to such holder, as the case may be, (i) an amount in cash equal to the cash portion of the Merger Consideration (including, if applicable, any cash in lieu of fractional shares of Acquiror Common Stock) that such holder has the right to receive pursuant to this Section 2, less the amount of such portion of the Merger Consideration to be transferred to the Escrow Agent by Acquiror as part of the Indemnification Escrow, Purchase Price Adjustment Escrow and Stockholders’ Agent Expense Escrow on such holder’s behalf pursuant to Section 2.10 and (ii) the number of shares of Acquiror Common Stock that such holder has the right to receive pursuant to this Section 2. The Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock or Target Restricted Stock, as applicable, will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the right to receive the portion of the Merger Consideration which shall be payable by Acquiror for each share of such Common Stock, Series A Preferred Stock, Series B Preferred Stock and Target Restricted Stock, as applicable.

(d) Transfers of Ownership. At the Effective Time, the stock transfer books of Target shall be closed, and there shall be no further registration of transfers of Target Capital Stock thereafter on the records of Target.

(e) No Liability. Notwithstanding anything to the contrary in this Section 2.11, neither the Paying Agent nor any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Dissenting Shares. The provisions of this Section 2.11 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 2.11 shall commence on the date of loss of such status.

2.12 No Further Ownership Rights in Target Capital Stock. The applicable portion of the Merger Consideration payable upon the surrender for exchange of shares of Target Capital Stock and Target Restricted Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Target Capital Stock and Target Restricted Stock, subject to the right to receive distributions of the Indemnification Escrow, the Purchase Price Adjustment Escrow and the Stockholders’ Agent Expense Escrow pursuant to the terms of this Agreement, the Escrow Agreement and the Designated Escrow Agreement. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for payment as provided in this Section 2.

2.13 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 2.6; provided, however, that Acquiror may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the

Paying Agent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.14 Investment of Funds. The Paying Agent may invest any funds held by it for purposes of this Section 2 as directed by Acquiror; provided that following any loss thereon Acquiror immediately shall deposit funds with the Paying Agent equal to the amount of such loss. Acquiror shall be entitled to retain any investment income received from any such funds.

2.15 Purchase Price Adjustments.

(a) At least two (2) Business Days but no longer than four (4) Business Days prior to the Closing Date, Target shall deliver to Acquiror a certificate of Target’s Chief Financial Officer setting forth Target’s good faith estimate of (1) the Working Capital as of the Closing Date (the “Estimated Working Capital”), (2) the Net Debt as of the Closing Date (the “Estimated Net Debt”) and (3) the Transaction Expenses (the “Estimated Transaction Expenses”), reflecting in each case Target’s reasonably detailed calculations of each of the components of such Working Capital, Net Debt and Transaction Expenses amounts and the aggregate amounts thereof. The calculation of the Estimated Working Capital, Estimated Net Debt and Estimated Transaction Expenses shall be in the form consistent with Section 2.15(f) of the Target Disclosure Schedule.

(b) In the event that the Estimated Working Capital is a lesser amount than the Target Working Capital, the Merger Consideration shall be adjusted downward by the difference of the amount by which the Target Working Capital exceeds the Estimated Working Capital. In the event that the Estimated Working Capital is a greater amount than the Target Working Capital, the Merger Consideration shall be adjusted upward by the difference of the amount by which the Estimated Working Capital exceeds the Target Working Capital. In the event that the Estimated Net Debt is a positive amount, then the Merger Consideration shall be adjusted upward by such amount. In the event that the Estimated Net Debt is a negative amount, then the Merger Consideration shall be adjusted downward by the absolute value of such amount. The Merger Consideration shall be adjusted downward by the amount of the Estimated Transaction Expenses. The adjustments, if any, referred to in this Section 2.15(b) are referred to herein as the “Closing Adjustment Amounts.”

(c) Within ninety (90) days after the Closing Date, Acquiror shall prepare and deliver to Stockholders’ Agent a certificate of Acquiror’s Chief Financial Officer (the “Closing Certificate”) setting forth Acquiror’s good faith determination of (i) the Working Capital as of the Closing Date, (ii) the Net Debt as of the Closing Date and (iii) the Transaction Expenses, reflecting in each case Acquiror’s reasonably detailed calculation of each of the components of such Working Capital, Net Debt and Transaction Expenses amounts and the aggregate amounts thereof. Acquiror’s calculations of Working Capital, Net Debt and Transaction Expenses shall be in the form consistent with Section 2.15(f) of the Target Disclosure Schedule.

(d) The Stockholders’ Agent shall have thirty (30) days from the date on which it receives the Closing Certificate to raise any objection(s) to the calculations set forth therein by delivering a written notice to Acquiror setting forth such objection(s) in reasonable detail (the “Disputed Items”). In the event that Stockholders’ Agent does not deliver any such objection(s) with respect to the calculations set forth in the Closing Certificate within such thirty (30) day period, then the calculations set forth in the Closing Certificate shall be deemed final. In the event that any such objection(s) are so delivered, then the calculations set forth in the Closing Certificate shall be deemed not final and Acquiror and Stockholders’ Agent shall attempt, in good faith, to resolve the Disputed Items and, if they are unable to resolve all of the Disputed Items within thirty (30) days after the date of such Disputed Items notice, shall, within five (5) Business Days thereafter (or such earlier date as mutually agreed), submit the Disputed Items to the Independent Accounting Firm. Acquiror and Stockholders’ Agent shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the Disputed Items reasonably requested by the Independent Accounting Firm and to the extent available to Acquiror or its Representatives or Stockholders’ Agent or its Representatives. The Acquiror and Stockholders’ Agent shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the Disputed Items and to discuss the issues with the Independent Accounting Firm. The determination by the Independent Accounting Firm, as set forth in a notice that Stockholders’ Agent and Acquiror shall cause the Independent Accounting Firm to deliver to Acquiror and Stockholders’ Agent within thirty (30) days after the submission of the Disputed Items to the Independent Accounting Firm, shall be final, binding and conclusive on Acquiror, Stockholders’ Agent and all Security Holders. The fees and expenses of the Independent Accounting Firm shall be split equally between Acquiror, on the one hand, and the Security Holders (through payment from the Stockholder Agent Expense Escrow) on the other hand. The Working Capital, Net Debt and Transaction Expenses amounts reflected in the Closing Certificate, as revised to reflect the resolution of any and all Disputed Items in accordance with this Section 2.15(d), shall be deemed to be the “Final Working Capital,” “Final Net Debt” and “Final Transaction Expenses”, as applicable.

(e) At such time as the calculations set forth in the Closing Certificate shall become final in accordance with Section 2.15(d), the Estimated Working Capital shall be compared to the Final Working Capital, the Estimated Net Debt shall be compared to the Final Net Debt, and the Estimated Transaction Expenses shall be compared to the Final Transaction Expenses, and Stockholders’ Agent and Acquiror shall make or cause to be made whatever payments are necessary, if any, to reflect the increase or decrease in the Merger Consideration that would have resulted if the Estimated Working Capital, Estimated Net Debt and Estimated Transaction Expenses instead had equaled the Final Working Capital, Final Net Debt and Final Transaction Expenses, respectively. Any payment to be made pursuant to this Section 2.15(e) shall be made, within five (5) Business Days after the date that the Final Working Capital, Final Net Debt and Final Transaction Expenses are finally determined pursuant to Section 2.15(d), with any payments to be made to (A) Acquiror to be made by Stockholders’ Agent and Acquiror causing the Escrow Agent to release to Acquiror the applicable amount (y) initially from the Purchase Price Adjustment Escrow, and (z) thereafter from the Indemnification Escrow, without regard to the Limitation set forth in Section 9.2(d), if the Purchase Price Adjustment Escrow is insufficient to provide full payment to Acquiror as required by this Section 2.15(e) and (B) Security Holders to be made by Acquiror in cash to each Security Holder in an amount equal to its Escrow Pro Rata Share of such payments. The Stockholders’ Agent and Acquiror shall cause the Escrow Agent to release any amounts not required to be paid to Acquiror pursuant to this Section 2.15(e) and remaining in the Purchase Price Adjustment Escrow, if any, to Security

Holders, in amounts equal to their respective Escrow Pro Rata Shares, promptly after giving effect to any payment required to be made to Acquiror pursuant to this Section 2.15(e).

(f) Section 2.15(f) of the Target Disclosure Schedule contains a reasonably detailed example of the calculations to be made pursuant to this Section 2.15.

3. Representations and Warranties of Target. Target represents and warrants to Acquiror that subject to, or as qualified by, Section 3 of the Target Disclosure Schedule, the statements contained in this Section 3 are true and correct.

3.1 Organization, Standing and Power. Target is an entity duly organized, validly existing and in good standing under the laws of Delaware. Each Target Related Business is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Target and Target Related Businesses has the power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect. Target has delivered to Acquiror a true and correct copy of the formation and governance documents of Target, each as amended to date (the “Target Organizational Documents”) and the formation and governance documents of each Target Related Business, each as amended to date (the “Target Related Business Organizational Documents”). Neither Target nor any Target Related Business is in violation of any of the provisions of the Target Organizational Documents or the Target Related Business Organizational Documents, respectively.

3.2 Authority; No Conflict. Target has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been or will have been by the Closing, duly authorized by all necessary corporate action on the part of Target. The Board of Directors of Target has unanimously (a) adopted a resolution approving this Agreement and declaring its advisability, (b) determined that in its opinion the Merger is fair to and in the best interests of the stockholders of Target and (c) resolved to recommend that the stockholders of Target adopt this Agreement. Upon execution and delivery of the Written Consent, Target will have obtained the necessary consent and approval of this Agreement from the holders of Target Capital Stock as required by the Target Organizational Documents and Delaware Law, and no additional consent or approval is required from any holder of Target Capital Stock. This Agreement has been duly executed and delivered by Target and, assuming the accuracy of the representations made in the first two sentences of Section 4.2(a), constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and general principles of equity. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or right under (i) any provision of the Target Organizational Documents or the Target Related Business Organizational Documents, as applicable; or (ii) any material mortgage, indenture or lease, or any Material Contract or material Legal Requirement applicable to Target or any Target Related Business or any of their respective properties or assets. No material consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic (“Governmental Entity”), is required by or with respect to Target or any Target Related Business in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except (i) for the filing of the Certificate of Merger as contemplated by Section 2.2; and (ii) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”).

3.3 Governmental Authorizations. Each of Target and any Target Related Business has obtained each consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation of Target’s or any Target Related Business’ business, and all of such consents, licenses, permits, grants and other authorizations are in full force and effect, other than in each of the foregoing cases such governmental consents, licenses, permits, grants, or other authorizations of a Governmental Entity which, if not made or obtained, as the case may be, would not reasonably be expected to be materially adverse to Target or any Target Related Business.

3.4 Financial Statements and Schedule of Indebtedness.

(a) Target has delivered to Acquiror its audited consolidated balance sheet for each of the fiscal years ended December 31, 2008, 2009 and 2010, and the related audited consolidated statements of income and cash flows for the periods then ended, and its unaudited consolidated balance sheet as at June 30, 2011 and the related unaudited consolidated statements of income and cash flows for the period then ended (collectively, the “Target Financial Statements,” with the balance sheet included in the June 30, 2011 (the “Target Balance Sheet Date”) Target Financial Statements being referred to herein as the “Target Balance Sheet”). The Target Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented and fairly present the consolidated financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject in each case to normal year-end adjustments and the absence of footnotes otherwise required by GAAP in the case of the unaudited Target Financial Statements.

(b) To the Knowledge of Target, on the Agreement Date hereof, there are no circumstances that would require Target or the Target Related Business to restate any of the Target Financial Statements. Target has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year to the date hereof.

(c) Section 3.4(c) of the Target Disclosure Schedule contains a list of all Indebtedness of Target and the Target Related Businesses, including the amount required to satisfy such Indebtedness (which shall include, without limitation, any prepayment premiums or penalties, accrued interest and costs and expenses). Neither Target nor any Target Related Business is a guarantor or indemnitor of any Indebtedness of any other Person.

3.5 Capital Structure.

(a) Capitalization of Target. The authorized share capital of Target consists of (i) 17,413,045 Preferred Shares, par value US$0.01 per share, 13,500,000 of which are designated as Series A Preferred Stock and 3,913,045 of which are designated as Series B Preferred Stock; and (ii) 30,000,000 shares of Common Stock, par value US$0.01 per share. The issued and outstanding shares of capital stock of Target are: (i) 12,708,791 shares of Series A Preferred Stock; (ii) 3,913,045 shares of Series B Preferred Stock; and (iii) 8,483,167 shares of Common Stock (excluding Target Restricted Stock). All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances other than any Encumbrances created by or imposed upon the holders thereof, including by applicable securities laws, and are not subject to preemptive rights or rights of first refusal created by statute, the Target Organizational Documents or any agreement to which Target is a party. As of the date of this Agreement, there are 1,311,935 shares of Common Stock reserved for issuance pursuant to Target Options, and Target Options are held in the amounts and by the Persons set forth in Section 3.5(a) of the Target Disclosure Schedule. As of the date of this Agreement, there are 77,500 shares of Target Restricted Stock that are issued and outstanding. Target has no share option, equity compensation or other similar plans other than the 2003 Plan. Neither Target nor any Target Related Business has any outstanding warrant to purchase shares of its capital stock. Target has delivered to Acquiror true and complete copies of each option agreement evidencing each Target Option. Except for the rights created pursuant to this Agreement and the rights disclosed in this Section 3.5 and in and pursuant to the 2003 Plan, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All Target Option Shares will be, when issued pursuant to the respective terms of the respective Target Options, duly authorized, validly issued, fully paid and nonassessable. There are no contracts, commitments or agreements relating to voting, purchase or sale of Target Capital Stock (A) between or among Target and any Security Holder or (B) to the Knowledge of Target, between or among any Security Holders other than, in each case, the Investors’ Rights Agreement and Stockholders’ Agreement. All shares of outstanding Target Capital Stock and rights to acquire Target Capital Stock were issued in compliance with all applicable U.S. federal, and material state securities laws.

(b) No Subsidiaries. Target does not directly or indirectly own any equity interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association.

(c) Target Related Businesses. All of the registered capital of any Target Related Business has been duly approved, and fully contributed and, are owned, both beneficially and of record, by the Persons listed on Section 3.5(c) of the Target Disclosure Schedule, free and clear of all Encumbrances (except for restrictions imposed by applicable securities laws), and are not subject to any rights, options, warrants, commitments or agreements of any character with respect to their ownership, control or voting. There are no options, warrants, calls, rights, commitments or agreements of any character to which any Target Related

Business is a party or by which it is bound, obligating any Target Related Business to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any registered capital of any Target Related Business or obligating any Target Related Business to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. No Person owns any equity or other similar interest in any Target Related Business other than the Persons listed on Section 3.5(c) of the Target Disclosure Schedule. Each of the Target Related Businesses retains Target as its sole and exclusive agent to provide it with management services.

(d) Closing Payment Schedule. All of the information contained in the Closing Payment Schedule will be accurate and complete in all material respects immediately prior to the Closing (other than as a result of adjustments to the Merger Consideration based upon the Final Working Capital, the Final Net Debt and the Final Transaction Expenses), and, except as set forth on the Closing Payment Schedule, no other holder of Target Capital Stock, Target Options or Target Restricted Stock shall have any right, title or claim to any Merger Consideration. The allocation of the Merger Consideration as set forth in the Closing Payment Schedule complies and is in accordance with Target’s Organizational Documents. Section 2.9 of the Target Disclosure Schedule contains a draft of the Closing Payment Schedule as in effect on the date of this Agreement (without regard to purchase price adjustments to be made pursuant to Section 2.15).

(e) Termination of Options. Pursuant to the 2003 Plan and the operative provisions hereof and thereof, all Target Options shall terminate as of the Effective Time and be of no further force or effect.

3.6 Absence of Certain Changes. Between the Target Balance Sheet Date and the date of this Agreement, each of Target and Target Related Businesses has conducted its business in the ordinary course of business and there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect; (b) any acquisition, sale or transfer of any asset of Target or any Target Related Business, other than acquisitions, sales or transfers in the ordinary course of business; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or Target Related Businesses or any revaluation (other than with respect to accounts receivable) by Target or any Target Related Business of any of its material assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or any Target Related Business or any direct or indirect redemption, purchase or other acquisition by Target or any Target Related Business of any of its respective shares of share capital; (e) any amendment or change to any of the Target Organizational Documents or any of the Target Related Business Organizational Documents; (f) any material increase in or material modification of the compensation or cash benefits payable or to become payable by Target or any Target Related Business to any of its directors or employees; or (g) any agreement by Target or any Target Related Business to do any of the things described in the preceding clauses (a) through (f).

3.7 Absence of Undisclosed Liabilities. Neither Target nor any Target Related Business has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth in the Target Balance Sheet; (b) those incurred in the ordinary course of business that are not required to be set forth in the Target Balance Sheet in accordance with GAAP; (c) those incurred in the ordinary course of business since the Target Balance Sheet Date; and (d) those incurred in connection with the execution of this Agreement, and the transactions contemplated hereby.

3.8 Litigation. Between September 1, 2008 and the Agreement Date, there has been no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity or, to the Knowledge of Target, threatened, against Target or any Target Related Business or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, if determined adversely to them, would have resulted in a material liability to Target or any Target Related Business. As of the Agreement Date, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity or, to the Knowledge of Target, threatened, against Target or any Target Related Business or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Target or any Target Related Business, or any of their respective directors or officers (in their capacities as such), that would reasonably be expected to prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect.

3.9 Restrictions on Business Activities. There is no agreement to which Target or any Target Related Businesses is a party, or any judgment, injunction, order or decree binding upon Target or any Target Related Business, that has or would reasonably be expected to have the effect of prohibiting or materially restricting the business of Target or any Target Related Business or any acquisition of property by Target or any Target Related Business being conducted as of the date of this Agreement.

3.10 Intellectual Property; Regulatory Matters.

(a) As used in this Agreement:

(i) “Intellectual Property” means any and all worldwide intellectual property rights and all rights associated therewith, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes, formulae, algorithms, specifications, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, all mask works, mask work registrations and applications therefor, all Software, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, and all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

(ii) “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (D) all documentation, including user manuals and training materials, relating to any of the foregoing.

(b) Section 3.10(b) of the Target Disclosure Schedule lists (i) all registered trademarks, trade names and services marks and applications therefor, registered copyrights and applications therefor, issued patents and pending patent applications, and the jurisdictions in which each of the foregoing was or is filed or registered, that are owned by Target or any Target Related Business, and (ii) all material Intellectual Property of Target and any Target Related Business that is licensed to Target or any Target Related Business (other than related to “off-the-shelf” Software and other Intellectual Property). All issued patents, registered trademarks, registered trade names, registered service marks and registered copyrights held by Target or any Target Related Business are valid and subsisting to the Knowledge of Target. All necessary registration, maintenance and renewal fees in connection with the foregoing have been paid and all necessary documents and certificates in connection with the foregoing have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining the foregoing.

(c) Target and each Target Related Business owns, or is validly licensed or otherwise has the valid and enforceable right to use, and solely with respect to that which is owned by Target or any such Target Related Business free and clear of any Encumbrances (other than Permitted Encumbrances), all Intellectual Property used by Target or Target Related Businesses to carry on its business as currently conducted. Such Intellectual Property constitutes all the Intellectual Property necessary to the conduct of the business of the Target or such Target Related Business as currently conducted by Target or such Target Related Businesses.

(d) Neither Target nor any Target Related Business has infringed upon or misappropriated any Intellectual Property of any other Person to the Knowledge of Target. Neither Target nor any Target Related Business has received any written charge, complaint, claim, demand or notice alleging that Target or any Target Related Business has infringed upon or misappropriated any Intellectual Property of any other Person. To the Knowledge of Target, no other Person has infringed upon or misappropriated any Intellectual Property owned by Target or any Target Related Business. As of the date of this Agreement, there is no proceeding, claim or demand pending or, to the Knowledge of Target, threatened, that (i) challenges the right, title or interest of Target or any Target Related Business in, to or under any Intellectual Property owned (or purported to be owned) by, or licensed to, Target or any Target Related Business; (ii) challenges the validity, enforceability or claim construction (other than any office action by the United States Patent and Trademark Office with respect to the prosecution of such patent) of any patents owned or controlled by Target or any Target Related Business; or (iii) alleges infringement, contributory infringement, inducement to infringe, misappropriation or unlawful use by Target or any Target Related Business of Intellectual Property rights of any other third party. Neither Target nor any Target Related Business has brought any action, suit or proceeding for infringement of any Intellectual Property of Target or any Target Related Business, or for breach of any license or agreement involving any of such Intellectual Property, against any party that remains pending as of the date of this Agreement, and to the Knowledge of Target, there is no unauthorized use, disclosure, infringement or misappropriation of any such Intellectual Property by any third party, including any employee or former employee of Target or any Target Related Business.

(e) Neither Target nor any Target Related Business has transferred title to, or granted any exclusive license with respect to, any Intellectual Property that is owned by or licensed to Target or any Target Related Business and used in the business of Target or any Target Related Business as currently conducted.

(f) Target has a policy of obtaining from each employee or consultant who is or was involved in the creation or development of any Intellectual Property of Target or any Target Related Business an agreement containing an irrevocable assignment (to the extent permitted by applicable Legal Requirements) to Target of the Intellectual Property created or developed by such employee. Each applicable employee or consultant has executed such agreement, and, to the Knowledge of Target, there have been no deviations from such policy. Each of Target or any Target Related Business has taken all reasonable steps (based on standard practices for the industry in which Target operates) to protect its Intellectual Property and rights thereunder and, to the Knowledge of Target, no such rights to Intellectual Property have been lost or are in jeopardy of being lost as a result of any act or omission by Target or any Target Related Business. It is not necessary for Target or any Target Related Business to use any inventions of any of its employees, consultants or independent contractors made prior to their employment by, or performance of services for, Target or any Target Related Business.

3.11 Interested Party Transactions. Neither Target nor any Target Related Business is Indebted to any director, officer, or any employee of Target or any Target Related Business (except for amounts due as normal salaries and bonuses, and other ordinary course employee benefits, and in reimbursement of ordinary expenses), and no director, officer, or any employee of Target or any Target Related Business is Indebted to Target or any Target Related Business, respectively. Neither Target, nor any Target Related Business, nor, to the Knowledge of Target, any director or officer of Target or any immediate family member of such director or officer, has any direct or indirect ownership interest in any firm or corporation (other than a Target Related Business) that competes with Target or that is a party to a Material Contract other than by ownership of shares of (but not exceeding two percent (2%) of the outstanding share capital of, and other than any passive investment with respect to) any publicly traded company.

3.12 Material Contracts.

(a) All of the Material Contracts of Target and Target Related Businesses (as defined in this Section 3.12 below) are listed in Section 3.12 of the Target Disclosure Schedule and a true, correct and complete copy of each such Material Contract has been delivered to Acquiror. With respect to each Material Contract: (a) such Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Target or Target Related Business, as applicable, and, to the Knowledge of Target, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case in accordance with its terms and subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (b) neither Target nor any Target Related Business, as applicable, nor, to the Knowledge of Target, any other party thereto is in material breach or material default, and no event has occurred that with notice or lapse of time would constitute a material breach or material default by Target or any Target Related Business, as applicable, or to the Knowledge of Target, by any such other party thereto, or result in, to the Knowledge of Target, (i) any termination of such Material Contract, (ii) the other party or parties thereto having the right to modify such Material Contract or to accelerate any right or obligation thereunder, in each case pursuant to the terms of such Material Contract. Neither Target nor any Target Related Business is in breach of, or has any liability arising out of, any “best price” or “most favored customer” clause in any Material Contract. Neither Target nor any Target Related Business is a party to any material oral contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, commitment or other similar and legally binding material arrangement or agreement. All Material Contracts have been negotiated by Target or the Target Related Businesses, as applicable, on an arm’s-length basis. “Material Contract” means any Contract to which Target or any Target Related Business is a party (a) with expected receipts or expenditures in excess of *** (calculated on an annualized basis, as of August 31, 2011, for the period from and including January 1, 2011 to and including June 30, 2011); (b) granting any exclusive rights to any other party; (c) evidencing Indebtedness in excess of ***, including guarantees of Indebtedness; (d) that is a Healthcare Participation Agreement; or (e) that would reasonably be expected to have a Material Adverse Effect if breached by Target or any Target Related Business

(b) No prior consent of any party to a Material Contract is required for the consummation by Target of the transactions contemplated hereby to be in compliance with the provisions of such Material Contract or to avoid the termination of, the loss of any right under or the incurrence of any obligation under, such Material Contract.

3.13 Real Estate. All leases of real property (each a “Lease” and collectively, “Leases”) to which Target or any Target Related Business is a party are listed on Section 3.13 of the Target Disclosure Schedule, are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally or by general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such Leases have been delivered to Acquiror. Target or such Target Related Business has paid all rents and service charges to the extent such rents and charges are due and payable under the Leases. Neither Target does not own any real property in fee simple. Neither Target nor any Target Related Business is in material default of any Lease, and neither Target nor any Target Related Business has received a written notice or claim of default of any kind or nature whatsoever with respect to any Lease. Neither Target nor any Target Related Business is in discussions as of the date of this Agreement regarding any options to renew, extend, purchase, cancel or terminate any Lease outside of the terms of such Lease.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

3.14 Accounts Receivable. Subject to any reserves set forth therein, the accounts receivable shown on the Target Financial Statements have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business in each case with persons other than Affiliates, are not subject to any prior assignment, lien or security interest. The accounts receivable reflected are subject only to the reserve for doubtful accounts set forth on the Target Financial Statements.

3.15 Customers and Suppliers. Section 3.15 of the Target Disclosure Schedule lists, as of the Agreement Date, the top 20 most significant customers of Target on the basis of revenues for services provided for the period from and including January 1, 2011 through and including June 30, 2011, on an annualized basis and calculated as of August 31, 2011, and the top five most significant suppliers of materials, supplies, merchandise and other goods and services to Target, on the basis of the cost of such materials, supplies, merchandise and other goods and services purchased for the period from and including January 1, 2011 through and including June 30, 2011, on an annualized basis and calculated as of August 31, 2011. Between the day after the Target Balance Sheet Date and the date hereof, no such customer and or supplier of Target has canceled or otherwise terminated, or to the Knowledge of Target, made any written threat to Target to cancel or otherwise terminate its relationship with Target or has at any time between the Target Balance Sheet Date and the date hereof, decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer. No such supplier or customer has indicated in a writing delivered to Target that it intends to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be.

3.16 Employees and Consultants.

(a) Section 3.16 of the Target Disclosure Schedule contains a list of the employee identification number of all employees (including part-time employees and temporary employees), leased employees, independent contractors and individual consultants of Target and any Target Related Business, together with which entity (Target or any Target Related Business) employs such Person, together with their respective salaries or wages, other cash compensation, dates of employment and current positions, in each case as of the date hereof.

(b) To the Knowledge of Target, no employee of Target or any Target Related Business is in material violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Target or any Target Related Business because of the nature of the business conducted or presently proposed to be conducted by Target or any Target Related Business or to the use of trade secrets or proprietary information of others. As of the Agreement Date, no employee of Target or any Target Related Business has given notice to terminate employment to Target or any Target Related Business, as applicable. Except as set forth in Target Employee Plans, the employment of each of the employees of Target or any Target Related Business is “at-will” and neither Target nor any Target Related Business has any obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees, except as required by applicable

Legal Requirements, or by any employment or service agreement. As of the Agreement Date, neither Target nor any Target Related Business, and to the Knowledge of Target, no other Person (other than Acquiror and its Affiliates) has, (i) entered into any Contract that obligates or purports to obligate Acquiror to make an offer of employment to any present or former employee or consultant of Target or any Target Related Business and/or (ii) promised to any present or former employee or consultant of Target or any Target Related Business any terms or conditions of employment with Acquiror following the Closing, in each case other than as contemplated by this Agreement and the transactions referred to herein.

(c) Section 3.16(c) of the Target Disclosure Schedule lists as of the Agreement Date the employee identification number of each employee of Target and each Target Related Business who, to the Knowledge of Target, is not fully available to perform work because of disability or other leave and also lists, with respect to each such employee, the basis of such disability or leave and the anticipated date of return to full service.

3.17 Title to Property. Target and each Target Related Business has good and marketable title to all of its tangible properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all Encumbrances of any kind or character, except for Permitted Encumbrances. All material properties used in the operations of Target or any Target Related Business as of Target Balance Sheet Date were reflected in Target Balance Sheet to the extent required by GAAP.

3.18 Environmental Matters.

(a) The following terms shall be defined as follows:

(i) “Environmental Laws” shall mean any applicable national, provincial or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directive, or requirements of any jurisdiction or country that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials (as defined in Section 3.18(a)(ii)).

(ii) “Hazardous Materials” shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity.

(b) Target and each Target Related Business are, and have been during the three years prior to the date of this Agreement, in material compliance with all Environmental Laws relating to the properties or facilities leased by Target or such Target Related Business (collectively, the “Target’s Facilities”), and Target has no Knowledge of any discharge, emission, release, leak or spill of Hazardous Materials that has occurred at any of Target’s Facilities that has given rise to or would reasonably be expected to give rise to liability of Target or any Target Related Business under Environmental Laws. No Target or Target Related Business employee or other Person has made a written claim to Target or a Target Related Business that Target or such Target Related Business is liable for alleged injury or illness resulting from an alleged exposure of any such Person to a Hazardous Material. No civil, criminal or administrative action, proceeding or, to Target’s Knowledge, investigation is pending against Target or any Target Related Business, or, to Target’s Knowledge, threatened against Target or any Target Related Business, with respect to contamination by Hazardous Materials caused by Target or any Target Related Business or any breach by Target or any Target Related Business of Environmental Laws. Target has no Knowledge of any facts or circumstances that would reasonably be expected to form the basis for assertion of a claim against Target or any Target Related Business or that would reasonably be expected to form the basis for liability of Target or any Target Related Business, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws, which, in any such case, would have a Material Adverse Effect.

3.19 Taxes.

(a) As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all national, central, provincial and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity;

(b) Target and any Target Related Business have prepared and timely filed all material returns, estimates, information statements and reports required to be filed by Target with any taxing authority (“Returns”) and such Returns are true and correct and have been completed in accordance with applicable law in all material respects. All material Taxes of Target that are due and owing (whether or not shown on any Return) have been paid or estimates with respect to such Taxes have been filed and paid with the applicable Government Entity;

(c) As of the date hereof Target and any Target Related Business have, and as of the Closing Date Target and any Target Related Business will have, (i) timely withheld from its employees, independent contractors, customers, stockholders, and other Persons from whom it is required to withhold, all material Taxes in compliance with all applicable law, and (ii) timely paid all amounts so withheld to the appropriate Governmental Entity or taxing authority;

(d) There is no material Tax deficiency outstanding or assessed or, to the Knowledge of Target, proposed against Target or any Target Related Business that is not reflected as a liability on Target’s Financial Statements, nor has Target or any Target Related Business executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax, other than has a result of filing for any extension of time to file a Return;

(e) Target and Target Related Businesses have no liabilities for any unpaid Taxes that have not been accrued for or reserved on the Target Balance Sheet, whether asserted or unasserted, contingent or otherwise, and Target does not have any Knowledge of any basis for the assertion of any such liability attributable to Target or any Target Related Business;

(f) Neither Target nor any Target Related Business is a party to any Tax-sharing agreement or similar arrangement with any other party, and Target has not assumed any obligation to pay any Tax obligations of any other Person or agreed to indemnify any other Person with respect to any Tax;

(g) As of the date of the Agreement, no audit of Target’s or Target Related Business’ Returns is in process or pending, and as of the date of the Agreement neither Target nor any Target Related Business has been notified of any request for such an audit or other examination;

(h) Neither Target nor any Target Related Business has ever been a member of an affiliated group of corporations filing a consolidated Return;

(i) Target has disclosed to Acquiror (i) any material Tax exemption, Tax holiday or other Tax-sparing arrangement that Target or any Target Related Business has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement; and (ii) any material expatriate tax programs or policies affecting Target or any Target Related Business. Target and any Target Related Business are in compliance with all material terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any Governmental Entity and to the Knowledge of Target, the consummation of the Merger will not have any Material Adverse Effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order;

(j) Target and any Target Related Business have made available to Acquiror copies of all income Tax Returns of Target filed for the 2008 and 2009 taxable years, and Target will make available to Acquiror, prior to filing, a copy of all federal income Tax Returns of Target filed for the 2010 taxable year;

(k) Neither Target nor any Target Related Business has agreed to make, nor is required to make, any material Tax adjustment under national, central, provincial or local law by reason of any change in accounting method;

(l) Target and any Target Related Business have complied with all Tax information reporting and Tax record maintenance requirements in accordance with applicable law;

(m) Neither Target nor any Target Related Business has ever been a party to any joint venture, partnership or other agreement treated as a partnership for Tax purposes;

(n) There are (and immediately following the Closing there will be) no liens or Encumbrances on the assets of Target or any Target Related Business relating to or attributable to Taxes, other than liens for Taxes not yet due and payable;

(o) Neither Target nor any Target Related Business has requested or received any Tax ruling from a Governmental Entity or taxing authority;

(p) No power of attorney with respect to Taxes has been granted with respect to Target or any Target Related Business; and

(q) To the Knowledge of Target, as of the date of this Agreement, no claim has been made by a taxing authority in a jurisdiction where Target or any Target Related Business does not file Returns to the effect that Target or any Target Related Business may be subject to Tax by that jurisdiction.

3.20 Employee Benefit Plans.

(a) Section 3.20 of Target Disclosure Schedule lists (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) maintained by Target, or any ERISA Affiliate, contributed to by Target or any ERISA Affiliate, or in which Target’s employee’s participate, (ii) each loan from the Target or any ERISA Affiliate to an employee of Target or any ERISA Affiliate in excess of $10,000, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements maintained by Target or any ERISA Affiliate, contributed to by Target or any ERISA Affiliate or in which Target’s or any ERISA Affiliate’s employee’s participate, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements maintained by Target or any ERISA Affiliate, contributed to by Target or any ERISA Affiliate, or in which Target’s or any ERISA Affiliate’ employee’s participate in connection with their employment by Target or an ERISA Affiliate, (v) all other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target or any ERISA Affiliate and that do not generally apply to all employees of Target or any ERISA Affiliate, and (vi) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target or any ERISA Affiliate of greater than $20,000 remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of Target or any ERISA Affiliate (all of the foregoing described in clauses (i) through

(vi) other than plans contributed to by a Target Related Business, collectively, the “Target Employee Plans”).

(b) Target and each ERISA Affiliate has made available to Acquiror a true, correct and complete copy of each of Target Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, made available to Acquiror true, correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Target and each ERISA Affiliate have also made available to Acquiror a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the Tax-qualified status of any Target Employee Plan subject to Section 401(a) of the Code. All individuals who, pursuant to the terms of any Target Employee Plan, are entitled to participate in any Target Employee Plan, are currently participating in such Target Employee Plan or have been offered an opportunity to do so and have declined in writing. No employee of Target or any ERISA Affiliate and no person subject to any health plan of Target or any ERISA Affiliate has made medical claims through any such health plan during the twelve (12) months preceding the Agreement Date for more than $25,000 in the aggregate for which Target or any ERISA Affiliate is responsible from its own corporate funds. For the purposes of the forgoing sentence, any exception to such representation and warranty set forth in Target Disclosure Schedule shall be stated generally and shall not identify any employee of Target or any ERISA Affiliate or person subject to any health plan of Target or any ERISA Affiliate who has made medical claims. Neither Target nor ERISA Affiliate sponsors or maintains any self-funded employee benefit plan that is governed by ERISA.

(c) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law. To the Knowledge of Target, there has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Target Employee Plan. To the Knowledge of Target, each Target Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Target and ERISA Affiliates have performed in all material respects all obligations required to be performed by it under, is not in material default under or in material violation of, and has no Knowledge of any default or violation by any other party to, any of the Target Employee Plans. Neither Target nor any ERISA Affiliate is not subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of Target Employee Plans. All contributions required to be made by Target or any ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after Target Balance Sheet Date as a result of the operations of Target after Target Balance Sheet Date). In addition, with respect to each Target Employee Plan intended to include a Code Section 401(k) arrangement, Target and ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Target Employee Plan is covered by, and neither Target nor any ERISA Affiliate have incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each Target Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, all requisite governmental reports (which were true, correct and complete as of the date filed) have been prepared in good faith and timely filed, including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of Target, is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

(d) With respect to each Target Employee Plan, Target, and to the Knowledge of Target each ERISA Affiliate, have in all material respects complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder.

(e) Neither Target nor any current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f) Neither Target nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(g) There are no compensation and benefit plans maintained or contributed to by Target nor any ERISA Affiliate that are governed by the laws or applicable custom or rule of the relevant jurisdiction outside of the United States.

(h) Other than as contemplated by this Agreement, or as requested by Acquiror, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby will by itself under any Target Employee Plan, (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person from Target, (ii) materially increase or otherwise enhance any benefits otherwise payable by Target, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) materially increase the amount of compensation due to any Person from Target, or (v) result in the forgiveness in whole or in part of any outstanding loans made by Target to any Person.

(i) Each of Target or Target Related Businesses is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. Each of Target or Target Related Businesses has withheld all material amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any material arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. Each of Target or Target Related Businesses has paid in full to all employees, independent contractors and consultants all material wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Neither Target nor any Target Related Business is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice).

(j) Neither Target nor any Target Related Business is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by Target or any Target Related Business and none of them have any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by Target or any Target Related Business. Target does not have Knowledge of any activities or proceedings of any labor union or to organize its employees. There is no labor dispute, strike or work stoppage against Target or any Target Related Business pending or, to the Knowledge of Target, threatened which may interfere with the business activities of Target. Neither Target nor any Target Related Business, nor to Target’s Knowledge, or any of its employees, has committed any material unfair labor practice in connection with the operation of the business of Target or any Target Related Business, and there is no charge or complaint against Target or any Target Related Business by the National Labor Relations Board or any comparable Governmental Entity pending or, to the Knowledge of Target, threatened.

(k) Each of Target and Target Related Businesses has made available to Acquiror true, correct and complete copies of each of the following, to the extent such items exist and are material to Target or Target Related Businesses: all forms of offer letters; all forms of employment agreements and severance agreements; all forms of services agreements and agreements with current consultants and/or advisory board members; all forms of confidentiality, non-competition or inventions agreements; all agreements and/or insurance policies providing for the indemnification of any officers or directors of Target or any Target Related Business; and a schedule of any material bonus guarantees made to employees of Target or any Target Related Business, in each of the foregoing cases, under which Target or any Target Related business is legally obligated.

(l) Target and each Target Related Business is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), and any similar state or local law. In the past two years, (i) neither Target nor any Target Related Business has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; and (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Target or any Target Related Business. Neither Target nor any Target Related Business has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Agreement Date.

(m) The per share exercise price of each Target Option is no less than the fair market value of a share of Target Common Stock on the date of grant of such Target Option determined in a manner consistent with Section 409A of the Code and the applicable guidance thereunder. All stock underlying Target Options constitutes “service recipient stock” (within the meaning of Section 1.409A-1(b)(5)(iii) of the Treasury Regulations). Each Target Employee Plan or other arrangement or agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and the applicable guidance thereunder (each, a “NQDC Plan”) is in compliance with Section 409A of the Code and the applicable guidance thereunder. Each NQDC Plan is identified as such in Section 3.20(m) of the Target Disclosure Schedule. No payment to be made under any NQDC Plan is, or will be subject to the penalties of Section 409A(a)(1) of the Code. Target does not have any indemnity obligation for any taxes or interest imposed or accelerated under Section 409A of the Code.

(n) Neither Target, nor any ERISA Affiliate, has made any payments, nor are they obligated to make any payments, nor are they party to any agreement that could obligate them to make any payments, including as a result of the transactions completed by this Agreement, that may be treated as a “parachute payment” under Section 280G of the Code. There is no agreement, plan, arrangement or other contract by which the Target or any ERISA Affiliate is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. Section 3.20(n) of the Target Disclosure Schedule lists all persons who are

“disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

3.21 Insurance. Target and all Target Related Businesses have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target and such Target Related Business. To the Knowledge of Target, there is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target and all Target Related Businesses are otherwise materially in compliance with the terms of such policies and bonds. Target has no Knowledge of any threatened termination of any of such policies.

3.22 Compliance with Laws. Since September 30, 2008, Target and each Target Related Business has not been in material violation of any Legal Requirements, and has not received any written notice of being in violation with respect to any material Legal Requirements. Target acknowledges and agrees that Acquiror’s rights under Section 9.2(b)(i) shall not be affected by the disclosure contained in Section 3.24 of the Target Disclosure Schedule under the headings “Trailblazer,” “Palmetto” and “Change of Address.”

3.23 Brokers’ and Finders’ Fee. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges for which Acquiror or its Affiliates could become liable in connection with the Merger, this Agreement or any transaction contemplated hereby, other than Robert W. Baird & Co. Incorporated, whose fees and expenses will be paid by Target.

3.24 Healthcare Matters.

(a) Target and each Target Related Businesses has obtained all material Healthcare Licenses that are required under the Healthcare Laws for the operation of their respective businesses as presently conducted, and each is in compliance in all material respects with all Healthcare Licenses and Healthcare Laws.

(b) Neither Target nor any Target Related Business has received written notice from any Governmental Entity asserting that any of them is not in compliance in any material respect with any Healthcare License or Healthcare Law.

(c) There is no civil, criminal or administrative action, suit, demand or proceeding pending or, to Target’s Knowledge, threatened against Target or any Target Related Businesses or, to Target’s Knowledge, any of its employees, independent contractors or agents, relating in any way to any of the Healthcare Laws. There is no judgment, decree or order against Target or any Target Related Business, or any of their respective directors or officers (in their capacities as such) related to Healthcare Laws, that would reasonably be expected to prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect.

(d) There is no existing or pending or, to Target’s Knowledge, threatened, revocation, suspension, probation, restriction, limitation, modification, rescission,

involuntary termination or nonrenewal affecting any Healthcare License held by Target or any Target Related Business, or, with respect to any Medicare Enrollment.

(e) Target and each Target Related Business is in compliance in all materials respects with all Medicare Enrollment.

(f) Except for audits, denials of claims and recoupments in the ordinary course of business, there is no current or pending or, to Target’s Knowledge, threatened, investigation, audit, denial of claims or recoupment effort by any third-party payor under any of the Healthcare Laws, Healthcare Participation Agreements or Medicare Enrollment, in each case against Target or any Target Related Business.

(g) There is no uncured material default or material breach by Target or any Target Related Business under any of the Healthcare Operating Agreements, and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute such a default or breach.

(h) Neither Target nor any Target Related Business has assigned, encumbered or granted a lien or security interest in any of its Healthcare Licenses, Healthcare Participation Agreements or Healthcare Operating Agreements.

(i) Target and each Target Related Business has made available or delivered to Acquiror true and accurate copies of all of its Medicare Enrollment, Healthcare Licenses, Healthcare Participation Agreements and Healthcare Operating Agreements.

(j) Target and each Target Related Business has complied in all material respects with its respective internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by Target or such Target Related Business or by third parties on behalf of Target or such Target Related Business. Target has not received a written complaint alleging that Target’s or any Target Related Business’ collection, use or disclosure of personally identifiable information does not comply with Legal Requirements.

(k) Other than the representations and warranties set forth in this Section 3.24 and other than the representations in the sixth sentence of Section 3.2 (Authority, No Conflict), or Section 3.12 (Material Contracts) relating to Healthcare Participation Agreements, Target makes no other representation or warranty, express or implied, at law or in equity, in respect of the matters covered by this Section 3.24, and any such other representations or warranties with respect to such matters are hereby expressly disclaimed.

(l) Target acknowledges and agrees that Acquiror’s rights under Section 9.2(b)(i) shall not be affected by the disclosure contained in Section 3.24 of the Target Disclosure Schedule under the headings “Trailblazer,” “Palmetto” and “Change of Address.”

3.25 Certain Business Practices. Neither Target nor any Target Related Business nor, to the Knowledge of Target, any of their respective agents (in their capacities as such), (i) has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) is in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended.

3.26 No Other Representations. Notwithstanding anything contained in this Agreement to the contrary, Target understands and agrees that neither Acquiror nor Merger Sub nor any other Person has made, and none of them are making, any representation or warranty whatsoever, express or implied, with respect to Acquiror, Merger Sub, the transactions contemplated hereby or any other matter, other than those representations and warranties of Acquiror expressly set forth in Section 4 hereof.

4. Representations and Warranties of Acquiror and Merger Sub. Acquiror and Merger Sub represent and warrant to Target as follows:

4.1 Organization, Standing and Power. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to prevent or materially delay the timely consummation of the Merger and other transactions contemplated hereby.

4.2 Authority.

(a) Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement have been, and the consummation of the transactions contemplated hereby have been or will have been by the Closing, duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and, assuming the accuracy of the representations made in the first two sentences of Section 3.2, constitutes the valid and binding obligation of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and general principles of equity. The execution and delivery of this Agreement by Acquiror and Merger Sub does not, and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (i) any provision of the formation and governance documents of Acquiror or the formation and governance documents of Merger Sub, as applicable, or (ii) any Contract or Legal Requirement applicable to Acquiror or Merger Sub or other than, in the case of this clause (ii), as would not prevent or delay the timely consummation of the Merger and other transactions contemplated hereby.

(b) No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity or any other Person, including holders of capital stock of Acquiror, in their capacity as such, is required by or with respect to Acquiror or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws or the rules and regulations of the NASDAQ; (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to prevent, materially alter or delay the timely consummation of the Merger and the other transactions contemplated by this Agreement; and (iv) such filings as may be required under HSR.

4.3 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. All issued and outstanding shares of Merger Sub are owned directly or indirectly by Acquiror, free and clear of all liens, other than restrictions and encumbrances imposed under applicable securities laws or other applicable Legal Requirements.

4.4 Issuance of Acquiror Common Stock. The issuance and delivery of Acquiror Common Stock in accordance with this Agreement has been duly authorized by all necessary corporate action on the part of Acquiror and, when issued at the Closing as contemplated hereby, such shares of Acquiror Common Stock will be duly and validly issued, fully paid and nonassessable. Such Acquiror Common Stock, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all Encumbrances, other than restrictions on transfer created by applicable securities laws and the Stock Sale Plan Agreement and will not have been issued in violation of applicable federal securities laws, their respective properties or any preemptive rights or rights of first refusal or similar rights.

4.5 Litigation. As of the date of this Agreement, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity or, to the Knowledge of Acquiror, threatened against Acquiror or Merger Sub or any of their respective properties or any of their respective officers or directors (in their capacities as such) that would reasonably be expected to prevent, enjoin, or materially alter or delay the consummation of any of the transactions contemplated by this Agreement, including the Stock Sale Plan Agreement. There is no judgment, decree or order against Acquiror or Merger Sub, or any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay the consummation of the transactions contemplated by this Agreement.

4.6 Merger Sub Organizational Documents. Acquiror has made available to Target true and correct copies of the Certificate of Incorporation and Bylaws of Merger Sub. Acquiror represents that the Certificate of Incorporation and Bylaws of Merger Sub in effect as of the date hereof shall be in effect immediately prior to the Effective Time.

4.7 SEC Filings; Securities Law and Other Matters.

(a) Acquiror is eligible to register securities on Form S-3 under the Securities Act.

(b) Acquiror has filed all forms, reports, statements and documents required to be filed with the SEC for the twenty-four (24) month period preceding the Closing (collectively, the “Acquiror SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, as applicable, and applicable to the Acquiror SEC Reports. None of the Acquiror SEC Reports contained as of their respective dates, and as of the date of the last amendment thereof, if amended after filing, any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) All of the financial statements included in the Acquiror SEC Reports, in each case, including any related notes thereto, as filed with the SEC (collectively, the “Acquiror Financial Statements”), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present the consolidated financial position of Acquiror and its Subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (except, in each case, as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, year-end adjustments and the absence of footnotes otherwise required by GAAP). To the Knowledge of Acquiror, on the Agreement Date hereof, there are no circumstances that would required Acquiror to restate any of the Acquiror Financial Statements.

(d) There are no material liabilities of Acquiror or any of its Subsidiaries, taken as a whole, of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, other than (i) liabilities disclosed in Acquiror’s consolidated balance sheet as of June 30, 2011 (the “Acquiror Balance Sheet”), included in Acquiror’s Quarterly Report on Form 10-Q for the fiscal year ended June 30, 2011; (ii) liabilities incurred by or on behalf of Acquiror in connection with this Agreement and the transactions contemplated hereby; (iii) liabilities disclosed in Acquiror SEC Report filed since the filing of the Acquiror Balance Sheet and (iv) liabilities incurred in the ordinary course of business since the Acquiror Balance Sheet Date, none of which, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on Acquiror.

(e) The Acquiror Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is quoted on the NASDAQ and Acquiror has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Acquiror Common Stock under the Exchange Act or delisting the Acquiror Common Stock from the NASDAQ, nor has Acquiror received any notification that the SEC or the NASDAQ is contemplating terminating such registration or listing.

4.8 Compliance with Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Acquiror and its Subsidiaries, taken as a whole, Acquiror and its Subsidiaries are, and since December 31, 2010, each of them has been, in material compliance with all applicable Legal Requirements.

4.9 No Other Representations. Notwithstanding anything contained in this Agreement to the contrary, Acquiror and Merger Sub understand and agree that neither Target nor any Target Related Business nor any other Person has made, and none of them are making, any representation or warranty whatsoever, express or implied, with respect to Target, Target Related Businesses, the transactions contemplated hereby or any other matter, other than those representations and warranties of Target expressly set forth in Section 3 hereof.

4.10 Sufficiency of Funds. Acquiror has funds sufficient to pay, or cause Merger Sub to pay, the cash portion of the Merger Consideration at the Closing.

4.11 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Target or any of its Affiliates could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Acquiror or any of its Subsidiaries.

5. Conduct Prior to the Closing. For purposes of this Section 5, any reference to the term the “Target” shall include any Target Related Business, and Target shall cause any Target Related Business to perform its obligations set forth in this Section 5.

5.1 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror (which consent will be given or withheld within 48 hours after receipt by Acquiror of a request for such consent)): (a) to carry on its business in the ordinary course; (b) to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes; (c) to use commercially reasonable efforts to preserve its present business organizations, keep available the services of the Key Employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. Without limiting the generality of the foregoing, from the date of this Agreement to the Closing, except as expressly contemplated by this Agreement or Section 5.1 of the Target Disclosure Schedule, Target shall not do, cause or permit any of the following, without the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed):

(a) Organizational Documents. Cause or permit any amendments to the Target Organizational Documents or to any of the Target Related Business Organizational Documents;

(b) Dividends; Changes in Share Capital. Declare or pay any dividends on or make any other distributions (whether in cash, shares or property) in respect of any of its shares, or split, combine or reclassify any of its shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its shares, or repurchase or otherwise acquire, directly or indirectly, any shares of its shares except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

(c) Target Options. Except as contemplated by this Agreement, accelerate, amend or change the period of exercisability or vesting of Target Options or any other rights to purchase securities or authorize cash payments in exchange for any share options or other rights to purchase securities;

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than the issuance of shares pursuant to the exercise of Target Options outstanding as of the Agreement Date, or effect or take any action to effect any share split, share combination, recapitalization or the like;

(e) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its business, taken as a whole, other than in the ordinary course of business;

(f) Indebtedness. Incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guaranty any debt securities of others;

(g) Agreements. Enter into, terminate or amend, in a manner that will materially and adversely affect the business of Target, (i) any agreement involving the obligation to pay or the right to receive $25,000 or more other than customer contracts or otherwise in the ordinary course of business; (ii) any agreement relating to the license, transfer or other disposition or acquisition of Intellectual Property; or (iii) any agreement that is, or would be if existing on the Agreement Date, a Material Contract;

(h) Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of $25,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements and other than pursuant to Contracts in effect as of the Agreement Date or entered into thereafter without violating the terms of this Agreement;

(i) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, in excess of $25,000 in the aggregate;

(j) Insurance. Reduce the amount of any insurance coverage provided by existing insurance policies;

(k) Termination or Waiver. Terminate or waive any right that is material to Target, other than in the ordinary course of business;

(l) Employee Benefit Plans; New Hires; Pay Increases. Amend any Target Employee Plan or adopt any plan that would constitute a Target Employee Plan except in order to comply with applicable Legal Requirements, or hire any new employee, pay any discretionary bonus, special remuneration or special noncash benefit, or increase the benefits, salaries or wage rates of its employees (except with respect to payments and benefits made pursuant to written agreements, including Target Employee Plans, outstanding on the Agreement Date);

(m) Severance Arrangements. Grant or pay any severance or termination pay or benefits (i) to any director or officer or (ii) to any other employee, except in each case for payments made pursuant to written agreements, including Target Employee Plans, outstanding on the Agreement Date;

(n) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Target in good faith determines that failure to commence suit would result in the material impairment of Target’s business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) in connection with a breach of this Agreement;

(o) Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a material portion of the shares or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that, in any such of the foregoing cases, are material individually or in the aggregate, to its business, taken as a whole;

(p) Taxes. Other than in the ordinary course of business or as may be required by applicable Legal Requirements, make or change any material election in respect of material Taxes, adopt or change any material accounting method in respect of Taxes, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes; or

(q) Revaluation. Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in GAAP;

(r) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (q) above.

5.2 No Solicitation.

(a) From and after the date of this Agreement until the Closing, Target shall not, and shall use its commercially reasonable efforts to cause its Representatives and any Target Related Business’ Representatives not to: (i) solicit, initiate, or knowingly encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets or capital stock of Target or any Target Related Business, or similar transactions involving Target or any Target Related Business, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal. Target represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal without payment of any fee or other penalty.

(b) Target shall notify Acquiror promptly (and in any event within 48 hours) after receipt by Target (or its advisors or any of the Target Related Businesses, Representatives or Affiliates) of any written or bona fide Acquisition Proposal or any written or bona fide request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Target or any Target Related Business by any Person that informs Target (or its advisors or any of the Target Related Businesses, Representatives or Affiliates) that it is in good faith considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal or request.

6. Additional Agreements.

6.1 [Intentionally Omitted].

6.2 Approval of Stockholders. Target shall, promptly after the execution of this Agreement, cause the Written Consent to be executed and shall deliver the executed Written Consent to Acquiror promptly thereafter.

6.3 Access to Information.

(a) Subject to applicable Legal Requirements relating to the exchange of information, upon reasonable notice, during the period from the date hereof until the Closing Date or earlier termination of this Agreement, Target and any Target Related Business shall afford Acquiror and its Representatives reasonable access during normal business hours to (i) all of Target’s and Target Related Business’ properties, personnel, books, contracts and records and (ii) all other information concerning the business, assets (tangible and intangible) and personnel of Target and any Target Related Business as Acquiror may reasonably request, provided that neither Target nor any Target Related Business shall be obligated to provide such access to information if Target or such Target Related Business reasonably determines that doing so would violate or jeopardize any applicable attorney-client privilege or any applicable contractual obligation. Until the Closing, the information provided to Acquiror and its Representatives shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

(b) Subject to compliance with applicable Legal Requirements, each of Acquiror and Target shall confer as reasonably necessary with one or more Representatives of the other party to report operational matters of materiality and the general status of Target’s and each Target Related Business’ ongoing operations.

(c) No information obtained by Acquiror pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained in Section 3 or the conditions to the obligations of the parties to consummate the Merger in Section 7.

6.4 Confidentiality. The parties acknowledge that Acquiror and Target have previously executed a mutual nondisclosure and non-use agreement dated as of July 25, 2011

(the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms through, but subject to, the Closing.

6.5 Public Disclosure. Prior to the Closing, each party shall consult with the other party before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and shall not issue any such press release or make any such statement or disclosure without the prior written approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange (which, in any event and if commercially practicable, shall only be done following review and comment by the other party).

6.6 Regulatory Approval; Further Assurances.

(a) Each party shall use all reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Target and Acquiror shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentations and (ii) any inquiries or requests received from any state attorney general or other Governmental Entity in connection with antitrust or related matters. Each of Target and Acquiror shall (i) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such legal proceeding and (iii) promptly inform the other party of any material communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Target and Acquiror will consult and reasonably cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any legal proceeding under or relating to HSR or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Entity or by any legal requirement, in connection with any legal proceeding under or relating to HSR or any other federal or state antitrust or fair trade law or any other similar legal proceeding, each of Target and Acquiror will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding.

(b) Subject to Section 6.6(c), each party shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is required to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger

Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take all such action so long as such action is not inconsistent with this Agreement and is otherwise legally permissible. Without limiting the generality of the foregoing, but subject to Section 6.6(c), each party to this Agreement shall: (i) use all reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable Legal Requirement or contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (ii) use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each party shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by such party during the period prior to the Closing. Each party, at the reasonable request of any other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(c) Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall not have any obligation under this Agreement to: (i) dispose or transfer or cause any of Target or Target Related Businesses to dispose of or transfer any assets, or to commit to cause Target or any Target Related Business to dispose of any assets; (ii) discontinue or cause any of Target or any Target Related Business to discontinue offering any product or service, or commit to cause Target or any Target Related Business to discontinue offering any product or service; (iii) license or otherwise make available, or cause Target or any Target Related Business to license or otherwise make available, to any Person, any intellectual property rights, or commit to cause Target or any Target Related Business to license or otherwise make available to any Person any intellectual property rights; (iv) hold separate or cause Target or any Target Related Business to hold separate any assets or operations (either before or after the Closing Date), or commit to cause Target or any Target Related Business to hold separate any assets or operations; or (v) make or cause Target or any Target Related Business to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of Target or any Target Related Business.

6.7 Termination of Share Option Plans. Target shall take such action, if any, that is required to cause the 2003 Plan and any other share option or similar equity compensation plans or arrangements, if any, of Target to be terminated as of the Effective Time.

6.8 Notification of Certain Matters. Each party shall give to the other parties prompt written notice if any of the following occurs after the date of this Agreement and prior to the Closing, in each case to the extent legally and contractually permissible: (i) receipt of any written notice of, or other written communication relating to, a default, or event which with notice or lapse of time or both would become a default, under any Material Contract; (ii) receipt of any notice or other communication in writing from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (iv) the occurrence or non-occurrence of any fact or event which would reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects; (v) the commencement or known threat of any action involving or affecting any party that is not in the ordinary course of business and is material and would reasonably be expected to impede such party’s ability to perform its obligations under this Agreement; (vi) the occurrence of any fact or event of which such party becomes aware that results in the material inaccuracy in any representation or warranty in this Agreement; and (vii) the occurrence of any event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would reasonably be expected to constitute a Material Adverse Effect; provided, that the delivery of any notice by any party pursuant to this provision shall not modify any representation or warranty of such party, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to the other parties and the failure of the party receiving such information to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations or warranties of the party disclosing such information for purposes of determining satisfaction of any condition herein.

6.9 Expenses. Whether or not the Merger is consummated, except as provided herein all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that the costs and expenses related to (i) the Paying Agent and the Escrow Agent shall be shared equally by Acquiror and Target, (ii) Target shall reimburse Acquiror ***, which represents *** of the *** by Acquiror prior to the date hereof in connection with the *** by Target and Acquiror of the *** with respect to the Merger, (iii) the cost of the insurance premium for the “tail” insurance policy described in Section 6.13(b) shall be ***, (iv) the payments provided for in Section 6.9(iv) of the Target Disclosure Schedule shall be allocated between Target and Acquiror as set forth in such Section, (v) the fees, costs and expenses payable to Robert W. Baird & Co. Incorporated under the Stock Sale Plan Agreement shall be allocated pursuant to the terms of the Stock Sale Plan Agreement and (vi) the $50,000 payment to be made to Stockholders’ Agent prior to Closing by Target pursuant to Section 11(b) shall be the sole responsibility of Target.

6.10 Required Contract Consents. Target shall use its commercially reasonable efforts to obtain all Required Contract Consents and to deliver such consents to Acquiror.

6.11 Release and Termination of Security Interests. Target shall use its commercially reasonable efforts to seek and obtain the release of any and all outstanding security interests in any of Target’s assets and to terminate all UCC financing statements which have been filed with respect to such security interests that will be satisfied in connection with the Closing.

6.12 Consideration. The parties agree that Acquiror may be required pursuant to applicable Tax laws to allocate a portion of the purchase price towards the restrictive covenants set forth in the Non-Solicitation Agreements, the Non-Competition and Non-Solicitation Agreements and the Employment Agreements to the Security Holders or Key Employees, as applicable, that are parties thereto. Notwithstanding the foregoing, the parties acknowledge that Acquiror would not have entered into this Agreement and would not have entered into the Merger without the covenants set forth therein. In the event of a breach (or threatened breach) of any of the covenants set forth in the Non-Solicitation Agreements, the Non-Competition and Non-Solicitation Agreements or the Employment Agreements, the parties acknowledge and agree that (i) such allocation shall not be deemed to be a measure of the damages that would result to Acquiror from any such breach, (ii) such damages resulting from

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

such breach are likely and reasonably foreseeable to far exceed such allocation of consideration, (iii) Stockholders’ Agent, on behalf of any Security Holder or Key Employee that is a party to such agreement, agrees that at no time shall Stockholders’ Agent argue or in any way assert in any proceeding (or mediation) that such allocation of consideration is a measure of (or limit to) the damages resulting from such breach (whether as a defense, in a counterclaim, cross claim, or otherwise), and (iv) notwithstanding this Section 6.12, Acquiror may be irreparably harmed by a breach of this Section 6.12 and money damages therefor in such event would not be an adequate remedy.

6.13 Directors’ and Officers’ Indemnification and Insurance.

(a) Acquiror agrees that all rights to indemnification and related rights to advancement of expenses on the part of each person who at the Effective Time is a current or former director, officer, employee or agent of Target or any Target Related Business, including all such rights existing pursuant to any written agreement between any such person and Target or any Target Related Business in effect on the Agreement Date (copies of which have been delivered to Acquiror), Delaware Law or as provided in the Target Organizational Documents or the Target Related Business Organizational Documents, shall survive the Merger and shall continue in full force and effect until ninety (90) days after the expiration of the longest applicable statute of limitation. Acquiror agrees that from and after the Effective Time it shall (and shall cause the Surviving Corporation to) indemnify all such persons to the fullest extent permitted by such indemnity obligations with respect to all actual or alleged acts or omissions prior to the Effective Time occurring in connection with or arising out of such individuals’ service as officers, directors, employees or agents of Target or Target Related Businesses or as trustees, fiduciaries or administrators of any plan for the benefit of employees. Without limitation of the foregoing, in the event any such person is or becomes involved in any such capacity in any action, proceeding or investigation in connection with any actual or alleged action, inaction, state of affairs or other matter, including any matter related to the transactions contemplated by this Agreement, occurring on or prior to the Effective Time, Acquiror shall (or shall cause the Surviving Corporation to) pay such person’s reasonable fees and other expenses of counsel selected by such person (including the cost of any investigation, preparation and settlement) incurred in connection therewith promptly after statements therefor are received by Acquiror, except to the extent of any claims that are finally determined by a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or fraud of such indemnified party. Acquiror shall be entitled to participate in the defense of any such action or proceeding, and counsel selected by the indemnified person shall, to the extent consistent with their professional responsibilities, cooperate with Acquiror and any counsel designated by Acquiror. Acquiror shall pay all reasonable fees and expenses, including fees and expenses of counsel, that may be incurred by any indemnified person in successfully enforcing the indemnity and other obligations provided for in this section.

(b) Acquiror agrees that Target and, from and after the Effective Time, the Surviving Corporation, shall cause to be maintained in effect for not less than three years from the Effective Time the insurance coverage provided under the policies of directors’ and officers’ liability insurance maintained by Target or any Target Related Business as of the Agreement Date; provided, however, that (i) the Surviving Corporation may substitute therefor policies issued by reputable and financially sound carriers reasonably acceptable to the beneficiaries of such policies that provide at least the same coverage, on terms and conditions which are no less advantageous to such persons but only if such substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and (ii) the Surviving Corporation shall not be required to pay an annual premium for such coverage in excess of 200% of the last annual premium paid by Target or Target Related Business prior to the Agreement Date; and if the Surviving Corporation is unable to obtain the insurance required by this section, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount. Acquiror’s obligations under this section may be satisfied by the purchase of a “tail” insurance policy that provides the coverage described above and any, in the event of such purchase, existing D&O Insurance of Target may be cancelled as of the Closing and the unused premium refunded or applied to the “tail” insurance policy. Pursuant to Section 6.9, the cost of any “tail” insurance policy shall be ***.

(c) This Section 6.13 shall survive consummation of the Merger, shall be enforceable by the parties referred to herein, as third party beneficiaries, and shall be binding upon all successors and assigns of Acquiror and the Surviving Corporation.

6.14 Employee Compensation and Benefits.

(a) Immediately following the Effective Time and for the 12-month period thereafter, Acquiror and Merger Sub shall cause each employee of Target and each Target Related Business (“Employees”) to be provided compensation and employee benefits which are, in the aggregate, no less favorable than those provided to similarly situated employees of Acquiror and its Affiliates. Acquiror shall take all actions necessary so that the Employees will receive credit for eligibility, benefit accrual and vesting purposes for their periods of service with Target and any Target Related Business counted under a Target Employee Plan or under any similar employee benefit plan, program or arrangement established, maintained, continued or delivered by Acquiror or any Affiliate of Acquiror after the Closing in which Employees are eligible to participate (except, if determined by Acquiror, with respect to the participation in equity incentive programs of Acquiror).

(b) Unless otherwise requested by Acquiror in writing no less than three Business Days prior to the Closing, (A) a true, correct and complete copy of resolutions adopted by the Board of Directors of Target (in the form agreed between Target and Acquiror prior to the date hereof), certified by the Secretary of Target, authorizing the termination of the Impulse Monitoring, Inc. 401(k) Plan, and (B) an amendment to such Plan, executed by Target that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the Tax qualified status of the Impulse Monitoring, Inc. 401(k) Plan shall be maintained at the time of its termination, with such amendment and termination to be effective on the date immediately preceding the date on which the Effective Time occurs (but contingent upon the Closing).

6.15 Obligations of Merger Sub. Acquiror shall cause Merger Sub to perform its obligations under this Agreement.

6.16 [Intentionally Omitted].

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

6.17 Section 338(g) Election. Acquiror shall not make, or cause to be made, an election under Section 338(g) of the Code (including any similar election under state, local, or non-U.S. law) with respect to Target or any Target Related Business.

6.18 Transfer Taxes. All transfer, registration, stamp, documentary, sales, use and similar Taxes (including all applicable real estate transfer or gains Taxes and transfer Taxes), any penalties, interest and additions to Tax, and fees incurred in connection with the transactions contemplated by this Agreement shall be shared 50% by the Security Holders (in amounts equal to the Security Holders’ respective Escrow Pro Rata Shares thereof) and 50% by Acquiror. The Stockholders’ Agent and Acquiror shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

6.19 Filing of Returns. Target shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Returns for Target that are required to be filed on or prior to the Closing Date (after giving effect to any valid extension of time to file), and shall timely pay the Taxes shown as due on such Returns. Such Returns shall be prepared in accordance with applicable law. Prior to the filing of any such Returns, Target shall permit Acquiror to review and comment on such Returns and shall make such revisions to such Returns as are reasonably requested by Acquiror. Acquiror shall prepare (or cause to be prepared) in a manner consistent with applicable law and file (or cause to be filed) all Returns of Target that are due after the Closing Date. Prior to the filing of any Returns relating to or including periods prior to the Closing Date, Acquiror shall permit Stockholders’ Agent to review and comment on such Returns and shall make such revisions to such Returns as are reasonably requested by Stockholders’ Agent. Acquiror shall not amend (or cause to be amended) any Return of Target for a Pre-Closing Tax Period (as defined below) without the prior written consent of the Stockholders’ Agent, which shall not be unreasonably withheld, to the extent such amendments increase any Tax liability or decrease any Tax attribute of Target for any Pre-Closing Tax Period, provided, that Acquiror shall be permitted to amend such Returns to the extent required by any Legal Requirement.

6.20 Transaction Expenses and Other Expenses. At the Closing, Acquiror (on behalf of Target) shall pay (in cash by wire transfer of immediately available funds to an account specified by the applicable Transaction Service Provider prior to Closing) to the Transaction Service Providers all Transaction Expenses due and owing to such Transaction Service Provider as identified in the Representative Confirmation Letters delivered to Acquiror. Acquiror (on behalf of Target) shall also pay the Transaction Expenses that are allocated to Target pursuant to Section 6.9(i) - (iv) (Expenses). Each of the payments made by Acquiror pursuant to this Section 6.20 shall be included in the Estimated Transaction Expenses and in the calculation of the Closing Adjustment Amounts pursuant to Section 2.15(b). Prior to Closing, Target shall pay all amounts owed to the person identified in Section 6.20 of the Target Disclosure Schedule as required by the Amendment to Consulting Agreement entered into between Target and such person.

6.21 Physician Conversions. Target shall use its commercially reasonable efforts, in consultation with Acquiror, to terminate, effective on or prior to the Closing, each physician that is an employee of and rendering professional services to a Target Related Business. Target shall use its commercially reasonable efforts, in consultation with Acquiror, to cause the Target Related Businesses to enter into independent contractor arrangements with each of such physicians. Acquiror agrees to (a) provide payment to such physicians relating to the cancellation of their eligibility to participate in the physician incentive profit sharing program and (b) pay and otherwise be responsible for all other costs and expenses, and any other liabilities, of Target and the Target Related Businesses that arise out of or relate to Target’s obligations hereunder. Target shall not make any commitments to such physicians, or enter into any agreements with such physicians, that would bind Acquiror under this Section 6.21, without the prior consent of Acquiror, which shall not be unreasonably withheld. Acquiror’s obligations hereunder shall not extend to any fees, costs or expenses included in any general overhead of Target, including with respect to employee compensation or other employment related expenses of Target, that are attributable to Target’s compliance with its obligations hereunder.

7. Conditions to the Merger.

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) Stockholder Approval. The Written Consent shall have been executed and remain in full force and effect.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any Governmental Entity of competent jurisdiction seeking any of the foregoing be pending, in either case where the consequences of failing to comply with such prohibition would reasonably be expected to have a material adverse effect on Acquiror, either individually or combined with the Surviving Corporation, after the Effective Time, nor shall there by any Legal Requirement enacted after the Agreement Date, which makes the consummation of the Merger illegal.

(c) Governmental Approval. The waiting period applicable to the Merger under HSR shall have expired or been terminated. Acquiror, Merger Sub and Target shall have obtained from each Governmental Entity all approvals, waivers and consents, required for the consummation of or in connection with the Merger other than if the failure to obtain such approvals, waivers or consents would not reasonably be expected to have a Material Adverse Effect after the Effective Time.

(d) Escrow Agreement. The Escrow Agreement shall remain in full force and effect.

(e) No Government Litigation. There shall not be pending, or threatened (as evidenced by a bona fide, good faith writing from a Governmental Entity of competent jurisdiction delivered to either Target or Acquiror), any legal proceeding (i) in which a Governmental Entity of competent authority is challenging or seeking to restrain or prohibit the consummation of the Merger or (ii) in which a Governmental Entity is seeking to prohibit or limit in any material respect Acquiror’s ownership of the Target Capital Stock (after giving effect to the transactions provided for in Section 2).

7.2 Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Acquiror:

(a) Representations, Warranties and Covenants. The representations and warranties of Target in this Agreement (a) that are qualified as to materiality or Material Adverse Effect shall be true and correct and (b) that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, in each case on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except in each case for such representations and warranties that speak specifically as of the date hereof or as of another date, in which case such representations and warranties need only to be true and correct, or true and correct in all material respects, as applicable, as of such date).

(b) Performance of Obligations. Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c) Certificate of Officer. Acquiror shall have received a certificate executed on behalf of Target by the Chief Executive Officer of Target certifying on behalf of Target that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d) Secretary’s Certificate. Acquiror shall have received from Target a certificate, signed by the Secretary of Target and having attached thereto the (i) Target Organizational Documents and the Target Related Business Organizational Documents, as in effect immediately prior to the Closing, (ii) resolutions adopted by Target’s Board of Directors to the effect of the third sentence of Section 3.2, (iii) a copy of the duly executed Written Consent and (iv) certificates of good standing (where applicable, and including tax good standings to the extent such certificates are issued) issued by the applicable Governmental Entities for each state in which Target and Target Related Businesses are incorporated, dated as of a date no more than three (3) Business Days prior to Closing. The foregoing certificate shall also certify that none of the attachments and the substance thereof have been revoked as of the Closing.

(e) Third Party Consents. All consents or approvals identified in Section 7.2(e) of the Target Disclosure Schedule shall have been obtained and shall be in full force and effect.

(f) Employment Agreements. No action shall have been taken by any individual that is a party to the Employment Agreements and Cancellation of Employment Letters to rescind his or her agreement. No action shall have been taken by any individual that is a party to the Cancellation of Employment Letters to rescind his or her agreement.

(g) Key Employees. At least eighty percent (80%) of the Key Employees shall have remained employed with Target or Target Related Business, as applicable, from the Agreement Date through the Closing, except to the extent the lack of continuous employment is a result of death or disability.

(h) Non-Competition and Non-Solicitation Agreements and Non-Solicitation Agreements. No action shall have been taken by any Person (excluding, for these purposes, Acquiror and its Affiliates) that is a party to a Non-Competition and Non-Solicitation Agreement, or a Non-Solicitation Agreement, to rescind such agreement.

(i) Stock Sale Plan Agreement. No action shall have been taken by any Person (excluding, for these purposes, Acquiror and its Affiliates) that is a party to the Stock Sale Plan Agreement to rescind such agreement.

(j) No Material Adverse Change. There shall not have occurred a Material Adverse Effect, and no event, change or circumstance shall have occurred that would reasonably be expected to have a Material Adverse Effect.

(k) Closing Payment Schedule and Representative Confirmation Letters. Acquiror shall have received the Closing Payment Schedule and the Representative Confirmation Letters.

(l) Resignation Letters. The directors and officers of Target in office immediately prior to the Closing shall have resigned as directors and officers, as applicable, of Target effective as of the Closing.

(m) Payoff Letter. Acquiror shall have received executed satisfaction / discharge instruments and UCC-3 financing statements (as applicable) regarding the Bridge Bank Note from Bridge Bank, in a form and substance customarily provided by such bank, and the Intellectual Property Security Agreement, dated April 30, 2010, entered into by and between Target and Bridge Bank shall have been terminated in its entirety.

(n) FIRPTA Documents. FIRPTA documentation, including (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit F, dated as of the Closing Date and executed by Target, together with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target after the Closing, and (B) a FIRPTA notification letter, in substantially the form attached hereto as Exhibit F, dated as of the Closing Date and executed by Target.

(o) Dissenters’ Rights. Not more than three percent (3%) of the Target Capital Stock outstanding immediately prior to the Effective Time shall be eligible as Dissenting Shares.

7.3 Additional Conditions to the Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Target:

(a) Representations, Warranties and Covenants. The representations and warranties of Acquiror and Merger Sub in this Agreement (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects in each case on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except in each case for such representations and warranties that speak specifically as of the date hereof or as of another date, in which case such representations and warranties need only to be true and correct, or true and correct in all material respects, as applicable, as of such date).

(b) Performance of Obligations. Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(c) Certificate of Officers. Target shall have received a certificate executed on behalf of Acquiror and Merger Sub, respectively, by the Chief Executive Officer, the Chief Financial Officer or the General Counsel of Acquiror certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) Stock Sale Plan Agreement. No action shall have been taken by any Person (excluding, for these purposes, holders of Target Preferred Stock) that is a party to the Stock Sale Agreement to rescind such agreement.

8. Termination, Amendment and Waiver.

8.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Section 8.1(b) through Section 8.1(e), by written notice by the terminating party to the other parties):

(a) by the mutual written consent of Acquiror and Target;

(b) by either Acquiror or Target if the Merger shall not have been consummated by December 31, 2011; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(c) by either Acquiror or Target if a court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by Acquiror or Target, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.1 or 7.2 (in the case of termination by Acquiror) or Section 7.1 or 7.3 (in the case of termination by Target) not to be satisfied and (ii) shall not have been cured within ten (10) Business Days following receipt by the breaching party of written notice of such breach from the other party; or

(e) by Acquiror, if the Written Consent shall not have been obtained within seventy-two (72) hours after the execution and delivery of this Agreement.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Acquiror, Target, Merger Sub, Stockholders’ Agent or any of their respective Representatives or Affiliates; provided, however, that the provisions of this Section 8.2 and of Sections 6.4 (Confidentiality), 6.9 (Expenses), 8.3 (Amendment), 8.4 (Extension, Waiver) and 10 (General Provisions) shall remain in full force and effect and survive any termination of this Agreement.

8.3 Amendment. Subject to the provisions of applicable Legal Requirements, prior to the Effective Time the parties hereto may amend this Agreement only by authorized action (at any time before or after satisfaction of Section 7.1(a) (Stockholder Approval)) pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that after satisfaction of Section 7.1(a) (Stockholder Approval)), no amendment shall be made which by Legal Requirement or under the Target Organizational Documents requires further approval by Target’s stockholders without such further stockholder approval). To the extent permitted by applicable Legal Requirements, from and after the Effective Time, Acquiror and Stockholders’ Agent may cause this Agreement to be amended only by execution of an instrument in writing signed on behalf of Acquiror and Stockholders’ Agent.

8.4 Extension; Waiver. The parties hereto, by action taken or duly authorized by all requisite corporate action, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

9. Indemnification and Other Limitations on Liability.

9.1 Indemnification Escrow.

(a) At Closing, the Indemnification Escrow will be transferred by Acquiror to, and thereafter held by (subject to the terms of this Agreement and the Escrow Agreement), Escrow Agent as security of the indemnification obligations of the Security Holders under Section 9.2 hereof. Stockholders’ Agent and Acquiror shall cause any portion of the Indemnification Escrow not previously released to Acquiror as a result of an indemnification claim by Acquiror, including as a result of Section 9.3, to be released to the Security Holders as set forth in Sections 9.1(b) and (c).

(b) No later than the ***, Stockholders’ Agent and Acquiror shall cause the Escrow Agent to *** of an *** equal *** portion of the Indemnification Escrow *** and is not subject to *** reflected in one or more ***.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

(c) No later than the Final Escrow Release Date, Stockholders’ Agent and Acquiror shall cause the Escrow Agent to release to the Security Holders their applicable Escrow Pro Rata Share of any amounts of the Indemnification Escrow that remain in escrow as of the Final Escrow Termination Date, less with respect to each such Security Holder, such Security Holder’s Escrow Pro Rata Share of the Indemnification Escrow that is not permitted to be released from escrow as of such date as a result of one or more Officer’s Certificates delivered by Acquiror pursuant to Section 9.3 with respect to any pending but unresolved indemnification claims of Acquiror. Any portion of the Indemnification Escrow that is not released to the Security Holders as a result of Section 9.3 shall be released to the Security Holders or Acquiror (as appropriate) promptly upon resolution of each specific indemnification claim involved.

(d) The cash held as part of the Indemnification Escrow shall be released to the respective Security Holders in accordance with such Security Holders’ Escrow Pro Rata Share.

9.2 Survival; Indemnification.

(a) Survival of Representations and Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements made by Target herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the execution and delivery of this Agreement and the Closing until the Final Escrow Termination Date; provided, however, that any claims for indemnification (1) with respect to a breach of the first five sentences of Section 3.2 (Authority) or Section 3.5 (Capital Structure) (together, the “Fundamental Reps”), or (2) involving fraud or intentional misrepresentation, in each case shall survive until the expiration of the statute of limitations applicable to such claims (and thereafter until resolved if a claim in respect thereof has been made in good faith prior to such date).

(b) Indemnification of Acquiror. Subject to the limitations set forth in this Section 9, the Security Holders shall, out of the then-available amount of the Indemnification Escrow that remains in escrow and in accordance with their respective Escrow Pro Rata Share of such amount, indemnify and hold harmless Acquiror and its Affiliates (including, after the Effective Time, the Surviving Corporation) and Representatives (individually an “Acquiror Indemnified Person” and collectively the “Acquiror Indemnified Persons”) from and against any and all losses, costs, damages, liabilities and expenses, including, costs and expenses arising from claims, demands, actions, and causes of action, and costs and expenses for any related reasonable legal fees (collectively, “Damages”), to the extent resulting from or arising out of:

(i) any misrepresentation or breach of any of the representations and warranties, in each case as of the Closing Date (or, in the case of any representations and warranties made as of a specified date that is earlier than the Closing Date, on and as of such earlier date), given or made by Target in this Agreement, the Target Disclosure Schedule or any exhibit or schedule to this Agreement or in any certificate furnished pursuant hereto by Target to Acquiror;

(ii) any non-fulfillment or breach of any covenant or agreement made by Target in this Agreement; and

(iii) the exercise by any Dissenting Shareholder of dissenters’ rights.

Notwithstanding anything in this Agreement to the contrary, for the purposes of Section 9.2(b)(i), the representations and warranties of Target in this Agreement that are qualified by “Knowledge of Target,” “materiality” or “Material Adverse Effect” shall be deemed to have been made without such Knowledge, materiality or Material Adverse Effect qualifier for purposes of determining Damages but not for purposes of determining any misrepresentation or breach of such representations and warranties.

(c) Indemnification of Security Holders. Acquiror shall indemnify and hold harmless the Security Holders and their respective Affiliates and Representatives (individually a “Seller Indemnified Person” and collectively the “Seller Indemnified Persons”) from and against any and all Damages to the extent resulting from or arising out of:

(i) any misrepresentation or breach of any of the representations and warranties, in each case as of the Closing Date (or, in the case of any representations and warranties made as of a specified date that is earlier than the Closing Date, on and as of such earlier date), given or made by Acquiror in this Agreement or any exhibit or schedule to this Agreement or in any certificate furnished pursuant hereto by Acquiror to Target; and

(ii) any non-fulfillment or breach of any covenant or agreement made by Acquiror in this Agreement.

Any payments made by Acquiror pursuant to this Section 9.2(c) shall be made to Security Holders in accordance with each Security Holder’s Escrow Pro Rata Share of such payments.

(d) Threshold for Claims. No claims for Damages shall be made under Sections 9.2(b) or 9.8 unless the aggregate amount of all such Damages related to such claims exceeds *** (the “Limitation”), in which case Acquiror Indemnified Persons shall be entitled to seek compensation for all such Damages without regard to the Limitation; provided, however, that the Limitation shall not apply with respect to any such Damages to the extent resulting from or arising out of (i) any breach of any of the Fundamental Reps; (ii) any breach of Section 3.5(d) (Closing Payment Schedule) or Section 3.19 (Taxes); (iii) any payment to be made from the Indemnification Escrow to satisfy an insufficient amount in the Purchase Price Adjustment Escrow as set forth in Section 2.15(e) or (iv) fraud or intentional misrepresentation.

(e) Cap on Indemnification. The aggregate amount that Acquiror Indemnified Persons shall collectively be entitled to receive in connection with claims for Damages made under Sections 9.2(b) and 9.8 shall not exceed the Indemnification Escrow (the “Cap”); provided, however, that the Cap shall not apply to any claims related to or arising out of (i) any breach of any of the Fundamental Reps; or (ii) fraud or intentional misrepresentation.

9.3 Procedure for Claims. Upon receipt by Stockholders’ Agent on or before the *** Final Escrow Termination Date, as applicable, of a written certificate signed by the Chief Financial Officer or other senior officer of Acquiror, or

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

upon receipt by Acquiror of a written certificate signed by Stockholders’ Agent (each such certificate, an “Officer’s Certificate”), as applicable, stating that in its good faith determination Acquiror is, or the Security Holders are, as applicable, entitled to be indemnified for Damages pursuant to Section 9.2(b) or 9.2(c), as applicable, and specifying in reasonable detail the reasons therefor and the individual items of such Damages included in the amount so stated and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, the aggregate amount of all such Damages specified in the Officer’s Certificate shall not be released from the Indemnification Escrow with respect to claims made pursuant to Section 9.2(b), or from Acquiror with respect to claims made pursuant to Section 9.2(c), until the claims related to such Damages have been finally resolved in accordance with Sections 9.4 and 9.5.

9.4 Objections to Claims.

(a) For a period of thirty (30) days from and after receipt by Stockholders’ Agent of any Officer’s Certificate from Acquiror, Acquiror shall take no action regarding the portion of the Indemnification Escrow hereof equal to the amount of Damages set forth in such Officer’s Certificate unless it shall have received written authorization from Stockholders’ Agent that it does not object to the release by Escrow Agent of such portion of the Indemnification Escrow to Acquiror. After the expiration of such thirty (30) day period, Stockholders’ Agent shall not object to the release to Acquiror of the portion of the Indemnification Escrow requested to be released from escrow in such Officer’s Certificate delivered pursuant to Section 9.3 hereof, provided that no such release may be made if Stockholders’ Agent shall object in a written statement to the claim made in such Officer’s Certificate, and such statement shall have been delivered to Acquiror prior to the expiration of such thirty (30) day period.

(b) For a period of thirty (30) days from and after receipt by Acquiror of any Officer’s Certificate from Stockholders’ Agent, Stockholders’ Agent shall take no action regarding the amount of Damages set forth in such Officer’s Certificate. After the expiration of such thirty (30) day period, Acquiror shall be deemed to have agreed to pay all such Damages, provided that it has not objected in a written statement to the claim made in such Officer’s Certificate, and such statement shall have been delivered to Stockholders’ Agent prior to the expiration of such thirty (30) day period.

(c) In case a party shall object in writing to any claim or claims made in any Officer’s Certificate, the other party shall have thirty (30) days to respond in a written statement delivered to the party that delivered the Officer’s Certificate. If after such thirty (30) day period there remains a dispute as to any claims, Stockholders’ Agent and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If Stockholders’ Agent and Acquiror agree, a memorandum setting forth such agreement shall be prepared and signed by Acquiror and Stockholders’ Agent and the parties shall take such actions as may be required to promptly give effect to such agreement.

9.5 Resolution of Conflicts. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 9.4 with respect to the amount of Damages that are subject to a claim for indemnification, then either Acquiror or Stockholders’ Agent may initiate formal legal action, subject to the terms and conditions of this Agreement, to resolve such dispute. The decision of the court as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9 hereof, the parties shall act in accordance with such decision.

9.6 Third-Party Claims. In the event an Indemnified Person becomes aware of a third party claim (a “Third Party Claim”) which such Indemnified Person believes in good faith may result in a demand for indemnification, the Indemnified Person shall promptly notify the Indemnifying Person of the Third Party Claim in writing. No delay or failure in providing such notice shall affect an Indemnified Persons’ rights hereunder, unless (and then only to the extent that) the Indemnifying Person is materially prejudiced thereby. The Indemnifying Person shall be entitled to participate in the defense of the Third Party Claim and, if it so chooses, to assume the defense thereof at its own expense with counsel selected by such Indemnifying Person and reasonably acceptable to the Indemnified Person, provided, that, the Indemnifying Person gives written notice to the Indemnified Person of its election to participate in or to assume the defense of the Third Party Claim within ten (10) Business Days after the Indemnifying Person receives the written notice of such claim from the Indemnified Person; provided, however, that the Indemnifying Person shall not be entitled to assume the defense of any Third Party Claim in which, either directly or indirectly, (i) criminal liability is involved, (ii) an injunction or equitable relief is being sought against the Indemnified Person that would be material to the operation of its business, or (iii) the potential Damages would reasonably be expected to exceed the amount of the Indemnification Escrow (or any portion thereof that remains in escrow), provided that the Indemnified Person assumes the defense of such Third Party Claim and defends such Third Party Claim in a manner that is substantially similar in all material respects to the manner in which it would have defended such claim if it were not entitled to the benefit of this Section 9 (with the reasonable expenses, and any settlement entered into in accordance with this Section 9.6, constituting Damages hereunder to the extent the Indemnified Person is entitled to recover therefore under the terms hereof). If the Indemnifying Person assumes the defense of a Third Party Claim, the Indemnifying Person may not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person (not to be unreasonably withheld, conditioned or delayed) if (i) such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnified Person of a full release from all liability in respect to such Third Party Claim, (ii) such judgment or settlement would result in the finding or admission of any violation of any Legal Requirement by the Indemnified Person or the rights of any person, (iii) the sole relief provided is anything other than monetary damages or (iv) as a result of such judgment or settlement, injunctive or other equitable relief would be imposed against the Indemnified Person or such judgment or settlement would reasonably be expected to interfere with or materially and adversely affect the business, operations or assets of the Indemnified Person. The Indemnified Person will cooperate, at the expense of the Indemnifying Person, as the Indemnifying Person may reasonably request, in investigating, defending and, subject to the terms set forth above, settling such Third Party Claim. If the Indemnifying Person elects not to assume the defense of a Third Party Claim, is not permitted to assume the defense of such Third Party Claim or fails to notify the Indemnified Person of its election to participate in or assume the defense of such Third Party Claim as herein provided, the Indemnified Person may pay, compromise, settle or defend such Third Party Claim at the sole cost and expense of the Indemnifying Person if the Indemnifying Person is determined to be liable to the Indemnified Person hereunder. Notwithstanding the foregoing, if the Indemnifying Person is contesting any claims in good faith, or would, but for its inability to assume the defense of such claims pursuant to this Section 9.6, be contesting the claims in good faith, then the Indemnified Person shall not pay or settle any such claims without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld, conditioned or delayed.

9.7 Tax Effects of Indemnification Payments. All amounts paid pursuant to Section 9 of this Agreement shall be treated for all Tax purposes as adjustments to the aggregate Merger Consideration.

9.8 Tax Indemnification.

(a) Indemnification of Acquiror. In addition to the indemnification obligations set forth in Section 9.2 above (but without duplication as to indemnified amounts and subject to the Cap), the Security Holders shall jointly and severally indemnify the Acquiror Indemnified Persons, out of the then-available amount of the Indemnification Escrow that remains in escrow, and hold them harmless from and against any Damages resulting from or arising out of (a) all Taxes (or the non-payment thereof) of Target for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Target (or any predecessor of Target) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (c) any and all Taxes of any Person (other than Target) imposed on Target as a transferee or successor, by contract or pursuant to any applicable law, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (a), (b), and (c) above, Security Holders shall be liable only to the extent that such Taxes exceed the amount, if any, taken into account in the calculation of Final Working Capital; and provided further that no indemnification shall be provided for any Taxes associated with the classification for U.S. federal, state and local Tax purposes of the physicians identified in Section 3.20(i) of the Target Disclosure Schedule. The Security Holders shall reimburse Acquiror, out of the then-available amount of the Indemnification Escrow that remains in escrow, for any Taxes that are the responsibility of Security Holders within sixty (60) Business Days after payment of such Taxes by Acquiror or Target. The Limitation shall not apply with respect to any Damages arising from the matters set forth in this Section 9.8.

(b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of Target for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of Target for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) Tax Notifications. Acquiror shall notify the Stockholders’ Agent in writing, and in reasonable detail, within fifteen (15) Business Days of the receipt by Acquiror or any Affiliate of Acquiror (including Target after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes for which indemnification may be sought under this Section 9 (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”); provided, that delay or failure to give such notification shall not affect the indemnification provided by this Section 9, except to the extent such delay or failure prejudices the Stockholders’ Agent’s ability to contest such Tax Matter. For Tax Matters in which only one or more Pre-Closing Tax Periods are at issue, the Stockholders’ Agent shall have the exclusive authority to represent the interests of the Seller Indemnified Persons with respect to any such Tax Matter and shall have the sole right to extend or waive the statute of limitations with respect to such Tax Matter, including responding to inquiries, filing Returns and settling audits or lawsuits; provided, that the Stockholders’ Agent shall not enter into any settlement of or otherwise compromise any Tax Matter that adversely affects the Tax liability of Acquiror or Target for any Post-Closing Tax Period, including the post-Closing portion of any Straddle Tax Period, without the prior written consent of Acquiror, which consent shall not be unreasonably withheld. The Stockholders’ Agent shall keep Acquiror fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Stockholders’ Agent and Acquiror shall jointly represent the interests of Target with respect to all Tax Matters in which a Straddle Period is at issue or in which one or more Pre-Closing Tax Periods are at issue and one or more Post-Closing Tax Periods are at issue.

9.9 Limitation on Liability of Security Holders. Notwithstanding anything to the contrary contained in this Agreement, any letter of transmittal or otherwise, under no circumstance whatsoever shall any Security Holder’s liability to Acquiror, its Affiliates or their respective Representatives in connection with or as a result of this Agreement or the transactions contemplated hereby, including with respect to fraud or intentional misrepresentation, exceed the aggregate amount of Merger Consideration received by such Security Holder in connection herewith.

9.10 Exclusive Remedy. This Section 9 shall be the exclusive remedy following the Closing for any matters in connection with this Agreement and the transactions contemplated hereby except in connection with specific performance as provided by Section 10.8 of this Agreement. Any claim pursuant to Sections 9.2(b) and 9.8 shall be satisfied solely from the then-available amount of the Indemnification Escrow that remains in escrow except to the extent (a) such amount is insufficient to cover Damages with respect thereto and relates to a claim for breach of a Fundamental Rep or (b) such amount is insufficient to cover Damages with respect thereto and relates to a claim for fraud or intentional misrepresentation. Any liability of Security Holders that is not required to be satisfied from the then-available amount of the Indemnification Escrow shall be on a several, and not joint, basis; provided, however, that no Security Holder shall be liable for the fraud or intentional misrepresentation of any other Person (other than of Target, for which such Security Holders shall be liable on a several, and not joint, basis but subject to Section 9.9).

9.11 WAIVER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, INCLUDING IN THE DEFINITION OF DAMAGES, THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO (ON BEHALF

OF THEMSELVES AND EACH OF THE ACQUIROR INDEMNIFIED PERSONS AND THE SELLER INDEMNIFIED PERSONS, AS APPLICABLE) ANY RIGHT TO RECOVER PUNITIVE DAMAGES, LOSS OF OR DIMINUTION IN VALUE DAMAGES, DAMAGES BASED ON A MULTIPLE OF EARNINGS, AND ANY REMOTE OR SPECULATIVE DAMAGES, IN EACH CASE IN ANY ARBITRATION, LAWSUIT, LITIGATION OR OTHER PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER OR NOT THE POSSIBILITY OF SUCH HAS BEEN DISCLOSED IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN, EXCEPT FOR ANY SUCH DAMAGES THAT MAY BE AWARDED IN CONNECTION WITH A THIRD-PARTY CLAIM FOR WHICH A PARTY IS ENTITLED TO BE INDEMNIFIED HEREUNDER.

9.12 Indemnification Related to SEC Filings; Registration Statement; Stock Sale Plan Agreement.

(a) Acquiror shall indemnify and hold harmless each Acquiror Common Stock Recipient (the “Acquiror Common Stock Indemnified Party”) from and against any and all Damages (without regard to the waiver with respect to limitations on such Damages contained in Section 9.11) to the extent resulting from or arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any amendment thereof or supplement thereto or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are made in reliance on and in conformity with the information furnished in writing to Acquiror by such Acquiror Common Stock Indemnified Party expressly for use therein, (ii) any breach by Acquiror of its obligations under Section 2.7 and (iii) any breach by Acquiror of its obligations under the Stock Sale Plan Agreement.

(b) Each Acquiror Common Stock Indemnified Party hereunder shall (i) give prompt written notice to Acquiror of any third-party claim with respect to which it seeks indemnification and (ii) permit Acquiror to assume the defense of such third-party claim with counsel reasonably satisfactory to the Acquiror Common Stock Indemnified Party. Failure to so notify the Acquiror shall not relieve it from any liability that it may have to an Acquiror Common Stock Indemnified Party except to the extent that the Acquiror is materially and adversely prejudiced thereby. Acquiror shall not be subject to any liability for any settlement made by the Acquiror Common Stock Indemnified Party without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). Acquiror shall not be obligated to pay the fees and expenses of more than one counsel (in addition to one local counsel) for all Acquiror Common Stock Indemnified Parties indemnified hereunder by such Acquiror with respect to such third-party claim (and all other claims arising out of the same circumstances), unless in the reasonable judgment of any Acquiror Common Stock Indemnified Party, there may be one or more legal or equitable defenses available to such Acquiror Common Stock Indemnified Party which are in addition to or may conflict with those available to another Acquiror Common Stock Indemnified Party with respect to such third-party claim, in which case each such Acquiror Common Stock Indemnified Party shall be entitled to use separate counsel. Acquiror shall not consent to the entry of any judgment or enter into or agree to any settlement relating to such third-party claim unless such judgment or settlement imposes no ongoing obligations on any such Acquiror Common Stock Indemnified Party and includes as an unconditional term the giving, by all relevant claimants and plaintiffs involved in such third-party claim, a release, reasonably satisfactory in form and substance to such Acquiror Common Stock Indemnified Party, from all liabilities in respect of such third-party claim. No Acquiror Common Stock Indemnified Party shall be liable hereunder for any amount paid or payable or incurred pursuant to or in connection with any judgment entered or settlement effected without the consent of such Acquiror Common Stock Indemnified Party.

10. General Provisions.

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) two (2) Business Days after sent by commercial overnight courier service; or (iii) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice):

(a) if to Acquiror, to:

NuVasive, Inc.

7475 Lusk Blvd.

San Diego, CA 92121

Attention: Executive Vice President & General Counsel

Fax: (858) 909-2479

with a copy to:

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, CA 92121

Attention: Michael Kagnoff

Fax: (858) 638- 6722

(b) if to Target:

Impulse Monitoring, Inc.

10420 Little Patuxent Parkway, #250

Columbia, MD 21044

Attention: General Counsel

Fax: (410) 740-1093

with a copy to:

Clifford Chance US LLP

31 W. 52nd Street

New York, NY 10019

Attention: Benjamin K. Sibbett

Fax: (212) 878-8375

(c) if to Stockholders’ Agent:

Tullis-Dickerson & Co., Inc.

One Stamford Plaza

263 Tresser Boulevard

12th Floor

Stamford, CT 06901

Attention: James L.L. Tullis

Fax: (203) 629-9293

with a copy to:

Pepper Hamilton LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, PA 19312

Attention: Christopher A. Rossi

Fax: (267) 200-0865

10.2 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic communication.

10.3 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, and the Target Disclosure Schedule, and the letter agreement, dated September 23, 2011, between Target and Acquiror, (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) are not intended to confer upon any other Person any rights or remedies hereunder (other than any Person entitled to (i) insurance under Section 6.13, (ii) indemnification under Section 9, (iii) be paid Transaction Expenses pursuant to Section 6.20, (iv) as an Acquiror Common Stock Recipient, the benefit of Acquiror’s performance of its obligations under Section 2.7, (v) indemnification under Section 9.12 or (vi) distributions of the Stockholders’ Agent Expense Escrow pursuant to Section 2.10(c), the Indemnification Escrow pursuant to Section 9.1 and the Purchase Price Adjustment Escrow pursuant to Section 2.15(e), each of which shall be an express third-party beneficiary for purposes of such sections) and shall not be assigned by operation of law or otherwise without the written consent of the other party.

10.4 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.5 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located within the State of Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 9.4), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.1 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the State of Delaware.

10.7 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.8 Specific Enforcement. Each of the parties acknowledges and agrees that there would be irreparable harm, damages would be difficult to determine and there would not be any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached.

Accordingly each of the parties agrees that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity.

11. Stockholders’ Agent.

(a) Each holder of Target Capital Stock and Target Restricted Stock (by his, her or its execution of the Written Consent or Letter of Transmittal), authorizes Stockholders’ Agent to act as agent and attorney-in-fact for and on behalf of the Security Holders and to take all actions necessary or appropriate in the judgment of Stockholders’ Agent with respect to an matter related to this Agreement or the Escrow Agreement, including all actions required or permitted to be taken by Stockholders’ Agent under this Agreement. Such agency may be changed by the holders of a majority in interest of the Escrow Pro Rata Shares upon not less than 10 days’ prior written notice to Acquiror. Stockholders’ Agent may resign as such upon 10 days’ prior written notice to Acquiror and Target or the Surviving Corporation (as applicable). In the event of such resignation, a replacement Stockholders’ Agent shall promptly be selected by the holders of a majority in interest of the Escrow Pro Rata Shares, and Stockholders’ Agent’s resignation shall not become effective until the earlier of (x) the time at which such replacement stockholders’ agent has been selected and (y) 45 days after the date on which Stockholders’ Agent provided written notice of such resignation to Acquiror and Target or the Surviving Corporation (as applicable). In such an event, Stockholders’ Agent shall (i) reasonably cooperate in order to ensure a timely transition of responsibilities and records to the newly-selected stockholders’ agent, (ii) no longer be entitled to administer this Agreement, the Escrow Agreement or the Designated Escrow Agreement from and after the effective time of its replacement (and shall take whatever actions are reasonably necessary to remove itself as a party thereto in substitution for the newly-selected stockholders’ agent) and (iii) only be entitled to expense reimbursement under Section 2.10(c) and the Designated Escrow Agreement for costs and expenses incurred through the effective time of its resignation. The newly-selected stockholders’ agent shall become the Stockholders’ Agent for all purposes of this agreement, the Escrow Agreement and the Designated Escrow Agreement, and shall perform the duties and obligations of the Stockholders’ Agent hereunder and thereunder, from and after such effective time in accordance with the terms hereof and thereof.

(b) No bond shall be required of Stockholders’ Agent. Stockholders’ Agent shall receive $50,000 for its services, which shall be payable by Target within three (3) Business Days after the date hereof to an account specified by Stockholders’ Agent to Target. Notices or communications to or from Stockholders’ Agent shall constitute notice to or from each of the Security Holders.

(c) The Stockholders’ Agent agrees to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenant covenants or obligations shall be read into this Agreement against Stockholders’ Agent. The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as Stockholders’ Agent while acting without gross negligence, bad faith or fraud and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of the absence of gross negligence, bad faith or fraud. In no event shall Stockholders’ Agent have (i) any duty or obligation to initiate, defend or compromise any claim or (ii) be required to incur any expenses in connection with the performance of its duties hereunder if the amount of such expenses are (together with the amount of all expenses previously incurred by Stockholders’ Agent), in the good faith judgment of Stockholders’ Agent, reasonably likely to exceed the Stockholders’ Agent Expense Escrow. Each holder of Target Capital Stock shall severally indemnify and hold Stockholders’ Agent harmless against any loss, liability or expense (including reasonable attorneys fees) incurred by Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder, except in each case to the extent arising out of the gross negligence, bad faith or fraud of Stockholders’ Agent.

(d) The parties shall provide Stockholders’ Agent with reasonable access to information about Target and Target Related Businesses and the reasonable assistance of Target’s and Target Related Businesses’ officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need-to-know basis to individuals who agree to treat such information confidentially).

(e) Acquiror acknowledges that Stockholders’ Agent may have a conflict of interest with respect to its duties as Stockholders’ Agent, and in such regard Stockholders’ Agent has informed Acquiror that it will act in the best interests of the Security Holders.

(f) In all matters related to this Section 11, Stockholders’ Agent shall be the only party entitled to assert the rights of the Security Holders. A decision, act, consent or instruction of Stockholders’ Agent shall constitute a decision of all Security Holders and shall be final, binding and conclusive upon each such Security Holder, and Acquiror may rely upon any decision, act, consent or instruction of Stockholders’ Agent as being the decision, act, consent or instruction of each and every such Security Holder. Acquiror is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Stockholders’ Agent.

(g) The Stockholders’ Agent Expense Escrow shall be available to the Stockholders’ Agent solely to reimburse Stockholders’ Agent for any costs and expenses reasonably and actually incurred by Stockholders’ Agent in connection with the administration of its duties and the fulfillment of its obligations hereunder as further described in Section 2.9(c) and in the Designated Escrow Agreement.

(h) Each holder of Target Capital Stock shall promptly provide written notice to Stockholders’ Agent of any change of address of such holder. The Stockholders’ Agent shall maintain reasonable records of disbursements from the Indemnification Escrow, the Purchase Price Adjustment Escrow and the Stockholders’ Agent Expense Escrow and otherwise, which shall be available to Security Holders for inspection upon reasonable request.

12. Interpretation.

(a) When a reference is made in this Agreement to a Section hereof, such reference shall be to a Section of this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(d) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(g) If any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day.

(h) References to a Person are also to its permitted successors and assigns.

(i) The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(j) The term “reasonable best efforts” or similar terms shall not require the waiver of any rights under this Agreement.

(k) The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practice” (if not otherwise so stated).

(l) The term “delivered to Acquiror” as used in this Agreement shall mean that the documents were either posted to the “Project Catamaran” data room at https://services.intralinks.com/AZ?w=1047595&p=3 or delivered to Acquiror or its accountants, attorneys or other agents or advisors.

(m) For purposes of this Agreement, “intentional misrepresentation” shall mean a misrepresentation that is a consequence of an act undertaken by the misrepresenting Person with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

NUVASIVE, INC.

By:	/s/ Alexis V. Lukianov
Name: Alexis V. Lukianov Title: Chairman and Chief Executive Officer

CATAMARAN ACQUISITION CORPORATION

By:	/s/ Jason M. Hannon
Name: Jason M. Hannon Title: President and Chief Executive Officer

IMPULSE MONITORING, INC.

By:	/s/ Eugene Santa Cattarina
Name: Eugene Santa Cattarina Title: Chief Executive Officer

TULLIS-DICKERSON & CO., INC., as Stockholders’ Agent, in its capacity as stockholders’ agent

By:	/s/ James L.L. Tullis
Name: James L.L. Tullis Title: Chief Executive Officer

EXHIBIT A

Form of Escrow Agreement

Execution Copy

ESCROW AGREEMENT

This Escrow Agreement, dated this 28th day of September, 2011 (this “Escrow Agreement”), is entered into by and among NuVasive, Inc., a Delaware corporation (“Acquiror”), Tullis-Dickerson & Co., Inc., a Delaware corporation, (“Stockholders’ Agent” and together with Acquiror, collectively, the “Parties,” and individually, a “Party”), and Wells Fargo Bank, National Association, as escrow agent (“Escrow Agent”). Capitalized terms that are not defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

A. Pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 28, 2011, by and among Acquiror, Catamaran Acquisition Corporation, a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Acquiror, Impulse Monitoring, Inc., a Delaware corporation (“Target”) and Stockholders’ Agent (in its capacity as such), Merger Sub will be merged with and into Target (the “Merger”), the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation.

B. Stockholders’ Agent will, at or prior to the Closing (as defined below), deliver to the Escrow Agent a schedule (the “Escrow Property Schedule”) (which Escrow Property Schedule shall be consistent with the Closing Payment Schedule contemplated by Section 2.9 of the Merger Agreement) setting forth (i) the name and address and the taxpayer identification number or employer identification number, as applicable, of each individual or entity entitled to receive distributions from the Escrow Property other than Acquiror (the “Security Holders”), and (ii) the pro rata portion of such distributions (expressed as a percentage) that each such Security Holder is entitled to receive (the “Escrow Pro Rata Share”), which schedule shall be amended prior to Closing if necessary to reflect any changes to the information set forth therein that occur between the date of this Escrow Agreement and the consummation of the Merger (the “Closing”). At the Closing, the Escrow Property Schedule will be attached as Exhibit A hereto.

C. Acquiror has agreed to place in escrow certain funds pursuant to Section 2.10 of the Merger Agreement, and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement.

In consideration of the promises and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE I

ESCROW DEPOSIT

Section 1.1 Receipt of Escrow Property. Upon the Closing, Acquiror shall deliver to the Escrow Agent the amount of $10,000,000 (the “Indemnification Escrow”), and the amount of $500,000 (the “PPA Escrow,” and together with the Indemnification Escrow and the investment earnings and income with respect thereto, the “Escrow Property”), each in immediately available funds. The Escrow Agent agrees to (and the Parties agree that the Escrow Agent shall) hold, administer and disburse the Escrow Property pursuant to and in accordance with this Agreement.

Section 1.2 Investments.

(a) The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Property and any investment income thereon as set forth in Exhibit B hereto, or as set forth in any subsequent written instruction signed by Acquiror and Stockholders’ Agent; provided, however, that no investment or reinvestment may be made except in the following:

(i) direct obligations of the United States of America or obligations the principal of, and the interest on which, are unconditionally guaranteed by the United States of America;

(ii) certificates of deposit issued by any bank, bank and trust company, or national banking association (including Escrow Agent and its affiliates), or any such bank, bank and trust company or national banking association that is a Certificate of Deposit Account Registry Service, and which certificates of deposit are insured by the Federal Deposit Insurance Corporation or a similar successor governmental agency;

(iii) any institutional money market fund with a rating of AAA or higher by Moody’s Investors Service or Standard & Poor’s offered by Escrow Agent, including any institutional money market fund managed by Escrow Agent or any of its affiliates; or

(iv) Wells Fargo Money Market Deposit Account, which is FDIC insured up to the applicable FDIC limits.

(b) Any investment earnings and income on the Indemnification Escrow and the PPA Escrow shall be disbursed in accordance with Section 1.3(f) of this Escrow Agreement.

(c) The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement, unless such loss results from the gross negligence or willful misconduct of the Escrow Agent or the lack of performance of its expressed duties and obligations under this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 1.3 Disbursements.

(a) Purchase Price Adjustment Escrow. Upon final determination by Acquiror and Stockholders’ Agent pursuant to Section 2.15 of the Merger Agreement of any payments due thereunder:

(i) if payment is due to Acquiror, (A) Acquiror and Stockholders’ Agent shall issue a joint written instruction to the Escrow Agent to distribute, and the Escrow Agent shall so distribute, to Acquiror an amount in cash equal to such payment from (x) the PPA Escrow and (y) to the extent the PPA Escrow is insufficient to provide full payment to Acquiror as required by Section 2.15(e) of the Merger Agreement, from the Indemnification Escrow, and (B) after giving effect to any payment required to be made to Acquiror pursuant to clause (A), the Escrow Agent shall promptly distribute any amounts remaining in the PPA Escrow to the Security Holders; and

(ii) if payment is not due to Acquiror, Acquiror and Stockholders’ Agent shall issue a joint written instruction to the Escrow Agent to distribute, and the Escrow Agent shall so distribute, the entire PPA Escrow to the Security Holders.

(b) Indemnification Escrow.

(i) Prior to 11:59 p.m. (PST) on the date that is eighteen (18) months after the Closing (the “Termination Time”), Acquiror may deliver to Stockholders’ Agent and the Escrow Agent a written certificate signed by the Chief Financial Officer or other senior officer of Acquiror (an “Officer’s Certificate”) stating that in its good faith determination Acquiror is entitled to be indemnified, in the amount set forth in the Officer’s Certificate (the “Damages”) pursuant to Section 9.2(b) of the Merger Agreement, and specifying in reasonable detail the reasons therefor and the individual items of such Damages included in the amount so stated and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related.

(ii) The Escrow Agent shall not be responsible for making any assessments of the Officer’s Certificate and shall, subject to the terms and conditions of this Escrow Agreement, be entitled to rely conclusively upon its contents. Subject to clause (iii), the aggregate amount of all Damages specified in an Officer’s Certificate shall not be released from the Indemnification Escrow with respect to such claims until the claims related to such Damages have been finally resolved and either (1) the Escrow Agent receives a joint written instruction regarding the Damages to be released hereunder or (2) the Escrow Agent receives a certified copy of a final and non-appealable judgment of a competent court of jurisdiction stating that it is final with respect to the Damages at issue (a “Judgment”).

(iii) Notwithstanding clause (ii), in the event that within thirty (30) days from and after receipt of an Officer’s Certificate, Stockholders’ Agent does not provide a written objection (a “Stockholder Objection”) to the Escrow Agent and Acquiror with respect to one or more of the claims set forth in an Officer’s Certificate (each such non-disputed claim, a “Non-Disputed Claims”), the Escrow Agent shall disburse to Acquiror, on behalf of the Acquiror

Indemnified Persons, the amount of Damages set forth in such Officer’s Certificate that arise from each Non-Disputed Claim.

(iv) In the event that within thirty (30) days from and after receipt of an Officer’s Certificate, Stockholders’ Agent provides a Stockholder Objection with respect to one or more of the claims set forth in an Officer’s Certificate (each such disputed claim, a “Disputed Claims”), the Escrow Agent shall not release from the Indemnification Escrow the amount of Damages set forth in such Officer’s Certificate that arise from each Disputed Claim until such Disputed Claims have been finally resolved and either (1) the Escrow Agent receives a joint written instruction regarding the Damages to be released hereunder or (2) the Escrow Agent receives a certified copy of a Judgment; provided that this clause (iv) shall not prevent the Escrow Agent from disbursing funds from the Indemnification Escrow to Acquiror in satisfaction of any Non-Disputed Claim or any Disputed Claim that has been finally resolved.

(c) ***. On or after the date that is *** after the Closing, upon receipt of instructions from Stockholders’ Agent, the Escrow Agent shall *** an *** equal to *** portion of the Indemnification Escrow that *** after the Closing and is not *** but *** of Acquiror reflected in one or more *** of this Escrow Agreement.

(d) Final Escrow Release. On or after the date that is three days after the Termination Time, upon receipt of instructions from Stockholders’ Agent, the Escrow Agent shall distribute to the Security Holders an amount of cash equal to whatever portion of the Indemnification Escrow that remains in escrow as of the Termination Time and is not subject to pending but unresolved claims of Acquiror reflected in one or more Officer’s Certificates delivered by Acquiror pursuant to Section 1.3(b) of this Escrow Agreement.

(e) Pending Claims. Any portion of the Escrow Property that is held by the Escrow Agent with respect to any pending but unresolved indemnification claims shall be released by the Escrow Agent to the Security Holders, or Acquiror (as appropriate), promptly upon resolution of each specific indemnification claim involved and either (1) the Escrow Agent receives a joint written instruction regarding such portion or (2) the Escrow Agent receives a certified copy of a Judgment.

(f) Investment Earnings and Income. At the time of any disbursement of any portion of the PPA Escrow or Indemnification Escrow to Acquiror or the Security Holders pursuant to this Agreement, the Escrow Agent shall also disburse to the recipient thereof any accrued investment earnings and income with respect to the portion of the PPA Escrow or Indemnification Escrow so disbursed.

(g) Joint Instructions. In the event that Acquiror and Stockholders’ Agent jointly instruct the Escrow Agent to disburse the Escrow Property to any party, the Escrow Agent shall comply with such instructions, any provision herein to the contrary notwithstanding.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

(h) Security Holder Distributions. Any disbursement of the Escrow Property to the Security Holders made by the Escrow Agent in accordance with this Escrow Agreement shall be made to Wells Fargo Bank, National Association, as paying agent, for prompt subsequent distribution to the Security Holders in accordance with such Security Holders’ Escrow Pro Rata Share as set forth on the Escrow Property Schedule; provided that all distributions to holders of options to purchase Target’s common stock (“Option Holders”) that, as specified in written instructions from Acquiror or Stockholders’ Agent, are employees of Acquiror or any of its affiliates at the time of such distribution shall be made to Acquiror for prompt subsequent distribution to such Option Holder, which shall be no later than Acquiror’s next practicable payroll disbursement to such Option Holder.

(i) Judgments; Instructions. Promptly following receipt by the Escrow Agent of any Judgment or any instructions presented by one Party but not the other, the Escrow Agent shall deliver a copy of such Judgment or such instructions to the non-presenting Party.

Section 1.4 Income Tax Allocation and Reporting.

(a) The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported by the Escrow Agent to the Internal Revenue Service as having been earned by Acquiror; provided, however that (i) in the event that any disbursement of interest or investment income is made to the Security Holders, such amounts shall be reported as being earned by the Security Holders in accordance with the Escrow Pro Rata Share in the year that such interest or investment income was disbursed; and (ii) prior to the final disbursement of the Escrow Property under this Agreement, Acquiror shall be reimbursed (from the then remaining Escrow Property) for the income taxes on the interest or investment income with respect to which (pursuant to this Section 1.4(a)) Acquiror paid income taxes but which was disbursed to the Security Holders. Acquiror shall provide written notice (a “Tax Notice”) to the Escrow Agent and Stockholders’ Agent of the amount to be disbursed to Acquiror pursuant to Section 1.4(a)(ii), and in the event that within ten (10) business days from and after receipt of such a Tax Notice, Stockholders’ Agent does not provide a written objection to the Escrow Agent and Acquiror with respect to such Tax Notice, the Escrow Agent shall disburse to Acquiror the amount set forth in the Tax Notice. Nothing in this Section 1.4(a) shall affect the Security Holders’ rights to receive investment earnings and income of the Indemnification Escrow pursuant to this Agreement and Section 1.3(f).

(b) Prior to closing, the Parties shall provide the Escrow Agent with certified tax payer identification numbers by furnishing the appropriate completed Internal Revenue Service forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request. The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Property and to remit such amounts to the Internal Revenue Service.

(c) To the extent that the Escrow Agent becomes liable for the payment of any taxes (including any transfer taxes) in respect of income derived from the investment of the Escrow

Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, assessment, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, assessment, penalty or other cost or expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent or the lack of performance of its expressed duties and obligations under this Escrow Agreement. The indemnification provided by this Section 1.4(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 1.5 Termination. Upon the disbursement of all of the Escrow Property, including any interest and investment earnings thereon, this Escrow Agreement shall terminate and be of no further force and effect except that the provisions of Sections 1.4(c), 3.1 and 3.2 hereof shall survive termination.

ARTICLE II

DUTIES OF THE ESCROW AGENT

Section 2.1 Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement and the capitalized terms used herein that are defined by reference to the Merger Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2 Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all reasonable compensation (including, reasonable fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees; provided that the Escrow Agent shall remain liable for the performance of such duties by such persons.

Section 2.3 Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective authorized agents or representatives and their successors or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit C-1 and Exhibit C-2 to this Escrow Agreement.

Section 2.4 Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5 No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

Section 2.6 Collected Escrow Funds. Any portion of the Escrow Property in the form of cash or its equivalent is deemed deposited when delivered to the Escrow Agent. The Escrow Property shall be disbursed by the Escrow Agent by wire transfer of funds or by check payable to the appropriate distributee (i) with respect to the Security Holders, at the address or pursuant to the wire instructions provided in the Escrow Property Schedule, as so directed by Stockholders’ Agent, and (ii) with respect to Acquiror, at the address set forth in Section 4.3 or pursuant to written wire instructions, as so directed by Acquiror.

Article III

PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1 Indemnification. The Parties, jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys’ fees and expenses or other professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent or the lack of performance of its expressed duties and obligations under this Escrow Agreement. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 3.2 Limitation of Liability. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR THE LACK OF PERFORMANCE OF ITS EXPRESSED

DUTIES AND OBLIGATIONS UNDER THIS ESCROW AGREEMENT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3 Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4 Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit D, which compensation shall be paid by Acquiror at the Closing; it being understood that one half (1/2) of such compensation shall be deemed payable by Target pursuant to the Merger Agreement. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the Escrow Agent renders, at the joint request of Acquiror and Stockholders’ Agent, any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder involving the Escrow Agent, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event, one half (1/2) of which shall be due and payable by Acquiror, and one half (1/2) of which shall be due and payable by Stockholders’ Agent on behalf of the Security Holders. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law, which shall accrue annually, on the basis of a 365-day year. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property.

Section 3.5 Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow

Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Property until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Property, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover reasonable attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6 Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7 Attachment of Escrow Property; Compliance with Legal Orders. In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8 Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services (to the extent such loss or malfunction is caused by the foregoing); accidents; labor disputes, acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Security Holders shall be binding unless and until written notice of such assignment shall be delivered to Acquiror and the Escrow Agent by Stockholders’ Agent on behalf of such Security Holder.

Section 4.2 Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

Section 4.3 Notices. All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the parties to notify the other parties in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to Acquiror:

NuVasive, Inc.

7475 Lusk Blvd.

San Diego, CA 92121

Attention: Executive Vice President & General Counsel

Facsimile: (858) 909-2479

with a copy to:

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, CA 92121

Attention: Michael Kagnoff

Facsimile: (858) 638- 6722

If to Stockholders’ Agent:

Tullis-Dickerson & Co., Inc.

One Stamford Plaza

263 Tresser Blvd., 12th Floor

Stamford, CT 06901

Attention: James L.L. Tullis

Facsimile: (203) 629-9293

with a copies to:

Clifford Chance US LLP

31 W. 52nd Street

New York, NY 10019

Attention: Benjamin K. Sibbett

Facsimile: (212) 878-8375

Pepper Hamilton LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, Pennsylvania 19312-1183

Attention: Christopher A. Rossi

Facsimile: (267) 200-0865

If to the Escrow Agent:

Wells Fargo Bank, National Association

333 Market Street, 18th Floor

MAC A 0119-181

San Francisco, CA 94105

Attention: Michael Susnow Corporate, Municipal and Escrow Solutions

Facsimile: (415) 371-3400

Section 4.4 Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 4.5 Entire Agreement. This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the Escrow Property.

Section 4.6 Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7 Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8 Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement

Section 4.9 Interpretation. If any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a business day, such action shall be taken on the next business day following such day.

Section 4.10 Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

Section 4.11 Effective Date. This Agreement shall become effective as of the Closing.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

NUVASIVE, INC.

By:

Name:

Title:

TULLIS-DICKERSON & CO., INC.

By:

Name:

Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:

Name:

Title:

EXHIBIT A

Escrow Property Schedule

EXHIBIT B

Agency and Custody Account Direction

For Cash Balances

Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit B is attached.

You are hereby directed to deposit, as indicated below, or as we mutually shall direct further in writing from time to time, all cash in the Account in the following money market deposit account of Wells Fargo Bank, National Association:

Wells Fargo Money Market Deposit Account (MMDA)

You have represented to us, and we understand, that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

We acknowledge that you have full power to direct investments of the Account subject to Section 1.2 of the Escrow Agreement.

We understand that we may change this direction at any time in a writing signed by each of us or any other authorized representative as designated in Exhibit C-1 or C-2 and that it shall continue in effect until revoked or modified by us by a joint written notice to you.

[ ]
Authorized Representative [Acquiror]	[Authorized Representative] [Stockholders’ Agent]

[ ]
Date	[Date]

EXHIBIT C-1

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Acquiror and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit C-1 is attached, on behalf of Acquiror.

Name / Title	Specimen Signature

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

EXHIBIT C-2

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of Stockholders’ Agent authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit C-2 is attached, on behalf of of the Security Holders.

Name / Title	Specimen Signature

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

EXHIBIT D

Fees of Escrow Agent

August 22, 2011	Wells Fargo Corporate Trust 707 Wilshire Blvd – 17th Floor Los Angeles, CA 90017 John Deleray 213.614.3351 – office 213.760.0363 – mobile 213.614.3355 - fax

Wells Fargo Corporate Trust Services

Fee Schedule for Escrow Agent for the

Project Catamaran/Raven Cash Escrow

Acceptance Fee:	WAIVED

Initial Fees as they relate to Wells Fargo Bank acting in the capacity of Escrow Agent – includes creation and examination of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account.

Acceptance Fee payable at time of Escrow Agreement execution.

Escrow Agent Annual Administrative Fee:	$2,500.00

For ordinary administration services by Escrow Agent – includes daily routine account management; investment transactions; cash transaction processing (including wires and check processing); monitoring claim notices pursuant to the agreement; disbursement of the funds in accordance with the agreement; and mailing of trust account statements to all applicable parties.

Tax reporting is included for up to Five (5) entities. Should additional reporting be necessary, a $25 per reporting charge will be assessed.

This fee is Payable in advance, with the first installment due at the time of Escrow Agreement execution. Fee will not be prorated in case of early termination.

Wells Fargo’s bid is based on the following assumptions:

•	Number of Escrow Accounts to be established: One (1)

•	Number of Deposits to Escrow Account: Not more than Three (3)

•	Number of Withdrawals from Escrow Fund: Not more than Five (5)

•	Term of Escrow: Indefinite

•	This fee schedule assumes that balances in the escrow account will be invested in money market funds “or depository account” that Wells Fargo has a relationship with

•	All funds will be received from or distributed to a domestic or an approved foreign entity

•	If the account(s) does not open within three (3) months of the date shown below, this proposal will be deemed null and void

Out-of-Pocket Expenses:	At Cost

We only charge for out-of-pocket expenses in response to specific tasks assigned by the client. Therefore, we cannot anticipate what specific out-of-pocket items will be needed or what corresponding expenses will be incurred. Possible expenses would be, but are not limited to, express mail and messenger charges, travel expenses to attend closing or other meetings. There are no charges for indirect out-of-pocket expenses.

This fee schedule is based upon the assumptions listed above which pertain to the responsibilities and risks involved in Wells Fargo undertaking the role of Escrow Agent. These assumptions are based on information provided to us as of the date of this fee schedule. Our fee schedule is subject to review and acceptance of the final documents. Should any of the assumptions, duties or responsibilities change, we reserve the right to affirm, modify or rescind our fee schedule.

EXHIBIT B

List of Target Related Businesses

American Neuromonitoring Associates, P.C.

Midwest Neuromonitoring Associates, P.C.

North Pacific Neuromonitoring Associates, P.C.

Pacific Neuromonitoring Associates, Inc.

Keystone Neuromonitoring Associates, P.C.

EXHIBIT C

Form of Certificate of Merger

CERTIFICATE OF MERGER

OF

CATAMARAN ACQUISITION CORPORATION

(a Delaware corporation)

with and into

IMPULSE MONITORING, INC.

(a Delaware corporation)

Pursuant to the provisions of Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), Impulse Monitoring, Inc., a Delaware corporation (“IMI”), hereby certifies the following information relating to the merger (the “Merger”) of Catamaran Acquisition Corporation, a Delaware corporation (“Mergerco”), with and into IMI:

FIRST: The names and states of incorporation of the constituent corporations (the “Constituent Corporations”) in the Merger are:

Name	State of Incorporation
Impulse Monitoring, Inc.	Delaware
Catamaran Acquisition Corporation	Delaware

SECOND: The Agreement and Plan of Merger (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the DGCL.

THIRD: IMI shall be the surviving corporation in the Merger, and the name of the surviving corporation shall be [—] (the “Surviving Corporation”).

FOURTH: The Certificate of Incorporation of Mergerco, as in effect immediately prior to the effective time of the Merger, shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation whose address is [—].

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any Constituent Corporation.

SEVENTH: This Certificate of Merger, and the Merger provided for herein, shall become effective upon the filing of this Certificate of Merger.

IN WITNESS WHEREOF, Impulse Monitoring, Inc. has caused this Certificate of Merger to be executed by its duly authorized officer on [—], 2011.

IMPULSE MONITORING, INC.

By:
Name:
Title:

EXHIBIT D

Option Acknowledgement Form

FORM OF OPTION ACKNOWLEDGMENT AND RELEASE

IMPULSE MONITORING, INC.

To Holders of Options to Purchase Shares of the Common Stock of Impulse Monitoring, Inc.:

This Option Acknowledgment and Release (this “Acknowledgment”) is being delivered to you pursuant to the terms of the Agreement and Plan of Merger, dated as of September 28, 2011 (the “Merger Agreement”), by and among NuVasive, Inc., a Delaware corporation (“Acquiror”), Catamaran Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), Impulse Monitoring, Inc., a Delaware corporation (“Company”), and Tullis-Dickerson & Co., Inc., a Delaware corporation, in its capacity as the Stockholders’ Agent (the “Stockholders’ Agent”).

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into the Company (the “Merger”) and (i) the outstanding shares of the Company’s capital stock at the Effective Time will be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement) upon the terms and subject to the conditions of the Merger Agreement; and (ii) the outstanding unexpired and unexercised options (the “Company Options”) to purchase shares of the Company’s common stock (“Common Stock”) will become fully vested and automatically converted into the right to receive a cash payment equal on a per share basis to the cash amount that a holder of a share of the Company’s Common Stock would receive less the applicable exercise price per share of such holder’s Company Options, reduced by applicable withholding taxes and subject to certain purchase price adjustments and indemnification obligations under the Merger Agreement (the “Per Share Option Cancellation Payment”).

It is estimated, as of the date of this Acknowledgment, that the per share cash amount is expected to be within a range of approximately $[—] to $[—]. Please note this range is merely an estimate, and is subject to change. Also, please note that a portion of the Per Share Option Cancellation Payment will be set aside, until its release (if at all), in accordance with the terms of the Merger Agreement, an indemnification escrow agreement (the “Escrow Agreement”) and Stockholders’ Agent expense escrow agreement (the “Expense Escrow Agreement”) for the purposes of satisfying certain purchase price adjustments, any claims Acquiror has for indemnification and costs and expenses incurred by the Stockholders’ Agent, as applicable. By signing this Acknowledgment, you hereby agree and acknowledge that your payment may be reduced by these potential adjustments, indemnity claims and Stockholders’ Agent costs and expenses, in each case pursuant to the Merger Agreement, the Escrow Agreement and the Expense Escrow Agreement.

Pursuant to the terms of the Merger Agreement, the Stockholders’ Agent will act as an agent and attorney-in-fact for and on behalf of all stockholders and holders of Company Options in representing the stockholders and the holders of Company Options related to the potential purchase price adjustments and indemnity claims described above, and is authorized to take all actions necessary or appropriate in the judgment of Stockholders’ Agent in connection therewith. By signing this Acknowledgment, the undersigned agrees to the appointment of the Stockholders’ Agent and the use of the Expense Escrow Agreement for the reasonable costs and expenses incurred by the Stockholder’s Agent.

The undersigned understands that the initial cash payment will be made after the closing of the Merger and the execution of this Acknowledgment, and will be payable in accordance with the Company’s regular payroll procedures. Check(s) to which the undersigned is entitled will be issued in the name set forth on Exhibit A hereto and delivered to the address set forth on Exhibit A hereto.

Based on the records of the Company, immediately prior to the Effective Time, you hold the Company Options identified on Exhibit A hereto (the “Holder Options”). By executing this letter, you authorize and instruct the Company to deduct and withhold from the consideration otherwise payable to you pursuant to the Merger Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable tax law.

INSTRUCTIONS

In accordance with the terms of the Merger Agreement, no payment will be made to you unless and until we receive from you this Acknowledgment countersigned by you. In order to receive any payment to which you are entitled, please sign this Acknowledgment and return it to [—] at the following address not later than October 14, 2011.

Attn: [—]

Impulse Monitoring, Inc.

10420 Little Patuxent Parkway, #250

Columbia, MD 21044

The method of delivery of this Acknowledgment is at the undersigned’s own risk, but if sent by mail, overnight or certified mail is suggested. Delivery will be deemed effective only when received by the Company

RELEASE

The undersigned hereby releases and discharges Acquiror, Merger Sub the Company, any Target Related Business (as defined in the Merger Agreement), and their respective past and present agents, assigns, transferees, attorneys, administrators, predecessors, subsidiaries, affiliates, successors, insurers, and officers, directors, stockholders, employees and representatives (in each case when acting in their capacities as such) (collectively “Releasees”) from any and all claims, demands, liabilities, obligations, responsibilities, suits, actions and causes of action, whether known or unknown, liquidated or unliquidated, fixed or contingent, or otherwise, in each case, arising out of, relating to, or otherwise connected with all prior relationships with, between or among any or all of the foregoing parties, and any of their business or other relationships arising out of or related to the same of any nature, which the undersigned now has or may have against any of the Releasees in all cases solely with respect to the period up to the date of this Acknowledgment, including any and all claims that the undersigned might have to additional shares of stock of the Company or any Target Related Business, except in each case for any obligation of the Company or Target Related Business to the undersigned in his or her capacity as an employee (including his or her right to receive full payment for his or her Company Options pursuant to the Merger Agreement and be indemnified pursuant to Section 9 thereof) and any rights to indemnification related to the undersigned’s actions in such capacity. Additionally, the undersigned waives any and all notice, if any, required to be given pursuant to the Impulse Monitoring Inc. 2003 Stock Incentive Plan or any awards granted pursuant thereto. The undersigned acknowledges that the undersigned may discover facts or law different from or in addition to the facts or law that the undersigned knows or believes to be true with respect to the claims released in this paragraph and agrees, nonetheless, that this release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. The undersigned further agrees that, to the fullest extent permitted by law, the undersigned will not prosecute, nor allow to be prosecuted on the undersigned’s behalf, in any administrative agency or in any court, any claim or demand released in this paragraph.

This release is intended to be interpreted broadly and is intended to include all claims, other than those that cannot be released as a matter of law. The foregoing release may be pled by a Releasee as full and complete defense to any action, suit or claim and may be used as an injunction against any such action, suit, claim, or other proceeding of any type which may be prosecuted, initiated or attempted with respect to any matter released hereunder.

The undersigned acknowledges and agrees that, if the undersigned is a California resident, all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

HOLDER SIGN HERE

By signing below, you agree to be bound by the terms of the foregoing Acknowledgment.

Date:	By:
Signature of holder or agent

Print Name:

Daytime Telephone Number (including Area Code)

* The signature on this Acknowledgment should correspond exactly with the name of the registered holder as written on the

Stock Option Certificate.

If this Acknowledgment is signed by a trustee, executor, administrator, guardian, officer of a corporation, partner of a partnership, attorney-in-fact, or in any other representative or fiduciary capacity, the person signing this Acknowledgment must give such person’s full title in such capacity and appropriate evidence of authority to act in such capacity must be forwarded with this Acknowledgment.

EXHIBIT A

DESCRIPTION OF OPTION AWARDS

In connection with the Merger, the undersigned hereby surrenders all rights under the Company Options described below.

Exact Name and Address of Registered Holder	Option Exercise Price	Grant Date	Number of Common Shares represented by applicable Award or other grant agreement
Name:

Address:

EXHIBIT E

Form of Letter of Transmittal

LETTER OF TRANSMITTAL

To Accompany Certificate(s) Representing Shares of Common Stock and/or Preferred Stock

of

IMPULSE MONITORING, INC.

To be Exchanged for Cash and/or Shares of Common Stock of NuVasive, Inc.

Complete and Return Original

By Mail or Overnight Courier to:

Wells Fargo Shareowner Services, as

Paying Agent

By Mail to:	By Overnight Courier or Hand-Delivery to:
Wells Fargo Shareowner Services	Wells Fargo Shareowner Services
Attention: PASS Team	Attention: PASS Team
P.O. Box 64858	161 North Concord Exchange
St. Paul, MN 55164-0854	South St. Paul, MN 55075

For Assistance Call Wells Fargo Shareowner Services at:

Phone: 866-927-3919

or

E-mail at AcquisitionTeam@wellsfargo.com

Delivery of this instrument to an address other than as set forth above does not constitute a valid delivery.

DESCRIPTION OF CERTIFICATES SURRENDERED

Certificate(s) Enclosed (Attach signed list if space below is inadequate)
Print Name and Address of Registered Owner(s)	Certificate Number (if applicable)	Number of Shares of Impulse Monitoring, Inc. Common Stock or Preferred Stock Represented by Certificate	Series of Shares of Impulse Monitoring, Inc. Preferred Stock (if applicable) Represented by Certificate

Total Shares

PLEASE READ AND FOLLOW THE ACCOMPANYING INSTRUCTIONS CAREFULLY. YOU MUST COMPLETE THE BOXES ON PAGES 5 (IF APPLICABLE) AND 7.

ENCLOSE CERTIFICATES WHICH REPRESENT SHARES OF COMMON STOCK AND/OR PREFERRED STOCK OF IMPULSE MONITORING, INC. WITH THIS LETTER OF TRANSMITTAL.

☐	If any of the certificate(s) representing shares of Common Stock and/or Preferred Stock of Impulse Monitoring, Inc. that you own have been lost, stolen or destroyed, check this box and see Instruction 3. Complete the remainder of this Letter of Transmittal and indicate here the number of shares of such stock represented by the lost, stolen or destroyed certificate(s).

                                                              (Number of shares and series of Common Stock and/or Preferred Stock represented by lost, stolen or destroyed certificate(s)).

☐	If you wish to have the cash consideration to be issued to you in the Merger (as defined herein) sent by wire transfer, please check this box, complete the remainder of this Letter of Transmittal and complete the Paying Agent wire instruction form attached hereto as Appendix A.

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement (defined below).

A.	Surrender of Certificates

Enclosed are one or more certificates representing shares of Common Stock and/or Preferred Stock of Impulse Monitoring, Inc. (together, the “Stock”).

In connection with that certain Agreement and Plan of Merger dated as of September 28, 2011 (the “Merger Agreement”), by and among NuVasive, Inc., a Delaware corporation (“Acquiror”), Catamaran Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), Impulse Monitoring, Inc., a Delaware corporation (“Target”), and Tullis-Dickerson & Co., Inc., a Delaware corporation, in its capacity as Stockholders’ Agent (“Stockholders’ Agent”), the undersigned hereby surrenders, subject to the terms and conditions of the Merger Agreement, the certificate(s) noted above representing shares of Stock owned by the undersigned in exchange for, and for the purpose of, receiving the cash amount and shares of Acquiror’s common stock, $0.001 par value per share (the “Acquiror Shares”), as applicable, that the undersigned is entitled to receive with respect to the Stock being surrendered pursuant to the Merger Agreement. No fractional Acquiror Shares will be issued. If, as a result of the conversion of the Stock into merger consideration pursuant to the terms of the Merger Agreement, a fractional interest in an Acquiror Share would be deliverable to the undersigned, Acquiror or the Paying Agent will deliver, in lieu of such fractional share, a check for an amount equal to the product of the Closing Acquiror Common Stock Price multiplied by such fractional interest. All cash payments shall be rounded to the nearest penny.

B.	Representations and Warranties

The undersigned hereby represents and warrants as follows:

The undersigned is the registered holder of the shares of Stock represented by the enclosed certificate(s), with good title to such shares of Stock and full power and authority to sell, assign and transfer the shares of Stock represented by the enclosed certificate(s), free and clear of any encumbrance, restriction on transfer (other than any restrictions set forth under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws), claim, lien, pledge, option, charge, security interest, defect of title or other similar right of any third party whether voluntarily exercised or arising by operation of law (a “Lien”).

The undersigned has agreed or (to the extent the undersigned has not made such agreement) hereby agrees to his, her or its (i) indemnification obligations set forth in Section 9 of the Merger Agreement including the setting aside of the undersigned’s pro rata portion of the amounts to be contributed into escrow with respect to such obligations pursuant to Section 2.10(b) of the Merger Agreement, (ii) payment obligations, if any, with respect to the working capital, net debt and transaction expenses adjustments set forth in Section 2.15 of the Merger Agreement, including the setting aside of the undersigned’s pro rata portion of the amounts to be contributed into escrow with respect to such obligations pursuant to Section 2.10(b) of the Merger Agreement, and (iii) payment obligations, if any, with respect to the reasonable costs and expenses of the Stockholders’ Agent, including the setting aside of the undersigned’s pro rata portion of the amounts to be contributed into escrow with respect to such obligations as set forth in Section 2.10(c) of the Merger Agreement. The undersigned has authorized or (to the extent the undersigned has not made such authorization) hereby authorizes Stockholders’ Agent to act as agent and attorney-in-fact for and on behalf of the undersigned and to take all actions necessary or appropriate in the judgment of Stockholders’ Agent in each case in accordance with Section 11 of the Merger Agreement.

The undersigned has full power and authority (and, if an individual, legal capacity) to execute and deliver this Letter of Transmittal and to perform his, her or its obligations hereunder. The undersigned has duly executed and delivered this Letter of Transmittal, which constitutes the valid and legally binding obligation of the undersigned, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and general principles of equity. The undersigned is not required to give any notice to, make any filing or registration with, or obtain any authorization, waiver, license, consent, or approval of any governmental authority or third party in connection with the execution and delivery of this Letter of Transmittal by the undersigned, the performance by the undersigned of his, her or its obligations hereunder or the consummation of the transactions contemplated by this Letter of Transmittal. To the extent that the undersigned is an entity, the execution and delivery of this Letter of Transmittal by the undersigned, the performance by the undersigned of its obligations hereunder, and the consummation by the undersigned of the transactions contemplated hereby, have been duly authorized by the undersigned (including by the Board of Directors or other managing body of the undersigned, if required) and no other corporate or other action, as the case may be, on the part of the undersigned is necessary to authorize the execution and delivery of this Letter of Transmittal by the undersigned, the performance by the undersigned of its obligations hereunder or the consummation by the undersigned of the transactions contemplated hereby.

If the undersigned is surrendering shares of Preferred Stock of Target, the undersigned (i) has included with this Letter of Transmittal a copy of the Accredited Investor Questionnaire previously delivered to Acquiror and (ii) hereby represents and warrants that the undersigned is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Neither the execution and the delivery of this Letter of Transmittal, the performance by the undersigned of his, her or its obligations hereunder nor the consummation of the transactions contemplated hereby, will (i) violate any law to which the undersigned or any of his, her or its assets or properties is subject, (ii) if the undersigned is an entity, violate any provision of its charter, bylaws or any other organizational or governing documents or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, consent or approval under any agreement, contract, lease, permit, instrument, or other arrangements to which the undersigned is a party or by which it is bound or to which any of the undersigned’s assets is subject (or result in the imposition of any Lien).

The undersigned will, upon request, execute any additional documents that are reasonably required to complete the surrender and exchange of the enclosed shares of Stock. This Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.

The undersigned acknowledges that to the extent the cash payment and Acquiror Shares received in exchange for the Stock surrendered herewith complies with the terms of the Merger Agreement with respect to payments required to be made thereunder with respect to such Stock, then such cash payment and Acquiror Shares constitutes the entire and total consideration to which the undersigned is entitled pursuant to the terms of the Merger Agreement; provided, however, that the undersigned may in the future become entitled to receive the undersigned’s pro rata portion, if any, of the Indemnification Escrow (as defined in the Merger Agreement), the Purchase Price Adjustment Escrow (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement, an indemnification escrow agreement and a Stockholders’ Agent expense escrow agreement, following the resolution of any claims for indemnification that may be asserted by Acquiror, any adjustments to the Merger Consideration, and any reduction for reasonable costs and expenses of the Stockholders’ Agent in connection with the administration of its duties and the fulfillment of its obligations, in each of the foregoing cases pursuant to the terms of the Merger Agreement, as applicable.

Acquiror and Paying Agent reserve the right, in their reasonable discretion, to reject any and all certificates representing Stock or Letters of Transmittal not in proper form or to waive any irregularities or defects in the surrender of the Stock delivered in connection herewith. A surrender will not be deemed to have been made until all irregularities have been cured by the undersigned or waived by Acquiror or Paying Agent.

The undersigned hereby irrevocably, unconditionally and forever acquits, releases and discharges Acquiror, Merger Sub, Paying Agent (solely to the extent related to its, and the persons and entities related to the Paying Agent set out below, acting in such capacity in connection with the Merger Agreement) and Target, and each of their respective past and present officers, directors, employees, divisions, affiliated corporations, affiliated non-corporation entities, representatives, successors, predecessors and assigns (in each case when acting in their capacities as such) (individually and collectively, the “Released Parties”) from any and all debts, losses, costs, bonds, suits, actions, causes of action, liabilities, contributions, attorneys’ fees, interest, damages, punitive damages, expenses, claims, potential claims, counterclaims, cross-claims, or demands, in law or in equity, asserted or unasserted, express or implied, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever (including with respect to the potential disposition of the technology commonly referred to as PEDD by the Target and other than claims in connection with fraud or willful misconduct by Acquiror that become known to the undersigned after the date hereof) that the undersigned had or has as of the date of this Letter of Transmittal, against any of the Released Parties, except (i) to the extent related to the undersigned’s rights to receive payments pursuant to Section 2 of the Merger Agreement; it being acknowledged and agreed by the undersigned that the Merger Consideration payable with respect to the Stock of the undersigned, is conclusive and binding on the undersigned; (ii) if applicable, the undersigned’s rights pursuant to Section 10.3 of the Merger Agreement as a third party beneficiary to insurance under Section 6.13 of the Merger Agreement; (iii) the undersigned’s right, if any, to indemnification by Acquiror under Section 9 of the Merger Agreement and (iv) the undersigned’s rights pursuant to Section 10.3 of the Merger Agreement as a third-party beneficiary to registration rights under Section 2.7 of the Merger Agreement. The foregoing release is intended to be complete, global and all encompassing and specifically includes claims that are known, unknown, fixed, contingent or conditional.

For stockholders that are residents or domiciled in California: The undersigned acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Submission of the certificate(s) described below is subject to the terms, conditions and limitations set forth in the Merger Agreement and the Instructions attached hereto.

NOTE: DO NOT SIGN STOCK CERTIFICATE(S) OR SUBMIT STOCK POWER(S) UNLESS YOU ARE COMPLETING SPECIAL ISSUANCE INSTRUCTIONS BELOW.

SPECIAL ISSUANCE INSTRUCTIONS (See Instruction 2)	SPECIAL DELIVERY INSTRUCTIONS
Fill in ONLY if check(s) are to be issued in a name other than the name appearing in the box on the first page of this Letter of Transmittal.*

Fill in ONLY if check(s) are to be delivered to someone other than the undersigned or to the undersigned at an address other than that shown in the box on the first page of this Letter of Transmittal.

Deliver check(s) to:

Name:	Name:

(Please Print First, Middle & Last Name)	(Please Print First, Middle & Last Name)

Address	Address
(Number and Street)	(Number and Street)

(City, State & Zip Code)	(City, State & Zip Code)

(Tax Identification or Social Security Number)

* Requires signature guarantee. See instruction 2 to this Letter of Transmittal

Certificate(s) must be endorsed or accompanied by separate stock power(s) and signatures guaranteed if the checks are to be issued in the name of anyone other than the registered holder.

BY SIGNING BELOW, THE UNDERSIGNED ACKNOWLEDGES THAT HE, SHE OR IT HAS CAREFULLY READ THIS LETTER OF TRANSMITTAL, THAT THE UNDERSIGNED HAS CONSULTED WITH COUNSEL OF HIS, HER OR ITS OWN CHOOSING, OR HAS DECIDED NOT TO CONSULT WITH COUNSEL, AND THAT THE UNDERSIGNED UNDERSTANDS THE MATTERS CONTAINED HEREIN.

[Signature page follows]

You are instructed to issue to the undersigned, as instructed below, a check (or wire transfer) representing the Merger Consideration to which the undersigned is entitled as set forth in the Closing Payment Schedule delivered to you at the Closing.

PLEASE SIGN HERE

X	Dated: , 2011

Capacity (if applicable)_X

(Must be signed by registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or person(s) authorized to whom the shares of Impulse Monitoring, Inc. Stock surrendered have been assigned and transferred as evidenced by endorsements or stock powers transmitted herewith, with signatures guaranteed. If signing is by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or other person acting in a fiduciary or representative capacity, please set forth full title and enclose proper evidence of authority to so act.) (See Instruction 2).

(Area Code and Telephone Number)

IF YOU HAVE COMPLETED THE SPECIAL ISSUANCE INSTRUCTIONS YOUR SIGNATURE MUST BE MEDALLION GUARANTEED BY AN ELIGIBLE FINANCIAL INSTITUTION IN THE SPACE BELOW.

Note: A notarization by a notary public is not acceptable

Appendix A

Wire Instructions

(Complete only if you checked the box on Page 2 to have cash consideration sent by wire transfer)

Date:

To: Wells Fargo Shareowner Services

Please wire the entitled funds as follows:

Bank name:

Bank ABA or BIC or SWIFT Code:

For credit to account name at Bank:

For credit to account number at Bank:

For further credit to account (if applicable):

For international wires be sure to include the International Routing Code (IRC) and International Bank Account Number (IBAN) for countries that require it. For international wires to Mexican banks be sure to include the CLABE account number in the beneficiary instructions to ensure correct payment. For international wires to India include the Indian Financial System Code (IFSC) and payment purpose. For wires going to Canada include the beneficiary’s physical address (not a PO Box) within the wire instructions. Sending International wires without the required information can cause the wire to be delayed, returned or assessed additional fees.

(Signature)	(Print name & capacity, if applicable)

(Signature)	(Print name & capacity, if applicable)

This wire form is optional and a wire handling fee of $50.00 will be deducted from your proceeds. If you do not wish to receive your merger proceeds by wire, this form should not be completed and a check will be sent by first class mail to the address on your account.

If you execute the wire form and the information is incomplete, illegible or otherwise deficient, a check will be mailed for your proceeds. This form must be accompanied by a validly executed Letter of Transmittal.

All shareholders registered on the account must sign.

The signature(s) must correspond in every particular, without alteration, with the name(s) as printed on your certificate(s) or registered on the book entry account. If acting in a special capacity (Executor, Administrator, Custodian, etc.), the capacity must be indicated.

Signature Guarantee: If the your merger proceeds are being credited to a bank account name other than how the shares are currently registered, your Signature(s) must be medallion guaranteed by an eligible guarantor institution (e.g., Commercial Bank, Trust Company, Securities Broker/Dealer, Credit Union or Savings Association) participating in a Medallion program approved by the Securities Transfer Association Inc. The Medallion Guarantee Stamp used must cover the value of the transaction.

X level medallion stamp covers up to $2 Million

Y level medallion stamp covers up to $5 Million

Z level medallion stamp covers above $5 Million

NOTE: A notarization by notary public is not acceptable.

Place Medallion Signature Guarantee in space above
Do not date the guarantee.

IMPORTANT TAX INFORMATION

Under U.S. federal income tax law, a holder whose shares of Stock are surrendered herewith is required to provide such stockholder’s current Taxpayer Identification Number (“TIN”). If such holder is an entity, the TIN is its employer identification number. If such holder is an individual, the TIN is his or her social security number. If the holder does not provide the correct TIN, the holder may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, reportable payments that are made to such holder may be subject to U.S. federal income tax backup withholding. If withholding results in an overpayment of taxes, a refund from the Internal Revenue Service may be obtained. To prevent backup withholding on any cash payment made to a holder with respect to shares of Stock surrendered in connection with the Merger Agreement, the holder is required to notify Paying Agent of his or her correct TIN by completing the Substitute Form W-9 below and certifying that the TIN provided on Substitute Form W-9 is correct. The box in Part IV of the Substitute Form W-9 may be checked if the payee has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part IV is checked, the stockholder or other payee must also complete the Certificate of Awaiting Taxpayer Identification Number below in order to avoid backup withholding. Notwithstanding that the box in Part IV is checked and the Certificate of Awaiting Taxpayer Identification Number is completed, Paying Agent will withhold required amounts from all payments made prior to the time a properly certified TIN is provided to Paying Agent.

Certain holders (including, among others, all corporations, limited partnerships and certain foreign holders) are not subject to these backup withholding and reporting requirements. To prevent possible erroneous backup withholding, an exempt payee must enter its correct TIN in Part I in the Substitute Form W-9, write “Exempt” in Part III of such form, and sign and date the Form W-9. In order for a foreign holder to be exempt, that holder must submit an Internal Revenue Service Form W-8BEN, or other applicable Form W-8, signed under penalties of perjury, attesting to that individual’s exempt status. See the enclosed Guidelines for Certification of Taxpayer Identification Number or Substitute Form W-9 for additional instructions.

What to Give Acquiror

United States Holders. A United States holder of Stock is required to give Paying Agent the TIN of the record owner of the shares of Stock being surrendered for payment in connection with the Merger Agreement.

Non-United States Holders. A non-United States holder of Stock is required to represent to Acquiror that it is not a United States Person (as such term is defined in Section 7701(a)(3) of the Internal Revenue Code of 1986, as amended) and provide its name and address on a properly executed Internal Revenue Service Form W-8BEN, or other applicable Form W-8.

SUBSTITUTE FORM W-9

NON–U.S. PERSONS SHALL COMPLETE THE APPLICABLE IRS FORM W–8. THIS FORM MUST BE COMPLETED BY ALL U.S. HOLDERS SURRENDERING SHARES FOR PAYMENT. FAILURE TO COMPLETE AND RETURN THIS FORM (OR FOR NON–U.S. HOLDERS, THE APPLICABLE IRS FORM W–8) MAY RESULT IN BACKUP WITHHOLDING ON ANY PAYMENTS MADE TO YOU PURSUANT TO THE MERGER. PLEASE REVIEW ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W–9 FOR ADDITIONAL DETAILS.

PAYER’S NAME:

SUBSTITUTE	Part I Taxpayer Identification No.—For All Accounts
FORM W–9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification No.

Enter your taxpayer identification number in the appropriate box. For most individuals and sole proprietors, this is your social security number. For other entities, it is your employer identification number. If awaiting a TIN, write “Applied For” in the space at the right and complete the Certificate of Awaiting Taxpayer Identification Number below. If you do not have a number, see “How to Obtain a TIN” in the enclosed Guidelines

Note: If the account is in more than one name, see the chart in the enclosed Guidelines to determine what number to enter.

	_____________________ Social Security Number OR _____________________ Employer Identification Number	Part II—.For Payees Exempt From Backup With-holding, see enclosed Guidelines.

Check appropriate box:

☐  Individual/Sole Proprietor    ☐  C Corporation    ☐  S Corporation    ☐  Partnership    ☐  Trust/estate    ☐  Limited liability company.

Enter tax classification (D = disregarded entity, C = corporation, P = partnership) V                         ☐  Other (specify)

☐  Exempt from Backup Withholding

Part III Certification—Under penalties of perjury, I certify that:

(1)	The number shown on this form is my correct taxpayer identification number or I am waiting for a number to be issued to me;

(2)	I am not subject to backup withholding either because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

(3)	I am a U.S. person (including a U.S. resident alien).

Certification Instructions—You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The IRS does not require your consent to any provision of the Merger or this Letter of Transmittal, other than the certifications required to avoid backup withholding.

SIGNATURE                                          DATE                     , 2011

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE

“APPLIED FOR” IN PART I OF THIS SUBSTITUTE FORM W–9

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a Taxpayer Identification Number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that, notwithstanding the information I provided in Part III of the Substitute Form W–9 (and the fact that I have completed this Certificate of Awaiting Taxpayer Identification Number), 28% of all payments made to me pursuant to the Merger shall be retained until I provide a Taxpayer Identification Number to the Payor and that, if I do not provide my Taxpayer Identification Number within sixty (60) days, such retained amounts shall be remitted to the IRS as backup withholding.

Signature                                          Date                     , 2011

GENERAL INSTRUCTIONS

1. Letter of Transmittal. This Letter of Transmittal must be properly completed, duly executed with an original signature, dated, and delivered or mailed to Paying Agent at the address set forth on the first page of this Letter of Transmittal together with (a) the Stock certificate(s) you are surrendering in order to exchange shares of Stock for cash and Acquiror Shares, as applicable (the payment of such cash and delivery of such Acquiror Shares is sometimes referred to herein as the “Payment”) and (b) any other required documents.

The method of delivering Stock certificate(s) is at the option and the risk of the holder. Stock may be surrendered in person or by mail. IF SENT BY MAIL, REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, IS RECOMMENDED.

UNTIL A HOLDER HAS SURRENDERED HIS, HER OR ITS STOCK CERTIFICATE(S), OR A SATISFACTORY INDEMNITY AND OTHER DOCUMENTATION, IN EACH CASE REASONABLY REQUESTED BY ACQUIROR, RELATING TO THE LOSS OF STOCK CERTIFICATE(S) TO THE PAYING AGENT, HE, SHE OR IT WILL NOT RECEIVE THE PAYMENT AND NO INTEREST WILL BE PAYABLE WITH RESPECT TO THE PAYMENT ON SURRENDER OF STOCK.

You should complete one Letter of Transmittal listing all Stock registered in the same name. If any shares of Stock are registered in different ways on several certificates, you will need to complete, sign, and submit as many separate Letters of Transmittal as there are different registrations of certificates.

2. Signatures. The signature (or signatures, in the case of certificates owned by two or more joint holders) on this Letter of Transmittal should correspond exactly with the name(s) as written on the face of Stock certificate(s) surrendered unless the shares described on this Letter of Transmittal have been assigned by the registered holder or holders thereof, in which event this Letter of Transmittal should be signed in exactly the same form as the name(s) of the last transferee(s) indicated on the transfers attached to or endorsed on the certificate(s). If the “Special Issuance Instructions” box is completed, then the signature(s) on this Letter of Transmittal must be guaranteed by an eligible guarantor institution (bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended, and the person surrendering such certificate(s) must remit to Acquiror the amount of any transfer or other taxes payable by reason of the issuance to a person other than the registered holder(s) of the certificate(s) surrendered, or establish to the reasonable satisfaction of Acquiror that such tax has been paid or is not applicable.

If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or other person acting in a fiduciary or representative capacity, the person signing must give his or her full title in such capacity and enclose appropriate evidence of his or her authority to so act. If additional documents are required by Acquiror, you will be promptly advised by letter.

3. Lost, Stolen or Destroyed Stock Certificates. In the event that any holder is unable to deliver to Paying Agent the Stock certificate(s) representing his, her or its shares of Stock due to the loss or destruction of such certificate(s), such fact should be indicated on the face of this Letter of Transmittal. You will be contacted promptly if a fee and/or additional documentation is required to replace lost, stolen or destroyed stock certificates. Surrenders hereunder regarding such lost certificate(s) will be processed only after such documentation has been submitted to and approved by Acquiror/Paying Agent.

4. Inquiries. All questions regarding appropriate procedures for surrendering shares of Stock should be directed to Paying Agent at the mailing address or telephone number set forth on the front page.

5. Additional Copies. Additional copies of this Letter of Transmittal may be obtained from Paying Agent at the mailing address set forth on the front page.

6. Internal Revenue Service Forms. Under U.S. federal income tax law, each United States holder surrendering shares of Stock for Payment is required to provide Acquiror with a correct Taxpayer Identification Number on Substitute Form W-9, and to indicate whether the holder is subject to backup withholding. Additionally, each non-United States holder is required to provide Acquiror properly executed Internal Revenue Service Form W-8BEN or other applicable Form W-8. Please see “IMPORTANT TAX INFORMATION” above.

7. Miscellaneous. Any and all Letters of Transmittal or facsimiles (including any other required documents) not in proper form are subject to rejection.

GUIDELINES FOR REQUEST FOR TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

General Instructions. All section references are to the Internal Revenue Code unless otherwise stated.

U.S. person. Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN to the person requesting it (the requester) and to:

1.	Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2.	Certify that you are not subject to backup withholding, or

3.	Claim exemption from backup withholding if you are a U.S. exempt payee.

For federal tax purposes you are considered a U.S. person if you are:

1.	An individual who is a citizen or resident of the United States,

2.	A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States, or

3.	Any estate (other than a foreign estate) or domestic trust. See Regulations sections 301.7701-6(a) and 7(a) for additional information.

Partners and partnerships must consult their own tax advisors regarding the application of these rules to them.

Foreign person. If you are a foreign person, do not use Substitute Form W-9. Instead, use the appropriate Form W-8 (see Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a “saving clause.” Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the recipient has otherwise become a U.S. resident alien for tax purposes. If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Substitute Form W-9 that specifies the following five items:

1.	The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2.	The treaty article addressing the income.

3.	The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4.	The type and amount of income that qualifies for the exemption from tax.

5.	Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Substitute Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity not subject to backup withholding, give the requester the appropriate completed Form W-8.

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS 28% of such payments. This is called “backup withholding.” Payments that may be subject to backup withholding include interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

1.	You do not furnish your TIN to the requester, or

2.	You do not certify your TIN when required (see the Part II instructions below for details), or

3.	The IRS tells the requester that you furnished an incorrect TIN, or

4.	The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or

5.	You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only). Certain payees and payments are exempt from backup withholding. See the instructions below and the separate Instructions for the Requester of Form W-9.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account, for example, if the grantor of a grantor trust dies.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Name

If you are an individual, you must generally enter the name shown on your income tax return. However, if you have changed your last name, for instance, due to marriage without informing the Social Security Administration of the name change, enter your first name, the last name shown on your social security card, and your new last name. If the account is in joint names, list first, and then circle, the name of the person or entity whose number you entered in Part I of the form.

Sole proprietor. Enter your individual name as shown on your income tax return on the “Name” line. You may enter your business, trade, or “doing business as (DBA)” name on the “Business name” line.

Partnership, C Corporation, or S Corporation. Enter the entity’s name on the “Name” line and any business, trade, or “doing business as (DBA) name” on the “Business name/disregarded entity name” line.

Disregarded entity. If the person identified on the “Name” line is an LLC, check the “Limited liability company” box only and enter the appropriate code for the tax classification in the space provided. If you are an LLC that is treated as a partnership for federal tax purposes, enter “P” for partnership. If you are an LLC that has filed a Form 8832 or a Form 2553 to be taxed as a corporation, enter “C” for C corporation or “S” for S corporation. If you are an LLC that is disregarded as an entity separate from its owner under Regulation section 301.7701-3 (except for employment and excise tax), do not check the LLC box unless the owner of the LLC (required to be identified on the “Name” line) is another LLC that is not disregarded for federal tax purposes. If the LLC is disregarded as an entity separate from its owner, enter the appropriate tax classification of the owner identified on the “Name” line.

Note. Check the appropriate box for the federal tax classification of the person whose name is entered on the “Name” line (Individual/sole proprietor, Partnership, C Corporation, S Corporation, Trust/estate).

Other entities. Enter your business name as shown on required Federal tax documents on the “Name” line. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on the “Business name” line.

Note: Check the appropriate box for your status (individual/sole proprietor, corporation, etc.).

Exempt From Backup Withholding

If you are exempt, enter your name as described above and check the appropriate box for your status, then check the “Exempt” box under the taxpayer identification number and sign and date the form.

Generally, individuals (including sole proprietors) are not exempt from backup withholding. Corporations are exempt from backup withholding for certain payments, such as interest and dividends.

Note: If you are exempt from backup withholding, you should still complete this form to avoid possible erroneous backup withholding.

Exempt payees. Backup withholding is not required on any payments made to the following payees:

1.	An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2),

2.	The United States or any of its agencies or instrumentalities,

3.	A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities,

4.	A foreign government or any of its political subdivisions, agencies, or instrumentalities, or

5.	An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

6.	A corporation,

7.	A foreign central bank of issue,

8.	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States,

9.	A futures commission merchant registered with the Commodity Futures Trading Commission,

10.	A real estate investment trust,

11.	An entity registered at all times during the tax year under the Investment Company Act of 1940,

12.	A common trust fund operated by a bank under section 584(a),

13.	A financial institution,

14.	A middleman known in the investment community as a nominee or custodian, or

15.	A trust exempt from tax under section 664 or described in section 4947.

The chart below shows types of payments that may be exempt from backup withholding. The chart applies to the exempt recipients listed above, 1 through 15.

IF the payment is for . . .	THEN the payment is exempt for . . .
Interest and dividend payments	All exempt recipients except for 9

Broker transactions	Exempt recipients 1 through 5 and 7 through 13. Also, C corporations.

Barter exchange transactions and patronage dividends	Exempt recipients 1 through 5

Payments over $600 required to be reported and direct sales over $5,000 (1)	Generally, exempt recipients 1 through 7 (2)

(1)	See Form 1099-MISC, Miscellaneous Income, and its instructions.
(2)	However, the following payments made to a corporation (including gross proceeds paid to an attorney under section 6045(f), even if the attorney is a corporation) and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys’ fees; and payments for services paid by a Federal executive agency.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see How to get a TIN below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN. However, the IRS prefers that you use your SSN.

If you are a single-owner LLC that is disregarded as an entity separate from its owner, enter your SSN (or EIN, if the owner has one). If the LLC is a corporation, partnership, etc., enter the entity’s EIN.

Note. See the chart below for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at www.socialsecurity.gov/online/ss-5.pdf. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses/ and clicking on Employer Identification Numbers (EIN) under Starting a Business. You can get Forms W-7 and SS-4 from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676). If you are asked to complete Substitute Form W-9 but do not have a TIN, fill out the box entitled “CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER.” For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note. Entering “Applied For” means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: A disregarded domestic entity that has a foreign owner must use the appropriate Form W-8.

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Substitute Form W-9.

For a joint account, only the person whose TIN is shown in Part I should sign (when required). Exempt recipients, see Exempt From Backup Withholding above.

Signature requirements. Complete the certification as indicated in 1 through 4 below.

1.	Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

2.	Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

3.	Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. “Other payments” include payments made in the course of the requester’s trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

4.	Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester

For this type of account:	Give name and SSN of:
1. Individual	The individual

2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)

3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)

4. a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee (1)

b. So-called trust account that is not a legal or valid trust under state law	The actual owner (1)

5. Sole proprietorship or single-owner LLC	The owner (3)

Grantor trust filing under Optional Form Filing Method

1 (see Regulation section 1.671-4(b)(2)(i)(A))	The grantor

For this type of account:	Give name and EIN of:
6. Sole proprietorship or single-owner LLC	The owner (3)

7. A valid trust, estate, or pension trust	Legal entity (4)

8. Corporate or LLC electing corporate status on Form 8832	The corporation

9. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization

10. Partnership or multi-member LLC	The partnership

11. A broker or registered nominee	The broker or nominee

12. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulations section 1.671-4(b)(2)(i)(B))	The trust

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s SSN.
(3)	You must show your individual name and you may also enter your business or “DBA” name on the second name line. You may use either your SSN or EIN (if you have one). If you are a sole proprietor, IRS encourages you to use your SSN.
(4)	List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note. If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.

EXHIBIT F

Form of FIRPTA Documentation

Impulse Monitoring, Inc.

10420 Little Patuxent Pkwy, Suite 250

Columbia, Maryland 21044

October __, 2011

VIA CERTIFIED MAIL,

RETURN RECEIPT REQUESTED

Internal Revenue Service

Director, Philadelphia Service Center

P.O. Box 21086

Drop Point 8731

FIRPTA Unit

Philadelphia, PA 19114-0586

Re:	Notice of Non Real Property Holding Corporation Status

Under Treasury Regulations Section 1.897-2(h)(2) and 1.1445-2(c)(3)

Dear Sir/Madam:

At the request of NuVasive, Inc., a Delaware corporation (“Purchaser”), in connection with the acquisition of shares of Impulse Monitoring, Inc., a Delaware corporation (the “Company”), the Company hereby provides notice to the Internal Revenue Service as follows:

(i)	This notice is provided pursuant to Treasury Regulations Sections 1.897-2(h)(2) and 1.1445-2(c)(3);

(ii)	The name, address and identifying number of the Company are:

Name:         Impulse Monitoring, Inc.

10420 Little Patuxent Pkwy, Suite 250

Columbia, Maryland 21044

Taxpayer Identification No.: 13-4227696

(iii)	The attached statement was not requested by a foreign interest holder. It was voluntarily provided by the Company in response to a request from Purchaser in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). The following information relates to Purchaser which requested this statement:

Name:         NuVasive, Inc.

7475 Lusk Boulevard

San Diego, CA 92121

Taxpayer Identification No.: 33-0768598

FIRPTA Unit

October     , 2011

Page Two

(iv)	The Company is not a United States real property holding corporation and, accordingly, the interests in question (capital stock of the Company) are not U.S. real property interests within the meaning of Section 897(c) of the Internal Revenue Code of 1986, as amended.

(v)	Pursuant to Treasury Regulations Sections 1.897-2(h)(2) and 1.1445-2(c)(3), a statement from an officer of the Company is enclosed herein.

Sincerely,

Impulse Monitoring, Inc.

By:
Name:
Title:

FIRPTA NOTICE

October [    ], 2011

This notice (this “Notice”) is provided in connection with Section 7.2(o) of the Agreement and Plan of Merger dated as of September [_], 2011, by and among NuVasive, Inc. (“NuVasive”) and Impulse Monitoring, Inc., a Delaware corporation (the “Company”), which provides for the sale of shares of the Company’s capital stock to NuVasive, in accordance with the terms and conditions set forth therein.

Pursuant to Sections 897 and 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), and Sections 1.897-2(h)(2) and 1.1445-2(c)(3) of the Treasury Regulations promulgated under the Code, the Company hereby certifies as follows:

•	the Company’s principal office address is 10420 Little Patuxent Pkwy, Suite 250, Columbia, Maryland 21044;

•	the Company’s U.S. Taxpayer Identification Number is 13-4227696; and

•

as of the date hereof, the Company is not a United States real property holding corporation (a “USRPHC”) within the meaning of Section 897(c)(2) of the Code (and the Company was not a USRPHC at any time during the last five years).

The Company authorizes the delivery of this Notice to the Internal Revenue Service.

Under penalties of perjury, the undersigned declares that it has examined the certifications set forth above and verifies that such certifications are correct to its knowledge and belief. The undersigned further declares that it has the authority to execute this Notice on behalf of the Company.

IN WITNESS WHEREOF, the undersigned has hereunto signed its name as of the date written above.

IMPULSE MONITORING, INC.

By:
Name:
Title:

Impulse Monitoring, Inc.

10420 Little Patuxent Pkwy, Suite 250

Columbia, Maryland 21044

October [    ], 2011

Under penalties of perjury, the undersigned declares that it has examined the FIRPTA certification dated October [    ], 2011 set forth herein and being provided to the Internal Revenue Service, and verifies that it is correct to its knowledge and belief.

IN WITNESS WHEREOF, the undersigned has hereunto signed its name as of the date written above.

Sincerely,

IMPULSE MONITORING, INC.

By:
Name:
Title: